Exhibit 3

EXECUTION VERSION

CONFIDENTIAL

BACKSTOP COMMITMENT AGREEMENT

among

GARRETT MOTION INC.

and

THE BACKSTOP PARTIES HERETO

Dated as of December 20, 2020

This proposed Agreement is an offer, and does not constitute a legally binding or enforceable agreement of any type or nature on the Parties until duly authorized, countersigned and delivered by the Company to the Backstop Parties and upon entry of an order of the Bankruptcy Court approving the Transaction. This offer will automatically expire with no further force or effect if the Backstop Parties are not the winning bidder or the alternate bidder (as defined in the Bidding Procedures Order) at the Auction.

ANNEXES, SCHEDULES AND EXHIBITS
ANNEXES
Annex A	--	Debtors
Annex B	--	Backstop Parties
Annex C	--	Restructuring Term Sheet
Annex D	-- Rights Offering Term Sheet
Annex E	-- Registration Rights Term Sheet
Annex F	--	Governance Term Sheet

SCHEDULES

Company Disclosure Schedule

BACKSTOP COMMITMENT AGREEMENT

BACKSTOP COMMITMENT AGREEMENT (this "Agreement"), dated as of December 20, 2020 (the "Execution Date"), among (a) Garrett Motion Inc., a Delaware corporation (the "Company"), as debtor in possession, for and on behalf of itself and certain of its Subsidiaries set forth on Annex A hereto (collectively, the "Debtors"), and (b) (i) Owl Creek Asset Management, L.P., (ii) Warlander Asset Management, L.P., (iii) Jefferies LLC, (iv) Bardin Hill Opportunistic Credit Master Fund LP, (v) Marathon Asset Management L.P., and (vi) Cetus Capital VI, L.P. (each referred to herein, individually, as a "Backstop Party" and, collectively, as the "Backstop Parties"). The Company, on the one hand, and the Backstop Parties collectively, on the other hand, are each referred to herein, individually, as a "Party" and, collectively, as the "Parties".

RECITALS

A.The Company is engaged in the business of researching, developing, designing, engineering, and manufacturing certain automotive products, including turbochargers, electric-boosting and connected vehicle technologies, for sale and distribution to original equipment manufacturers and the aftermarket (together with all other activities of the Company, the "Business").

B.The Debtors filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the "Bankruptcy Code"), in the United States Bankruptcy Court for the Southern District of New York (the

"Bankruptcy Court"), jointly administered as In re Garrett Motion Inc., et al., Case No. 20-12212 (MEW) (collectively, the "Bankruptcy Cases").

C.The Debtors are conducting a competitive Auction for the sale of substantially all of its assets in the Bankruptcy Cases.

D.On the terms and subject to the conditions and limitations set forth herein, the Company and the Requisite Backstop Parties, as defined below, have agreed to pursue confirmation of a chapter 11 plan in the Bankruptcy Cases (the "Plan") on the terms consistent with the term sheet attached hereto as Annex C (as modified as permitted hereby, the "Restructuring Term Sheet") and otherwise developed by the

Company and the Requisite Backstop Parties.

E.The Plan provides that, on the Effective Date, as defined below, the issued and outstanding capital stock of the Company shall consist of (a) shares of common stock of the Company (the "Common Stock"), (b) shares of series A preferred stock of the Company having the terms set forth in the Series A Certificate of Designation (the "Series A Preferred Stock"), and (c) if issued pursuant to the Plan, shares of series B preferred stock having the terms set forth in the Series B Certificate of Designation

(the "Series B Preferred Stock").

F.On the terms and subject to the conditions set forth herein and the entry of the Disclosure Statement Order, the Company shall commence a rights offering with respect to the Offered Shares, as defined below, on the terms and procedures set forth in Annex D hereto (the "Rights Offering").

G.On the terms and subject to the conditions and limitations set forth herein and the entry of the Confirmation Order, (a) the Backstop Parties have agreed to subscribe for and purchase from the Company, on a several and not joint basis at the Closing, based on the subscription percentages set forth in Annex B hereto (each Backstop Party's "Subscription Percentage", and collectively, the "Subscription Percentages"), the Subscribed Shares for an aggregate purchase price of $140,000,000 (the

"Subscription Purchase Price"), and (b) at the option of the Company, the Backstop

Parties shall be required to purchase from the Company, on a several and not joint basis, at the Closing, based on the on the backstop percentages set forth in Annex B hereto (each Backstop Party's "Backstop Percentage", and collectively, the "Backstop Percentages"), the Offered Shares that are not purchased pursuant to the

Rights Offering (the "Backstop Shares", and together with the Subscribed Shares, the "Purchased Shares"), for an aggregate purchase price equal to $560,000,000, less the aggregate purchase price of the Offered Shares that are purchased as part of the Rights Offering (the "Backstop Purchase Price").

H.In consideration for each Backstop Party's Backstop Commitment, the Company has agreed that, subject to the entry of the Confirmation Order and the terms, conditions and limitations set forth herein, the Company shall issue to the Backstop Parties, at the Closing, such number of shares of Series A Preferred Stock equal to $35,000,000

(the "Aggregate Commitment Premium") divided by the Offering Price (the

"Premium Shares" and, together with the Purchased Shares, the "Acquired Shares").

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions. For purposes of this Agreement, the following terms when used herein with initial capital letters, will have the respective meanings set forth below:

Definitions

"Acquired Shares" has the meaning set forth in the Preamble.

"Adjusted Commitment Percentage" means, with respect to any Non- Defaulting Backstop Party at any time, a fraction, expressed as a percentage, the numerator of which is the then-current Commitment Percentage of such Non-Defaulting Backstop Party and the denominator of which is the aggregate Commitment Percentages of all Non-Defaulting Backstop Parties.

"Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Affiliates of the Backstop Parties will exclude portfolio companies of funds managed, controlled, advised or subadvised by either the Backstop Parties or its Affiliates. For the avoidance of doubt, neither the Joint Ventures nor their Subsidiaries shall be considered "Affiliates" of the Company or any of its Subsidiaries.

"Agreement" has the meaning set forth in the Preamble.

"Aggregate Commitment Premium" has the meaning set forth in the Recitals.

"Alternative Financing" means an alternative Debt Financing with alternative Debt Financing Sources than those party to the Debt Commitment Letter, on terms that are, taken as a whole, not materially more adverse to the Company than the terms of the Debt Commitment Letter (including after giving effect to the market flex provisions) or that are otherwise reasonably acceptable to the Company and the Requisite Backstop Parties.

"Alternative Financing Commitment Letter" means a debt commitment letter with the Debtors relating to an Alternative Financing.

"Alternative Transaction" means any sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, share exchange, business combination or similar transaction involving the Company or the debt, equity, or other interests in the Company that in each case is (a) an alternative to this Agreement, or (b) an alternative to one or more of the Restructuring Transactions that is inconsistent with this Agreement.

"Anti-Corruption Law" means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act 2010, or any other applicable Law related to bribery or corruption.

"Antitrust Laws" means the HSR Act and any other applicable antitrust, competition or merger control Laws.

"Applicable Group" means any affiliated, consolidated, combined, unitary or similar group, the common parent of which is Honeywell, the Company or any of its Subsidiaries.

"Applicable Tax Returns" means Tax Returns that are required to be filed on or before the Closing.

"Auction" means the auction, if any, conducted pursuant to the Bidding Procedures Order.

"Audited Balance Sheet Date" means the date of the Most Recent Audited

Balance Sheet.

"Backstop Commitment" has the meaning set forth in Section 2.2. "Backstop Party" has the meaning set forth in the Preamble.

"Backstop Party Related Parties" means the Backstop Parties or any of their respective Affiliates or Related Funds, and any of their respective former, current and future direct or indirect equity holders, controlling Persons, stockholders, agent, members, managers, general or limited partners, assignees or representatives.

"Backstop Party Shares" means the respective portion of the Acquired Shares acquired by each Backstop Party pursuant to this Agreement.

"Backstop Percentage" has the meaning set forth in the Recitals.

"Backstop Purchase Price" has the meaning set forth in the Recitals. "Backstop Shares" has the meaning set forth in the Recitals. "Bankruptcy Cases" has the meaning set forth in the Recitals. "Bankruptcy Code" has the meaning set forth in the Recitals. "Bankruptcy Court" has the meaning set forth in the Recitals.

"Base Compensation Threshold" means, for current Employees, in the case of any Employee located outside of Switzerland, base compensation of less than two hundred fifty thousand Dollars ($250,000) and, with respect to any Employee located in Switzerland, base compensation of less than three hundred thousand Dollars ($300,000).

"Benefit Plans" means all benefit and compensation plans, contracts, policies or arrangements, including any trust instruments and insurance contracts forming a part thereof, any "employee benefit plans" within the meaning of Section 3(3) of ERISA, any deferred compensation, stock option, stock purchase, stock appreciation rights, stock- or equity-based incentive, bonus, workers' compensation, post-employment or retirement benefits, disability, health and welfare, profit sharing, vacation and severance plans and all Labor Contracts, employment, severance, retention, transaction bonus, and change in control agreements, arrangements, programs and policies, and all amendments thereto, in each case whether or not written (x) which are sponsored or maintained by, administered, contributed to or required to be contributed to, by the Company or, any of its Subsidiaries or any of their Affiliates for the current or future benefit of any current or former Employee, or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability, in each case, excluding any Non-U.S. Benefit Plans sponsored or administered by a Government Entity and employment contracts as required by the Laws of any applicable local jurisdiction outside of the United States.

"Bidding Procedures Order" means the Order (A) Authorizing And Approving Bid Procedures, (B) Authorizing And Approving The Stalking Horse Bid Protections, (C) Scheduling A Sale Hearing, (D) Approving Notice Procedures And (E) Granting Related Relief, entered on October 24, 2020 in the Bankruptcy Cases (Docket No. 282), with any changes or amendment thereto, or subsequent order to be entered by the Bankruptcy Court governing the bidding procedures for the Auction, reasonably acceptable to the Requisite Backstop Parties.

"Board of Directors" means, with respect to any Debtor, the board of directors or similar governing body of such Debtor.

"BSA" means the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as

amended.

"BSA/PATRIOT Act" means the BSA, as amended by the Patriot Act and its implementing regulations.

"Business" has the meaning set forth in the Recitals.

"Business Day" means any day other than a Saturday, a Sunday or a day on which banks in New York City or Rolle, Switzerland are authorized or obligated by Law or executive order to close.

"Business Products" means all products designed, marketed, sold, distributed or delivered by or on behalf of the Business since the Spin-Off Date.

"Certificates of Designation" means the Series A Certificate of Designation and (if Series B Preferred Stock is issued pursuant to the terms of the Plan) the Series B Preferred Certificate of Designation.

"Chosen Courts" has the meaning set forth in Section 10.8.

"Closing" means the consummation on the Effective Date of the Transaction pursuant to the terms of this Agreement, including the release of funds from the Escrow Account and the issuance of the Acquired Shares to the Non-Defaulting Backstop Parties.

"Code" means the Internal Revenue Code of 1986, as amended.

"Commitment Order" means each of the First Commitment Order or the Second Commitment Order, or collectively, the "Commitment Orders".

"Commitment Percentage" means, with respect to each Backstop Party, a percentage equal to: (i)(A) such Backstop Party's portion of the Subscription Purchase Price,

plus (B) such Backstop Party's portion of the Backstop Purchase Price, divided by (ii) seven hundred million Dollars ($700,000,000), which percentages are set forth in Annex B hereto.

"Commitment Premium" means, with respect to each Backstop Party, an amount equal to the Aggregate Commitment Premium, multiplied by such Backstop Party's Commitment Percentage.

"Commitment Premium Transfer" has the meaning set forth in Section 8.3(b).

"Common Stock" has the meaning set forth in the Recitals.

"Company" has the meaning set forth in the Preamble.

"Company Assets" means (a) all Equity Securities in or held by the Company or its Subsidiaries, and (b) any properties, assets, rights, privileges and interests of the Company or its Subsidiaries of every kind and description, wherever located, whether real, personal or mixed, tangible, or intangible.

"Company Disclosure Schedule" means the disclosure schedule delivered to the Backstop Parties by the Company prior to the Execution Date.

"Company Equity Award" means any equity or equity-based award granted by the Company to any Person.

"Company Financial Advisors" means Morgan Stanley & Co. LLC and Perella Weinberg Partners L.P.

"Company Fundamental Representations" means the representations and warranties made by the Company in Section 3.1(a), Section 3.2, Section 3.3, Section 3.5(i), Section 3.6 and Section 3.25.

"Company Intellectual Property" means all the Intellectual Property that is owned, or purported to be owned, by the Company or any of its Affiliates.

"Company IT Assets" means all the IT Assets that are owned, or purported to be owned, by the Company or any of its Affiliates.

"Confidentiality Agreements" means the (i) that certain Confidentiality Agreement, dated November 24, 2020, by and between Jefferies LLC and the Company; (ii) that certain Confidentiality Agreement, dated November 24, 2020, by and between Owl Creek Asset Management, L.P. and the Company and (iii) that certain Confidentiality Agreement, dated November 24, 2020, by and between Warlander Asset Management LP and the Company.

"Confirmation Hearing" means the hearing of the Bankruptcy Court regarding the confirmation of the Plan in accordance with section 1129 of the Bankruptcy Code, approving the sale of the Offered Shares pursuant to section 363 of the Bankruptcy Code, and authorizing the consummation of each of the transactions contemplated in this Agreement and in the Plan.

"Confirmation Order" means the Order confirming the Plan in accordance with section 1129 of the Bankruptcy Code, approving the sale of the Offered Shares pursuant to section 363 of the Bankruptcy Code, and authorizing the consummation of each of the transactions contemplated in this Agreement and in the Plan.

"Contract" means any written or oral contract, agreement, lease, sublease, bond, debenture, note, mortgage, indenture, guarantee, instrument, obligation, purchase or sale order, arrangement, commitment or license, including any amendments thereto, but excluding (i) any Benefit Plan and (ii) any Labor Contract.

"Controlled Group Liability" means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA and (3) under Sections 412 and 4971 of the Code.

"COVID-19 Measures" means any quarantine, shelter in place, stay at home, workforce reduction, social distancing, shut down, closure, sequester or similar restrictions imposed by any Law in connection with or in response to COVID-19.

"Debt Commitment Fees" means all commitment and other fees under or arising pursuant to the Debt Commitment Letter.

"Debt Commitment Letter" means a commitment letter and fee letter associated with the Debt Financing (including all attached exhibits, schedules, annexes, and term sheets thereto as of the Execution Date, and as amended, supplemented or otherwise modified from time to time after the Execution Date in compliance with Section 6.5).

"Debt Financing" means a debt financing issued to the Debtors in an aggregate principal amount (excluding, for the avoidance of doubt, any commitments under revolving credit facilities) equal to one billion two hundred million Dollars ($1,200,000,000).

"Debt Financing Sources" means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, including the parties to the Debt Commitment Letters (including any Alternative Financing Commitment Letters) and any joinder agreements or credit agreements (or similar definitive financing documents) relating thereto in each case in their capacity as providers of debt financing at the Closing.

"Debt Financing Sources Related Parties" means the Debt Financing Sources, the respective Affiliates of each of the foregoing and the respective officers, directors, employees, controlling Persons, agents, advisors and the other Representatives and successors of each of the foregoing.

"Debtor-in-Possession Facility" means the Senior Secured Super-Priority Debtor-in-Possession Credit Agreement, by and among the Company, Citibank, N.A., as administrative agent, and the lenders party thereto, contemplated by the RSA.

"Debtor Related Parties" means the Debtors or any of their Affiliates and any of their former, current and future direct or indirect equity holders, controlling Persons, stockholders, agent, members, managers, general or limited partners, assignees or representatives.

"Debtors" has the meaning set forth in the Preamble.

"Defaulted Commitment" has the meaning set forth in Section 2.6(a).

"Defaulting Backstop Party" means any Backstop Party that fails to timely fund its Funding Amount within two (2) Business Days after written notice of its failure to fund the Funding Amount by the Funding Deadline or to fully exercise all Subscription Rights in accordance with the Rights Offering Procedures.

"Director" means a director or manager of the Company or any Subsidiary of the

Company.

"Disclosure Date" means September 20, 2020.

"Disclosure Statement" means the disclosure statement relating to the Plan in form and substance determined by the Debtors and reasonably acceptable to the Requisite Backstop Parties.

"Disclosure Statement Order" means an order entered by the Bankruptcy Court approving the Disclosure Statement and solicitation procedures in connection therewith that are consistent with the Milestones and in form and substance determined by the Debtors and reasonably acceptable to the Backstop Parties.

"Discounted Promissory Notes" means any unmatured promissory notes discounted by the Subsidiaries of the Company organized under the laws of the People's Republic of China.

"Effective Date" means the date on which the Closing actually occurs.

"Employees" means all employees of the Company and its Subsidiaries as of any relevant time, including full-time and part-time employees and those who are on an approved leave of absence.

"Encumbrance" means any lien, pledge, charge, claim, encumbrance, license, security interest, option, mortgage, easement, or other restriction or adverse claim of any kind.

"Enforceability Exceptions" means applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

"Environmental Law" means any Law (including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980) and any Governmental Authorization relating to (x) the protection of the environment or human health and safety (including air, surface water, groundwater, drinking water supply, and surface or subsurface land or structures), (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, release or disposal of, any Hazardous Substance or waste material or (z) noise, odor or electromagnetic emissions.

"Equity Securities" means (a) capital stock or other equity interests in a Person,

(b)preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, restricted stock, performance stock, phantom stock, redemption rights, rights of first refusal, repurchase rights, agreements, arrangements or commitments of any character under which the a Person is or may become obligated to issue, deliver, offer or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests or (c) any securities or obligations exercisable or exchangeable for or convertible into any shares of any of the foregoing, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

"ERISA" means the Employee Retirement Income Security Act of 1974, as

amended.

"ERISA Affiliate" means with respect to any entity all other entities (whether or not incorporated) that would be treated together with the first entity as a "single employer" within the meaning of Section 414 of the Code.

"Escrow Account" has the meaning set forth in the definition of Escrow

Agreement.

"Escrow Agreement" means an escrow agreement with an escrow agent or the rights offering agent in respect of the Rights Offering, in form and substance reasonably acceptable to each of the Company and the Requisite Backstop Parties, providing for the establishment of a segregated escrow account (the "Escrow Account") for the funding of the purchase price for the Offered Shares pursuant to the Rights Offering Procedures and the funding of the Funding Amount pursuant to this Agreement.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and including the rules and regulations thereunder.

"Execution Date" has the meaning set forth in the Preamble.

"Export Laws" means all applicable Laws relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import Laws and regulations administered by U.S. Customers and Border Protection).

"Existing Stockholders" has the meaning set forth in Annex D hereto.

"First Commitment Order" means an Order of the Bankruptcy Court approving

(a)the obligation of the Debtors to pay the Backstop Parties a portion of the Aggregate Commitment Premium, in an amount equal to twenty eight million Dollars ($28,000,000), (b) the obligation of the Debtors to pay the Backstop Parties a portion of the Professional Expenses, in an amount equal to ten million Dollars ($10,000,000), and (c) the obligation of Debtors to indemnify the Indemnified Persons pursuant to Article IX; provided, however, that if the Debtors determine to pursue an Alternative Financing, the amount set forth in clause (a) above shall be thirty five million Dollars ($35,000,000).

"First Funding Order" means an Order of the Bankruptcy Court approving (a) the obligation of the Debtors to pay a portion of Debt Commitment Fees in an amount equal to $7,000,000 pursuant to the Debt Commitment Letter, and (b) the obligation of Debtors to indemnify Persons pursuant to any indemnification obligations to be entered into in connection with the Debt Commitment Letter.

"Funding Amount" means the aggregate purchase price for the Purchased Shares (which shall be calculated based on the Offering Price).

"Funding Deadline" means the estimated deadline for delivery of the Funding Amount which shall be no earlier than eight (8) Business Days prior to the Effective Date.

"Government Entity" means any non-U.S. or U.S. federal, state or local government or subdivision thereof, or legislative, judicial, executive, administrative or regulatory body or other governmental or quasi-governmental entity with competent jurisdiction, including the Bankruptcy Court.

"Governmental Authorizations" means all licenses, permits, certificates and other authorizations and approvals issued by or obtained from a Government Entity or Self- Regulatory Organization.

"Hazardous Substance" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material, including any substance or material that is listed, defined, designated or classified as hazardous, toxic or otherwise harmful or words of similar import under applicable Laws or is otherwise regulated by a Government Entity, including petroleum products and byproducts, asbestos, asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, lead-containing products and mold.

"Honeywell" means Honeywell International Inc.

"Honeywell Agreements" means (1) the Indemnification and Reimbursement Agreement, by and among Honeywell ASASCO Inc., Honeywell ASASCO 2 Inc. and Honeywell, dated as of September 12, 2018, (2) unless the Backstop Parties notifies the Company to the contrary in writing not later than five (5) Business Days prior to the deadline for filing a plan supplement with respect to the Plan (or such later date as may be approved by the Bankruptcy Court), the Separation and Distribution Agreement, by and between Honeywell and the Company, dated as of September 27, 2018, (3) the Tax Matters Agreement, by and between Honeywell and the Company, dated as of September 12, 2018, (4) the Indemnification Guarantee Agreement, by and between Holdings, Honeywell ASASCO 2 Inc. and the guarantors party thereto, dated as of September 27, 2018 and (5) to the extent the Backstop Parties notifies the Company not later than five (5) Business Days prior to the deadline for filing a plan supplement with respect to the Plan (or such later date as may be approved by the Bankruptcy Court), any other spin-off related document with Honeywell or any of its Affiliates.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as

amended.

"Indebtedness" means, without duplication, (i) all liabilities for borrowed money of any nature, including the principal, accrued and unpaid interest, whether current or funded, secured or unsecured, and all obligations evidenced by bonds, debentures, notes or similar instruments; (ii) all net liabilities under all hedging, collar, swap arrangements or similar instruments (at the termination value thereof (including breakage costs)); provided that termination value of each such arrangement shall be measured individually, and in no event shall any such arrangement be ascribed a positive termination value; (iii) all liabilities for the deferred purchase price of property or services (excluding, for the avoidance of doubt, Ordinary Course trade payables); (iv) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under U.S. GAAP as capital leases; (v) all deferred, installment or contingent purchase price obligations, including "earn-out" obligations issued or entered into in connection with any acquisition of property; (vi) all liabilities for the reimbursement of any obligor on any performance bonds, drawn-upon letter of credit, banker's acceptance or similar credit transaction; (vii) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries;

(viii)all penalties (including prepayment penalties), fees and premiums in respect of any of the items included in this definition (including as a result of the transactions contemplated hereby or the repayment thereof in connection with the Closing); (ix) all obligations in respect of accrued but unpaid dividends that are payable to a Person other than the Company or any of its Subsidiaries; (x) net accounts receivable factoring or promissory note discounting amounts outstanding; and (xi) any guaranty or any granted Encumbrance securing obligations of a type described in the clauses above to the extent of the obligation secured. For the avoidance of doubt, no component of Indebtedness (including clause (ii)) shall result in a decrease to Indebtedness.

"Indemnified Claim" has the meaning set forth in Section 9.2.

"Indemnified Person" has the meaning set forth in Section 9.1.

"Indemnifying Party" has the meaning set forth in Section 9.1.

"Independent Contractors" means as of any relevant time, all individual independent contractors of the Business who are natural persons.

"Insurance Policies" means all insurance policies and self-insurance arrangements covering the properties, assets, employees and operations of the Company and its Affiliates (including the Company's Subsidiaries) (including policies providing property, casualty, liability, and workers' compensation coverage, but excluding any Benefit Plan).

"Intellectual Property" means any intellectual property or proprietary rights arising anywhere in the world, whether or not registered, including in or with respect to any of the following: (i) trademarks, service marks, brand names, domain names, social media identifiers and accounts, logos, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) patents, patent registrations, inventions, improvements, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) trade secrets and other proprietary rights with respect to confidential information, know how, technical data and other information, including with respect to customer and supplier lists, and marketing, pricing, distribution, and cost and sales information; (iv) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), including mask rights and computer software, copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (v) industrial designs and any registrations and applications therefor; (vi) all rights in databases and data collections; (vii) all rights in Software; and (viii) all rights to sue or recover and retain damages and costs and attorneys' fees for the past, present or future infringement, misappropriation or other violation of any of the foregoing anywhere in the world.

"IT Assets" means computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment and all associated documentation.

"Joint Ventures" means FMP Group (Australia) Pty Ltd., FMP Group Pty Limited, FMP Distribution Ltd., and FMP Group (Thailand) Limited.

"Knowledge of the Company" or any similar phrase means the actual knowledge of any of Olivier Rabiller, Peter Bracke, Jerome Maironi, Sean Deason or Jean Philippe Bedu, after reasonable inquiry, it being understood that there shall be no duty of such individuals to conduct (or have conducted) any Intellectual Property searches, analyses (including clearance or prior art searches) or legal opinions (including freedom-to-operate opinions).

"Labor Contracts" means any written or oral labor agreements, union contracts or collective bargaining agreements between the Company or any of its Subsidiaries and any labor organization or other authorized employee representative representing Employees.

"Labor Laws " means any applicable Laws relating to labor relations, employment and employment standards and practices during the period of any applicable statute of limitations, including all Laws relating to employment standards, labor relations, information privacy and security, immigration and work authorization, equal employment opportunities, pay equity, fair employment practices, employment discrimination on the basis of race, age, sex, sexual orientation, marital status, religion, color, national origin, disability and other classifications protected by applicable Laws, civil rights, affirmative action, sexual or other work place harassment, retaliation, human rights, reasonable accommodation, disability rights or benefits, wages, hours, overtime compensation, child labor, occupational health and safety, workers' compensation, employee leaves, hiring, promotion and termination of employees, meal and break periods, unemployment compensation insurance, withholding and payment of payroll Taxes, continuation of coverage under group health plans, and pre-employment screening and background checks.

"Law" means any law, common law, act, treaty, statute, ordinance, rule, regulation, code (including the Bankruptcy Code), Order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Government Entity or Self-Regulatory Organization.

"Leased Real Property" means all real property (including all land, together with all buildings, structures, improvements and fixtures located thereon) and rights and interests in real property that is leased by the Company and its Subsidiaries.

"Liabilities" means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by U.S. GAAP to be reflected in financial statements or disclosed in the notes thereto.

"Licensed Intellectual Property" means the Company's or any of its Affiliates' rights in all the Intellectual Property that is owned by a third party and licensed or sublicensed, or purported to be licensed or sublicensed, to the Company or any of its Affiliates or for which the Company or any of its Affiliates have obtained, or have purported to have obtained, a covenant not to be sued.

"Licensed IT Assets" means all the IT Assets that are leased or licensed, or purported to be leased or licensed, to the Company or any of its Affiliates.

"Litigation" means any action, cause of action, suit, claim, charge, complaint, investigation, arbitration, audit, demand, review, hearing, inquiry, proceeding or other litigation, whether civil, criminal, regulatory, administrative, or arbitral, whether at Law or in equity and whether before any Government Entity, Self-Regulatory Organization or arbitrator.

"Losses" has the meaning set forth in Section 9.1.

"Material Adverse Effect" means any events, circumstances, occurrences, facts, conditions, changes, development or effect (each, an "Effect") that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Business, taken as a whole; provided, however, that none of the following shall constitute, or be taken into account for the purposes of determining the occurrence of, a Material Adverse Effect:

(i)any circumstance or development generally affecting the economy, credit, capital, securities, currency or financial markets or political, regulatory or business conditions in any jurisdiction in which the Business operates, including changes in interest rates or exchange rates, tariffs, quotas or other trade restrictions or barriers;

(ii)any circumstance or development that is the result of factors generally affecting the industries, markets or geographical areas in which the Business operates;

(iii)any changes or modifications or proposed changes or

modifications in U.S. GAAP, or in the interpretation thereof, in each case after the Execution Date;

(iv)any changes or modifications or proposed changes or modifications in any Law, including the repeal thereof, or in the interpretation or enforcement thereof, in each case after the Execution Date;

(v)any changes with respect to trading prices, listings, credit ratings or other changes with respect to the securities of the Company or any of its Affiliates (provided, however, that the underlying cause of such changes may be considered in determining whether a Material Adverse Effect has occurred except to the extent covered by another exclusion from the definition of "Material Adverse Effect");

(vi)any failure by the Business to meet any internal or public projections or forecasts, estimates or predictions of revenues, earnings or other financial, accounting or reporting results or condition for any period, whether such projections, forecasts, estimates or predictions were made by the Company or any of its Affiliates or by independent third parties (provided, however, that the underlying cause of such failure to meet such projections, forecasts, estimates or predictions may be considered in determining whether a Material Adverse Effect has occurred);

(vii)any Effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing, including cyberattacks;

(viii)any Effect resulting from any natural disaster, including any hurricane, flood, tornado, earthquake, tsunami or other weather disaster, or any outbreak of illness, pandemic or other public health event (including COVID-19 or other similar disease outbreak or illness and changes in Law in response thereto, such as COVID-19 Measures);

(ix)the execution, existence, performance, announcement, pendency or consummation of this Agreement or the Transaction; provided, however, that this clause (ix) shall not apply to any of the representations and warranties made by the Company in Article III to the extent that the Effect of the execution, existence, performance, announcement, pendency or consummation of this Agreement or the Transaction is specifically addressed in such representation or warranty;

(x)any actions taken or failed to be taken by Company or its Subsidiaries at the Backstop Parties' written request;

(xi)any actions taken or failed to be taken by Company or its

Subsidiaries with the Backstop Parties' prior written consent if (and only if) the Company's request for such written consent specifically seeks an acknowledgment that the impact of any such action or failure to act shall not constitute a "Material Adverse Effect" (and, for the avoidance of doubt, it shall be reasonable for the Backstop Parties to withhold consent in such circumstances);

(xii)any actions taken by the Company or its Subsidiaries that are expressly required to be taken by this Agreement;

(xiii)the commencement, pendency, conduct or prosecution of the Bankruptcy Case in accordance with the terms of this Agreement (and any limitations therein pursuant to the Bankruptcy Code, any Order of the Bankruptcy Court which Order is consistent with this Agreement and actions approved pursuant thereto, or any objections in the Bankruptcy Court to (1) this Agreement or the Transaction, (2) the reorganization of the Company and any related plan of reorganization or disclosure statement or (3) any actions approved by the Bankruptcy Court);

(xiv)the availability or cost of equity, debt or other financing to the Backstop Parties or any of its Affiliates; or

(xv)any Effect specifically disclosed in the Company Disclosure Schedule to the extent that the impact of such Effect are reasonably apparent on the face of such disclosure;

provided, however, that any Effect described in clauses (i), (ii), (iv), (vii) and (viii) may be taken into account for purposes of determining the occurrence of a Material Adverse Effect to the extent any such Effect has a disproportionate adverse effect on the Business or the Company and its Subsidiaries (taken as a whole) relative to the other participants in the industries and markets in which the Business and the Company and its Subsidiaries operate or (b) would, individually or in the aggregate, prevent or materially impair the Company's ability to consummate the Transaction.

"Material Contracts" means any Contracts to which the Company or any of its Subsidiaries is a party of the types set forth below and for which there are remaining rights or obligations thereunder (but excluding, for the avoidance of doubt, any Benefit Plan or Labor Contract):

(i)Contracts that would be required to be filed by the Company as a

"material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)Contracts that relate to the acquisition, directly or indirectly, by Company or any of its Subsidiaries of any business or amount of stock or assets (other than acquisitions of raw materials or supplies in the Ordinary Course) of any other Person for consideration (including assumed Indebtedness) in excess of five million Dollars ($5,000,000), whether by merger, sale of stock, sale of assets or otherwise, under which any party thereto has ongoing obligations;

(iii)Contracts that relate to the sale or disposition, directly or indirectly, of any of Company's or any of its Subsidiaries' assets, business or properties (other than sales of inventory in the Ordinary Course) for consideration in excess of five million Dollars ($5,000,000);

(iv)Contracts relating to Indebtedness in excess of two million Dollars ($2,000,000), creating, pledging or otherwise placing Encumbrances on any assets or properties of the Company or any of its Subsidiaries securing obligations in excess of two million Dollars ($2,000,000) or obligating the Company or any of its Subsidiaries to make a capital contribution in excess of two million Dollars ($2,000,000);

(v)Related Party Agreements;

(vi)Contracts that (A) grant exclusive rights to any Person, (B) contain non-competes or any other covenants purporting to prohibit, restrict or limit in any respect the freedom of the Company or any of its Subsidiaries to engage in any activity, market or line of business in any geographic area or to compete with any Person in any material respect or (C) provide "best price" or "most favored nation" terms or similar rights to a customer, supplier, sales representative, distributor or any other Person or that impose any minimum purchase or "take or pay" obligations on the Company or any of its Subsidiaries;

(vii)Contracts relating to (A) joint venture, partnership, or other similar agreements with a third party involving an investment in Equity Securities by the Company or any of its Subsidiaries or (B) any profit sharing, capital commitment, joint development, strategic alliance or other similar arrangement;

(viii)Contracts pursuant to which the Business sells products or services, or any combination thereof, having aggregate consideration in excess of ninety million Dollars ($90,000,000) to any customer over the course of any consecutive 12-month period or ninety million Dollars ($90,000,000) to any customer over the remaining term;

(ix)Contracts which involve the expenditure by the Business of more than thirty five million Dollars ($35,000,000) over the course of any consecutive 12-month period or thirty five million Dollars ($35,000,000) over the remaining term;

(x)settlement, conciliation or similar agreements or Orders with (A) any Government Entity or (B) any other third party pursuant to which in the case of this clause (B) the Company or any of its Subsidiaries have any ongoing obligations (other than customary confidentiality or other de minimis obligations);

(xi)Contracts with a Government Entity;

(xii)Contracts providing a right of indemnification from the Company or any of its Subsidiaries to any Person, other than any Contracts with customers or suppliers in the Ordinary Course;

(xiii)all Contracts pursuant to which the Company or any of its

Subsidiaries (A) receives or is granted any license or sublicense to, or covenant not to be sued under, any Intellectual Property material to the Business (other than licenses to Software that is commercially available on non-discriminatory pricing terms) or (B) grants any license or sublicense to, or covenant not to be sued under, any Intellectual Property material to the Business (other than immaterial, non- exclusive licenses granted in the Ordinary Course of business); and

(xiv)Contracts with Honeywell or any of its Affiliates.

"Milestones" has the meaning set forth in Section 5.1(a).

"Most Recent Audited Balance Sheet" means the audited consolidated balance sheet (including the notes thereto) of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2019.

"Most Recent Balance Sheet" means the most recent unaudited consolidated balance sheet (including the notes thereto) of the Company included in its Quarterly Report for the quarter ended September 30, 2020.

"Non-Defaulting Backstop Party" means any Backstop Party that is not a Defaulting Backstop Party.

"Non-U.S. Antitrust Clearances" means those approvals or clearances under the Non-U.S. Antitrust Laws.

"Non-U.S. Benefit Plans" means any Benefit Plan that is not a U.S. Benefit Plan.

"OFAC" means the U.S. Treasury Department's Office of Foreign Assets

Control.

"OFAC List" means the List of Specially Designated Nationals and Blocked Persons administered by OFAC or in any Executive Order issued by the President of the United States and administered by OFAC.

"Offered Shares" means a number of shares of Series A Preferred Stock equal to eighty percent (80%) of the number of shares of Series A Preferred Stock to be issued pursuant to the Plan (excluding, for the purposes of calculation, the Premium Shares).

"Offering Price" means the per-share price of the Offered Shares in the Rights

Offering.

"Order" means any order, writ, judgment, award, injunction or decree of any court or other Government Entity or regulatory authority of competent jurisdiction or any arbitrator or arbitrators.

"Ordinary Course" means the operation of the Business in the ordinary and usual course consistent with past practice of the Company and its Subsidiaries.

"Organizational Documents" means a Person's articles of association, certificate or articles of incorporation and by-laws or comparable governing documents.

"Other Governance Agreements" means binding Organizational Documents (other than the Certificates of Designation) or governance agreements, including an amended and restated certificate of incorporation and bylaws of the Company in a form reasonably acceptable to the Company and the Requisite Backstop Parties.

"Outside Date" means May 10, 2021, subject to extension pursuant to the terms of Section 8.1(c).

"Owned Real Property" means any real property (including all land, together with all buildings, structures, improvements, fixtures or appurtenances located thereon) and all easements and other rights and interests in real property owned by the Company or any of its Subsidiaries.

"Parties" has the meaning set forth in the Preamble.

"PATRIOT Act" means the USA PATRIOT Act of 2001, as amended.

"Pending Income Tax Returns" means income Tax Returns that are required to be filed (taking into account any applicable extensions) within forty-five (45) days of the Execution Date.

"Permitted Encumbrances" means (i) mechanics', materialmen's, warehousemen's, carriers', workers', or repairmen's liens or other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course and in respect of which reserves have been established in accordance with U.S. GAAP and set forth in the Most Recent Balance Sheet, (ii) liens for Taxes, assessments and other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings, in each case, for which adequate reserves have been established in accordance with U.S. GAAP and set forth in the Most Recent Balance Sheet, (iii) with respect to real property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions that would be shown by a current title report or other similar report or listing and that would be shown by a current survey or physical inspection or (B) zoning, building, subdivision or other similar requirements or restrictions by Government Entities, in each case, that do not materially impair the value or use of the applicable real property, (iv) licenses, covenants and similar rights granted with respect to Intellectual Property, and (v) Encumbrances that will be removed, released or discharged at the Closing by operation of the Confirmation Order.

"Permitted Transferee" means (i) an Affiliate of such Backstop Party, (ii) a Related Fund, (iii) any other Backstop Party or (iv) any other Person that provides the Company and the non-transferring Backstop Parties with evidence reasonably satisfactory to the Company that such transferee is reasonably capable of fulfilling the obligations of such transferring Backstop Party, including such financial information as may be reasonably requested by the Company demonstrating the ability of such Permitted Transferee to fund the entire amount of its existing Purchase Commitment, if any, plus the amount of the Purchase Commitment transferred to such Permitted Transferee.

"Person" means an individual, a corporation, a partnership, an association, a limited liability company, a Government Entity, a Self-Regulatory Organization, a trust or other entity or organization.

"Personal Information" means any information or data that (i) identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an identified or identifiable natural person or household or (ii) constitutes "personal data," "personal information," or any comparable term, or is otherwise regulated with respect to the collection, use, transfer, deletion or other processing thereof, under any applicable Laws in relation to data protection or data privacy (including, by way of example only, the European Union's General Data Protection Regulation or the California Consumer Privacy Act, if and to the extent such Laws are applicable).

"Plan" has the meaning set forth in the Recitals.

"Premium Shares" has the meaning set forth in the Recitals.

"Privacy Requirements" means all (i) applicable Laws (including, if and to the extent applicable, the European Union's General Data Protection Regulation and the California Consumer Privacy Act), (ii) published external policies, programs and procedures, (iii) contractual obligations, and (iv) applicable industry or other nongovernmental regulatory body rules, regulations and standards, in each case of the foregoing ((i)-(iv)) to the extent relating to

(x)data privacy, cybersecurity or the privacy of individuals or (y) the Processing of any Personal Information or other sensitive, regulated or confidential data by or on behalf of a Person.

"Processing" means, as to any data or information, to collect, use, disclose, transfer, transmit, disseminate, store, retain, manage, control, host, dispose of, process, analyze, or otherwise handle.

"Prohibited Financing Modifications" means modifications, amendments, side letters or other agreements relating to the Debt Commitment Letter that would (A) impair, delay or prevent the consummation of the Transaction, (B) reduce the aggregate amount of the Debt Financing or (C) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing or adversely impact the ability of the Company or the applicable Backstop Parties to enforce their rights against the other parties to the Debt Commitment Letter.

"Prohibition" means any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Transaction.

"Promissory Notes" means (i) any Discounted Promissory Notes and (ii) any unmatured promissory notes issued by the Company or any of its Subsidiaries to any commercial counterparties.

"Professional Expenses" means, as reimbursement to the Backstop Parties, the aggregate amount of all reasonable and documented fees and expenses (but excluding any Debt Commitment Fees) in an aggregate amount not to exceed twenty million Dollars ($20,000,000)

(the "Professional Expenses Cap") incurred by the Backstop Parties in connection with this Agreement, the other Transaction Documents, the Transaction, and the Bankruptcy Cases (including any related ancillary proceedings).

"Professional Expenses Cap" has the meaning set forth in the definition of Professional Expenses.

"Public Filings" means all forms, statements, certifications, schedules, reports and documents (including exhibits, financial statements and other information incorporated therein, amendments and supplements thereto and all other information incorporated therein by reference) filed or furnished by the Company with the SEC pursuant to the Exchange Act or the Securities Act.

"Purchase Commitment" has the meaning set forth in Section 2.2 .

"Purchased Shares" has the meaning set forth in the Recitals.

"Registration Rights Agreement" means a binding registration rights agreement in a form reasonably acceptable to the Company and the Requisite Backstop Parties.

"Released Claims" has the meaning set forth in Section 10.14.

"Releasing Parties" has the meaning set forth in Section 10.14.

"Related Fund" means, with respect to any Backstop Party, any fund, account (including any separately managed accounts) or investment vehicle that is controlled, managed, advised or sub-advised by such Backstop Party, an Affiliate thereof or the same investment manager, advisor or subadvisor as the Backstop Party or an Affiliate of such investment manager, advisor or subadvisor.

"Related Party Agreement" means any Contract or Lease to which the Company or any of its Subsidiaries is a party where the counterparty is (i) the Company or any of its Affiliates (other than any Subsidiary of the Company), (ii) any Person that is a direct or indirect controlling Affiliate of, or directly or indirectly owning, controlling or holding with power to vote 5% or more of the outstanding voting securities of, the Company, (iii) any director or officer of the Company or any of the foregoing (other than any Subsidiary of the Company) or

(iv)any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any of the foregoing.

"Representatives" means, in respect of any Person, such Person's directors, officers, employees, financial advisors, attorneys, accountants, consultants and other advisors, agents or representatives.

"Requisite Backstop Parties" shall mean Backstop Parties holding at least 70% percent in aggregate amount of the Backstop Commitments of all Backstop Parties as of the date on which the consent, waiver or approval is solicited (excluding any Defaulting Backstop Parties and their corresponding Backstop Commitments).

"Restructuring Transactions" means the restructuring transactions of the Company's capital structure pursuant to the Plan, on the terms set forth in the Restructuring Term Sheet.

"Restructuring Term Sheet" has the meaning set forth in the Recitals.

"Reverse Termination Payment" means an aggregate amount equal to fifty- eight million Dollars ($58,000,000); provided, however, that until the entry of the Second Commitment Order, such amount shall not exceed an aggregate amount equal to forty-six million four hundred thousand Dollars ($46,400,000).

"Rights Offering" has the meaning set forth in the Recitals.

"Rights Offering Procedures" has the meaning set forth in Section 2.4.

"Sanctioned Person" means at any time any Person: (i) listed on any Sanctions- related list of designated or blocked Persons; (ii) the government of, ordinarily resident in, or organized under the Laws of a country or territory that is the subject of comprehensive Sanctions (as of the Execution Date, Cuba, Iran, North Korea, Syria, and the Crimea region); or (iii) owned directly or indirectly, fifty percent or more (in the aggregate) or otherwise controlled by any of the foregoing.

"Sanctions" means, collectively, the sanctions administered or enforced by the United States Government (including the U.S. Department of the Treasury's Office of Foreign Assets Control), the United Nations Security Council, the European Union and its member states, and Her Majesty's Treasury.

"SEC" means the United States Securities and Exchange Commission.

"Second Commitment Order" means an Order of the Bankruptcy Court approving (a) the obligation of the Debtors to pay the Backstop Parties a portion of the Commitment Premium, in an amount equal to seven million Dollars ($7,000,000), and (b) the obligation of the Debtors to pay the Backstop Parties a portion of the Professional Expenses, in an amount not to exceed ten million Dollars ($10,000,000); provided, however, that if the Debtors pursue an Alternative Financing and the First Commitment Order provides for the payment of a Commitment Premium in the amount of thirty five million Dollars ($35,000,000), the Second Commitment Order shall only pertain to the relief referenced in clause (b) above.

"Securities Act" means the Securities Act of 1933, as amended.

"Series A Certificate of Designation" means that certain Series A Certificate of Designation setting forth the terms governing the Series A Preferred Stock in form and substance reasonably acceptable to the Company and the Requisite Backstop Parties and reflecting, inter alia, the applicable terms set forth in the Restructuring Term Sheet.

"Series B Certificate of Designation" means that certain Series B Certificate of Designation setting forth the terms governing the Series B Preferred Stock (if any), in form and substance reasonably acceptance to the Company and the Requisite Backstop Parties and reflecting, inter alia, the applicable terms set forth in the Restructuring Term Sheet.

"Series A Preferred Stock" has the meaning set forth in the Recitals.

"Series B Preferred Stock" has the meaning set forth in the Recitals.

"Self-Regulatory Organization" means the National Association of Securities Dealers, Inc., the American Stock Exchange, the National Futures Association, the Chicago Board of Trade, the NYSE, any national securities exchange (as defined in the Exchange Act), any other securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization.

"Software" means any and all (i) computer programs, systems, applications and code, including any software implementations of algorithms, models and methodologies and any source code, object code, development and design tools, applets, compilers and assemblers, (ii) databases and compilations, including any and all libraries, data and collections of data whether machine readable, on paper or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) technology supporting, and the contents and audiovisual displays of, any internet sites, and (v) documentation, other works of authorship and media, including user manuals and training materials, in each case, embodying any of the foregoing or on which any of the foregoing is recorded.

"Spin-Off Date" means October 1, 2018.

"Subscribed Shares" means a number of shares of Series A Preferred Stock equal to twenty percent (20%) of the number of shares of Series A Preferred Stock to be issued pursuant to the Plan (excluding, for purposes of calculation, the Premium Shares).

"Subscription Purchase Price" has the meaning set forth in the Recitals.

"Subscription Commencement Date" has the meaning given in the Rights Offering Procedures.

"Subscription Commitment" has the meaning set forth in Section 2.1. "Subscription Percentage" has the meaning set forth in the Recitals.

"Subsidiary" means, with respect to any Person, any entity (i) whose securities or other ownership interests or contractual rights having by their terms the power to elect a majority of the board of directors or other Persons performing similar functions are owned or controlled, directly or indirectly, by such Person, (ii) whose business and policies such Person has the power to direct or (iii) for which such Person acts as a general partner, managing member or in a similar capacity. For the avoidance of doubt, neither the Joint Ventures nor their Subsidiaries shall be considered "Subsidiaries" of the Company or any of its Subsidiaries.

"Tax Returns" means all reports, declarations, claims for refund, returns or information returns or statements filed or required to be filed with respect to Taxes, including any schedules or attachments thereto and any amendments thereof.

"Taxes" means (i) all federal, state or local and all foreign taxes, including income, gross receipts, windfall profits, value added, property, production, sales, use, duty, license, excise, franchise, employment, withholding or similar taxes, fees, levies or other like assessment or charge of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and any liability for any of the foregoing as transferee or successor, and (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing a member of an affiliated, consolidated, combined, unitary or similar group, or a party to any agreement or arrangement, as a result of which liability of the Company or such Subsidiary, as applicable, is determined or taken into account with reference to the activities of any other Person.

"Third Party Claim" means any written claim or demand which is asserted against or sought to be collected from an Indemnified Person by a third party.

"Transaction" means the conduct of the transactions contemplated in this Agreement, including the Rights Offering and the issuance and sale of the Acquired Shares pursuant to the terms of this Agreement.

"Transaction Documents" means this Agreement, the Escrow Agreement, the Registration Rights Agreement, the Certificates of Designation, the Other Governance Agreements, the Debt Commitment Letter, and all other documents or agreements ancillary thereto or necessary for the consummation of the Transaction.

"Transfer Taxes" means all federal, state, local or foreign or other sales, use, value added, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar Taxes that may be imposed or assessed as a result of the Transaction, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Transferred Interest" has the meaning set forth in Section 2.8(a).

"Treasury Regulations" means the regulations promulgated by the U.S. Department of the Treasury under the Code, including proposed and temporary regulations.

"UniCredit SCF Facility" means that certain Buyer Agreement between UniCredit Bank AG Luxembourg Branch, Honeywell Technologies Sarl and Garrett Motion Inc., dated April 2, 2019, as amended.

"U.S. Benefit Plan" means any Benefit Plan that covers Employees located primarily within the United States.

"U.S. GAAP" means United States generally accepted accounting principles.

"WARN" means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local Law.

"Warrants" has the meaning set forth in Section 6.8(a).

Section 1.2 Other Definitional Provisions. Unless the express context otherwise requires:

(a)the words "hereof", "herein", and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c)the terms "Dollars" and "$" mean United States Dollars;

(d)references herein to a specific Section, Subsection, Annex or Exhibit shall refer, respectively, to Sections, Subsections, Annexes or Exhibits of this Agreement;

(e)all Annexes, Exhibits and Schedules to this Agreement, including the Company Disclosure Schedule, are hereby incorporated in this Agreement as if set forth in full herein;

(f)references to any Law shall be deemed to refer to such Law as amended or supplemented and to any rules, regulations and interpretations promulgated thereunder, in each case from time to time;

(g)references to any Contract include references to such Contract's annexes, exhibits, addenda, schedules and amendments; provided ,however, that with respect to any Contract required to be listed on the Company Disclosure Schedule, all such amendments, modifications, supplements and purchase orders must also be listed in the appropriate schedule (provided that purchase orders may be referenced generally to a group of purchase orders to the extent they contain the same term or feature that requires disclosure);

(h)references to any Person include the successors and permitted assigns of that

Person;

(i)the word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other theory extends and such phrase shall not mean "if";

(j)the term "or" is not exclusive;

(k)any accounting terms not otherwise defined in this Agreement shall have the definitions ascribed to them under U.S. GAAP;

(l)wherever the word "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation"; and

(m)references herein to any gender includes each other gender.

ARTICLE II

PURCHASE OF SUBSCRIBED SHARES; RIGHTS OFFERING; BACKSTOP

COMMITMENT

Section 2.1 Purchase of Subscribed Shares. On the terms and subject to the conditions set forth herein and in reliance on the representations and warranties set forth herein, the Backstop Parties hereby agree to subscribe for and purchase, at the Closing, on a several and not joint basis, based on their respective Subscription Percentages, the Subscribed Shares for the Subscription Purchase Price (the "Subscription Commitment").

Section 2.2 Backstop Commitment. On the terms and subject to the conditions set forth herein and in reliance on the representations and warranties set forth herein, the Backstop Parties hereby agree to subscribe for and purchase, at the Closing, on a several and not joint basis, based on their respective Backstop Percentages, the Backstop Shares for the Backstop Purchase Price (the "Backstop Commitment" and, together with the Subscription Commitment, the "Purchase Commitment").

Section 2.3 Issuance of Premium Shares. As consideration for the Backstop Commitment of each Backstop Party hereunder and the other undertakings of the Backstop Parties herein, the Company shall issue to the Backstop Parties at the Closing, based on their respective Subscription Percentages, the Premium Shares.

Section 2.4 Rights Offering. Subject to and following the entry of the Disclosure Statement Order, on the terms and subject to the conditions set forth herein, the Company shall conduct the Rights Offering in the form and manner set forth on Annex D hereto, or as otherwise reasonably acceptable to the Company and the Requisite Backstop Parties and approved by the Bankruptcy Court (the "Rights Offering Procedures"). Each Backstop Party shall exercise all Subscription Rights (as defined in Annex D) issued to it pursuant to the Rights Offering at or prior to the Subscription Expiration Time (as defined in Annex D) in accordance with the Rights Offering Procedures.

Section 2.5 Funding Procedures.

(a)No later than five (5) Business Days following the Subscription Expiration Time, the Company shall deliver a written notice to each Backstop Party of: (i) the number of Offered Shares elected to be purchased pursuant to the Rights Offering and the aggregate purchase price therefor (which shall be calculated based on the Offering Price); (ii) the aggregate number of unsubscribed Offered Shares, if any, and the aggregate purchase price therefor (which shall be calculated based on the Offering Price); (iii) the aggregate number of unsubscribed Offered Shares to be issued and sold by the Company to such Backstop Party, based upon such Backstop

Party's Backstop Percentage; (iv) such Backstop Party's portion of the Funding Amount; (v) wire instructions for the Escrow Account; and (vi) the Funding Deadline.

(b)On or prior to the Funding Deadline, each Backstop Party shall deliver and pay its applicable portion of the Funding Amount by wire transfer of immediately available funds in U.S. dollars into the Escrow Account. If this Agreement is terminated in accordance with its terms after such delivery, such funds shall be released to the applicable Backstop Party, together with all interest accrued thereon, if any, under the terms of the Escrow Agreement, promptly following such termination, but in no event later than one (1) Business Day thereafter. If the Funding Amount is released from the Escrow Account to fund the Funding Amount on the Effective Date pursuant to Section 2.7, then all interest accrued thereon, if any, under the terms of the Escrow Agreement shall be released to each Backstop Party based on such Backstop Party's applicable portion of the Funding Amount promptly following the Effective Date, but in no event later than one (1) Business Day thereafter.

Section 2.6 Backstop Party Default.

(a)Any Defaulting Backstop Party shall be liable for the consequences of its breach and the Company shall have the right of money damages and/or specific performance upon the failure to timely fund by the Defaulting Backstop Party. Each Non-Defaulting Backstop Party shall have the right to assume a portion, based on the Adjusted Commitment Percentage (or such other proportion as agreed among the Non-Defaulting Backstop Parties) of such Defaulting

Backstop Party's Purchase Commitment (a "Defaulted Commitment"). If the Non-Defaulting Backstop Parties do not exercise such rights to cure such breach, then the Company may require the Non-Defaulting Backstop Parties to purchase such number of Purchased Shares required to be purchased in order to cure such breach; provided, however, that under no circumstances shall a Backstop Party be obligated to purchase a number of Purchased Shares greater than such Backstop Party's then-current Commitment Percentage multiplied by the aggregate number of shares of Series A Preferred Stock to be issued on the Effective Date.

(b)Notwithstanding anything to the contrary in this Agreement, no Defaulting Backstop Party shall be entitled to any Commitment Premium, and the portion of the Aggregate Commitment Premium that otherwise would have been payable to such Defaulting Backstop Party shall be paid pro rata to each Backstop Party (if any) that has assumed all or part of the

Defaulting Backstop Party's Defaulted Commitment. All distributions of Series A Preferred

Stock or Common Stock, as the case may be, to a Defaulting Backstop Party, including any Offered Shares and including on account of the Commitment Premium, shall be re-allocated contractually and turned over as liquidated damages (including any Commitment Premium) pro rata to those Non-Defaulting Backstop Parties that have subscribed for any portion of such

Defaulting Backstop Party's Defaulted Commitment.

Section 2.7 Closing. Unless otherwise mutually agreed in writing between the Company and the Requisite Backstop Parties, the Closing shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, at 10:00 A.M. New York City time, on the fifth (5th) Business Day following the date on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived. At the Closing, the Parties shall deliver all such assurances or documents or other instruments as may be necessary or expedient for the consummation of the transactions contemplated by this Agreement, including (a) any such assurances, documents or other instruments as may be required for the release of funds from the Escrow Account in accordance with the Escrow Agreement and funding of the Purchase Commitment, and (b) duly executed counterparts of the Registration Rights Agreement, the Other Governance Agreements (to the extent contemplated to be signed), if any, the Certificates of Designation and each other agreement or related document contemplated to be entered into by such Party under the Plan. The entry of any Acquired Shares into the account of a Backstop Party pursuant to the Company's book entry procedures and delivery to such Backstop Party of an account statement reflecting the book entry of such Acquired Shares shall be deemed delivery of such Acquired Shares for purposes of this Agreement.

Section 2.8 Transfer of Purchase Commitment.

(a)Each Backstop Party's respective Purchase Commitment and right to receive

Premium Shares shall be transferable, in whole or in part, to a Permitted Transferee; provided, however, that, where a Permitted Transferee is not an Affiliate, a Related Fund or another Backstop Party, (i) the transferring Backstop Party shall give notice of its intent to transfer its Purchase Commitment and/or right to receive Premium Shares, whether in whole or in part, to the Company and the other Backstop Parties at least two (2) Business Days prior to such transfer; and (ii) the Company shall provide express written consent prior to such transfer, which consent shall not be unreasonably withheld, conditioned or delayed. Any Permitted Transferee of a Purchase Commitment and/or the right to receive Premium Shares, in whole or in part (the

"Transferred Interest"), shall agree in writing to be bound by the representations, warranties, covenants and obligations of such transferring Backstop Party under this Agreement to the extent of the Transferred Interest. Upon transfer by a Backstop Party of a Transferred Interest to a Permitted Transferee in accordance with the terms of this Section 2.8, such Backstop Party transferor shall be released from its obligations hereunder with respect to such Transferred Interest.

(b)Any transferee pursuant to Section 2.8(a) shall be deemed a Backstop Party, subject to the terms hereof.

(c)Each Backstop Party shall have the right to designate by written notice to the Company, no later than two (2) Business Days prior to the Effective Date, that some or all of the Backstop Party Shares shall be issued in the name of, and delivered to, one or more of its Affiliates or Related Funds upon receipt by the Company of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Company and signed by such Backstop Party and each such designated Affiliate or Related Fund, (ii) specify the number of Backstop Party Shares to be delivered to or issued in the name of such Affiliate or Related Fund, and (iii) contain a confirmation by each such Affiliate or Related Fund of the accuracy of the representations and warranties set forth in this Agreement, as if such Affiliate or Related Fund was a Backstop Party.

(d)Any transfer in violation of these transfer procedures shall be deemed void ab initio and of no force or effect, regardless of any prior notice provided to the Company or any Backstop Party, and shall not create any obligation or liability of the Company or any other Backstop Party to the purported transferee.

Section 2.9 Securities Law Matters.

(a)The Rights Offering shall be conducted, and the Subscribed Shares, the Offered Shares and the Premium Shares shall be offered and sold, without registration under the Securities Act in reliance on the exemption provided in Section 4(a)(2) of the Securities Act and/or the exemption provided in Regulation D under the Securities Act and shall be "restricted securities" (within the meaning of Rule 144 under the Securities Act) subject to certain transfer restrictions under the U.S. federal securities laws unless sold pursuant to an exemption or a registration statement. Each Backstop Party agrees that the Backstop Party Shares and any Offered Shares acquired by such Backstop Party pursuant to the Rights Offering shall not be offered for sale, sold or otherwise transferred by such Backstop Party except pursuant to an effective registration statement under the Securities Act or in a transaction exempt from or not subject to registration under the Securities Act and any applicable state securities laws.

(b)Each certificate evidencing Series A Preferred Stock, Series B Preferred Stock (if any), or Common Stock issued to any Person pursuant to this Agreement or in connection with the Rights Offering or the transactions contemplated hereby, and each certificate issued in exchange for or upon the transfer of any such shares, shall be stamped or otherwise imprinted with a legend in substantially the following form:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE, HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER."

Section 2.10 Professional Expenses. In accordance with and subject to the Bankruptcy Court's entry of the Commitment Orders, the Debtors agree to pay to each Non-Defaulting Backstop Party, from time to time upon presentation of invoices in arrears, all Professional Expenses incurred by such Non-Defaulting Backstop Party which have not previously been reimbursed pursuant to this Section 2.10. Professional Expenses reimbursable pursuant to this Section 2.10 shall constitute allowed administrative expenses against each of the Debtors' estates under sections 503(b) and 507 of the Bankruptcy Code, which, for the avoidance of doubt, shall be otherwise deemed to be on a pari passu basis with all other administrative expenses of the Debtors' estate.

Section 2.11 Tax Treatment. Each of the Parties (i) agree to treat the Commitment Premium as an option premium payment in exchange for the issuance by the Backstop Parties to the Company of a put right with respect to the Backstop Shares, and (ii) shall file all Tax returns consistent with, and take no position inconsistent with, such treatment (whether in audits, Tax returns or otherwise) unless required to do so pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) Public Filings made with the SEC prior to the Execution Date (excluding any disclosures set forth in any "risk factors" or similarly titled section and in any section relating to forward-looking, safe harbor or similar statements or to any other disclosures in such Public Filings to the extent they are cautionary, predictive, or forward-looking in nature),

(b)the Company Disclosure Schedule (to the extent set forth in the preamble to the Company Disclosure Schedule), or (c) any filings made with the Bankruptcy Court in connection with the Bankruptcy Cases, solely for the purposes of satisfying the conditions precedent to the obligations of the Backstop Parties hereunder, the Company hereby represents and warrants to each Backstop Party as of the Execution Date and as of the Effective Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be true and correct as of such date or period of time), as follows:

Section 3.1 Organization and Qualification.

(a)Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its respective properties and assets, and to carry on the Business as currently conducted. Prior to the Execution Date, the Company has made available for review by the Backstop Parties complete and correct copies of the Organizational Documents of the Company and its Subsidiaries as of the Execution Date. None of the Company or its Subsidiaries is in violation of any provision of their respective Organizational Documents.

(b)Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of the Business requires such qualification, except for failures to be so qualified or in good standing, as the case may be, that would not have a Material Adverse Effect.

Section 3.2 Capitalization; Issuance.

(a)Subject to the Bankruptcy Court's entry of the Confirmation Order, when issued and delivered to the Backstop Parties, the Acquired Shares will be duly authorized, validly issued, fully paid, non-assessable. As of the Effective Date, the Backstop Parties will have good and valid title to the Backstop Party Shares, free and clear of all Encumbrances (other than transfer restrictions of general application imposed by securities Laws or expressly set forth in this Agreement). At the Closing, the authorized capital of the Company shall be consistent with the terms of the Plan and Disclosure Statement.

(b)As of the Effective Date, there will be no outstanding (i) capital stock or other equity interests in the Company other than the Acquired Shares, the Series A Preferred Stock otherwise issued pursuant to the Rights Offering, the Series B Preferred Stock (if any), and the Common Stock, (ii) preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, restricted stock, performance stock, phantom stock, redemption rights, rights of first refusal, repurchase rights, agreements, arrangements or commitments of any character under which the Company is or may become obligated to issue, deliver, offer or sell, or giving any Person a right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, other than the Warrants, or (iii) other than the Series A Preferred Stock and the Warrants, any securities or obligations exercisable or exchangeable for or convertible into any shares of any of the foregoing, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no phantom stock or similar rights granted by the Company or any of its Subsidiaries providing economic benefits based, directly or indirectly, on the value or price of the capital stock or other equity interests in the Company or any of its Subsidiaries.

(c)As of the Effective Date, none of the capital stock or other equity interests in the Company will be subject to any voting trust agreement, stockholder agreement, proxy or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such stock or other equity interests, other than the Transaction Documents.

Section 3.3 Corporate Authorization. Subject to the Bankruptcy Court's entry of the Confirmation Order, the Company has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party has been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by the Company of this Agreement or the other Transaction Documents to which it is a party.

Section 3.4 Consents and Approvals.

(a)Subject to the Bankruptcy Court's entry of the Confirmation Order, no consent, approval, waiver, authorization, notice or filing is required to be obtained by the Company or any of its respective Affiliates from, or to be given by the Company or any of its Affiliates to, or made by the Company or any of its respective Affiliates with, any Government Entity or Self- Regulatory Organization in connection with the execution, delivery and performance by the Company of this Agreement or the Bankruptcy Cases (and associated proceedings), other than those the failure of which to obtain, give or make (i) would not prevent or materially impair the

Company's ability to consummate the Transaction and (ii) would not reasonably be likely to be, individually or in the aggregate, material to the Business or the Company and its Subsidiaries.

(b)No consent, approval, waiver, authorization, notice or filing is required to be obtained by the Company or any of its respective Affiliates from, or to be given by the Company or any of its respective Affiliates to, or made by the Company or any of its respective Affiliates with, any Person which is not a Government Entity or Self-Regulatory Organization in connection with the execution, delivery and performance by the Company of this Agreement or the Bankruptcy Cases (and associated proceedings), other than those the failure of which to obtain, give or make; (i) would not prevent or materially impair the Company's ability to consummate the Transaction and; (ii) would not reasonably be likely to be, individually or in the aggregate, material to the Business or the Company and its Subsidiaries.

Section 3.5 Non-Contravention. None of the execution, delivery and performance by the Company of this Agreement, the consummation of the Transaction (including the distribution of the Subscription Rights and the sale, issuance and delivery of the Acquired Shares) or the Bankruptcy Cases (and associated proceedings), do or will (i) violate any provision of the Organizational Documents of the Company or any of its Subsidiaries, (ii) subject to the Bankruptcy Court's entry of the Confirmation Order, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation (including payment obligations) of the Company under, or result in a loss of any benefit to which the Company is entitled under, any Contract to which the Company or any of its Subsidiaries is a party, Governmental Authorization or Insurance Policy, or result (or would result, with the giving of notice, the passage of time or both) in the creation or imposition of any Encumbrance upon any of the Company Assets or (iii) assuming the receipt of all approvals required to be obtained under any antitrust, competition or similar Laws, violate or result in a breach of or constitute a default under any Law to which the Company or any of its Subsidiaries is subject, or under any Governmental Authorization, other than, in the cases of clauses (ii) and (iii), conflicts, breaches, terminations, defaults, cancellations, modifications accelerations, losses, violations or Encumbrances that would not have a Material Adverse Effect.

Section 3.6 Binding Effect. Subject to the Bankruptcy Court's entry of the Confirmation Order, this Agreement, when executed and delivered by the Backstop Parties, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.

Section 3.7	Public Filings.

(a)Since the Spin-Off Date, (i) the Company has filed or furnished, as applicable, on a timely basis, all Public Filings required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act, (ii) each of the Public Filings, at the time of its filing or being furnished, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder, applicable to such Public Filings and (iii) as of their respective dates (and, if amended, as of the date of such amendment), the Public Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)Since the Spin-Off Date, the consolidated financial statements included in or incorporated by reference into the Public Filings (including the related notes and schedules) fairly presented, in each case, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods set forth therein (subject, in the case of unaudited statements, to notes and normal and year-end audit adjustments which would not be material individually or in the aggregate), in each case in conformity with U.S. GAAP applied on a consistent basis during the periods involved, except as may be expressly noted therein or in the notes thereto. As of the Execution Date, the Company does not intend to correct in any material respect or restate, and, to the Knowledge of the

Company, there is no basis to restate, any of the consolidated financial statements (including, in each case, the notes, if any, thereto) of the Company included in or incorporated by reference into the Public Filings. As of the Execution Date, there are no outstanding or unresolved comments in any comment letter received from the SEC or its staff. Since the Spin-Off Date, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(c)Neither the Company nor any of its Subsidiaries has any Liability, except those Liabilities (i) to the extent disclosed, reflected or reserved against in the Most Recent Balance Sheet, (ii) incurred in the Ordinary Course since September 30, 2020 (but not with respect to breaches of Contracts, torts, infringement or violations of Law) or (iii) incurred in connection with the negotiation of this Agreement, except in each case as would not reasonably be likely to be, individually or in the aggregate, material to the Business or the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to, or has any commitment to become a party to any "off balance sheet arrangement" within the meaning of

Item 303 of Regulation S-K.

Section 3.8 Litigation and Claims.

(a)There is no Litigation pending or, to the Knowledge of the Company, threatened against or relating to the Company or its Subsidiaries in connection with the Company Assets, the Business or the Transaction, other than those that would not have a Material Adverse Effect.

(b)Neither the Company nor any of its Subsidiaries is subject to any Order, or, to the Knowledge of the Company, any threatened Order, other than those that would not have a Material Adverse Effect.

Section 3.9	Taxes.

(a)All income and other material Tax Returns with respect to the Company and its Subsidiaries that are required to be filed have been duly and timely filed, all such Tax Returns are true, correct and complete in all material respects, and all material Taxes (whether or not shown to be due and owing thereon) with respect to the Company and its Subsidiaries, the Company Assets and the Business have been duly and timely paid.

(b)The Company and each of its Subsidiaries have withheld from all Persons and timely paid to the appropriate authorities all amounts required to be withheld for all periods through the Execution Date in material compliance with all Tax withholding provisions (including income, social security and employment Tax withholding for all types of compensation).

(c)There is no lien for Taxes upon any of the Company Assets nor, to the Knowledge of the Company, is any Government Entity in the process of imposing any lien for Taxes on any of the Company Assets, in each case, other than Permitted Encumbrances.

(d)No issues that have been raised by the relevant taxing authority in connection with any examination, audit, proceeding, assessment or investigation of the Tax Returns referred to in Section 3.9(a) are currently pending, and all deficiencies asserted or assessments made, if any, as a result of such examinations, audits, proceedings, assessments or investigations have been paid in full, unless the validity or amount thereof is being contested by the Company or one of its Subsidiaries in good faith by appropriate action.

(e)Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and any of its Subsidiaries entered into in the Ordinary Course that is a customary commercial agreement the primary subject matter of which is not Taxes).

(f)Neither the Company nor any of its Subsidiaries (i) is, or during any taxable period for which the period of assessment or collection remains open has been, a member of any affiliated, consolidated, combined, unitary or similar group (other than the Applicable Group) or

(ii)has any Liability for Taxes of any Person other than the Applicable Group, under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law.

(g)Neither the Company nor any of its Subsidiaries has entered into or participated in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of state, local or non-U.S. Law).

(h)Within the last two years, neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Sections 355 or 361 of the Code, other than the entities listed on Section 3.9(h) of the Company Disclosure Schedule in connection with the distribution of the stock of the Company by Honeywell on October 1, 2018 and related transactions.

(i)Neither the Company nor any of its Subsidiaries has sought any relief under, or taken any action in respect of, any provision of the Coronavirus Aid, Relief, and Economic Security Act related to Taxes (including, but not limited to, the delaying of any payments in respect of payroll Taxes under Section 2302 thereof).

(j)Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of: (i) any change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Effective Date; (ii) any "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Effective Date; (iii) any installment sale or open transaction made on or prior to the Effective Date; (iv) any prepaid amount or advance payments received or deferred revenue received or accrued on or prior to the Effective Date; (v) any intercompany transaction or excess loss amount, in each case, described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (vi) any election under

Section 108(i) of the Code, (vii) any investment in "United States property" within the meaning of Section 956 of the Code made on or prior to the Closing (excluding as a result of pledges or guarantees under the Debtor-in-Possession Facility), or (viii) other than in the Ordinary Course,

Section 951A or any "subpart F income" under Section 951(a) of the Code with respect to transactions occurring prior to Closing. Neither the Company nor any of its Subsidiaries has any obligation to make any payment described in Section 965(h) of the Code.

(k)The Company and each of its Subsidiaries is and has always been a resident for Tax purposes solely in its country of incorporation, and is not subject to Tax in any jurisdiction other than its country of incorporation, by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction or by virtue of exercising management and control in such jurisdiction. No claim has been made by a Government Entity in a jurisdiction in which the Company or any of its Subsidiaries does not file a particular type of Tax Return (or pay a particular type of Tax) that the Company or any of its Subsidiaries, as the case may be, is or may be required to pay such type of Tax to (or file such type of Tax Return with) that Government Entity.

(l)Section 3.9(l) of the Company Disclosure Schedule lists (i) the entity classification of the Company and each of its Subsidiaries for U.S. federal income Tax purposes, as of the Execution Date and as of the Effective Date, and (ii) each entity classification election and change in entity classification that has been made under Treasury Regulation Section 301.7701-3 with respect to the Company and its Subsidiaries for U.S. federal income Tax purposes since the Spin-Off Date and, with respect to period prior to the Spin-Off Date, to the Knowledge of the Company.

(m)Since the Spin-Off Date and, with respect to periods prior to the Spin-Off Date, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is, or has been, party to or the beneficiary of any material Tax exemption, Tax holiday or other Tax reduction Contract or order that is not generally available to similarly situated taxpayers without the exercise of discretionary authority by a Government Entity.

(n)Neither the Company nor any of its Subsidiaries is a party to a "gain recognition agreement" within the meaning of the Treasury Regulations under Section 367 of the Code.

(o)Since the Spin-Off Date and, with respect to periods prior to the Spin-Off Date, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has made domestic use of a dual consolidated loss within the meaning of Section 1503 of the Code (or any comparable provision of U.S. state or local Law).

Section 3.10 Compliance with Laws. Since the Spin-Off Date, (i) the Company and its Subsidiaries have complied with, and the Business has been conducted in compliance with, all applicable Laws and Governmental Authorizations, except for failures to comply that would not have a Material Adverse Effect, (ii) neither the Company nor any of its Affiliates has received any written notice alleging any violation under any applicable Law, except for violations that would not have a Material Adverse Effect and (iii) the Company and its Subsidiaries have all Governmental Authorizations necessary for the conduct of the Business as currently conducted, other than those the absence of which would not have a Material Adverse Effect.

Section 3.11 Environmental Matters.

(a)Since the Spin-Off Date, the Company and its Subsidiaries have been in compliance with all applicable Environmental Laws, and there are no Liabilities under any

Environmental Law with respect to the Company and its Subsidiaries, in each case other than failures to comply or Liabilities that would not have a Material Adverse Effect.

(b)Since the Spin-Off Date, neither the Company nor its Subsidiaries (nor, to the Knowledge of the Company, any legally responsible predecessor in interest) has received from any Person any notice, demand, claim, letter or request for information, relating to any material violation or alleged material violation of, or any material Liability under, any Environmental Law.

(c)There are no Orders outstanding, or any Litigation pending or, to the Knowledge of the Company, threatened, relating to compliance with or Liability under any Environmental Law affecting the Company and its Subsidiaries, other than those that would not have a Material Adverse Effect.

(d)There has been no release, threatened release, contamination, discharge, dumping, injection, pumping, leak, spill or disposal of Hazardous Substances at, on, under, to, in or from

(i)any property or facility now or previously owned, leased or operated by, or (ii) any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of the Company or its Subsidiaries (or any legally responsible predecessor in interest), except as would not have a Material Adverse Effect.

(e)There are no underground storage tanks, asbestos-containing materials, lead-based products, per- or polyfluoroalkyl substances or polychlorinated biphenyls on any of the Owned Real Property or the Leased Real Property.

(f)Prior to the Execution Date, the Company has made available for review by the Backstop Parties all material environmental reports, audits, assessments, sampling data, liability analyses, memoranda, and studies in the possession of or conducted by the Company or any of its Affiliates or Subsidiaries with respect to compliance under, or Liabilities related to, any Environmental Law or Hazardous Substance with respect to the Company and its Subsidiaries as of the Execution Date.

(g)The consummation of the transactions contemplated hereby requires no filings or notifications to be made or actions to be taken pursuant to (i) the New Jersey Industrial Site Recovery Act or the Connecticut Transfer Act or (ii) except as would not have a Material Adverse Effect, any other Environmental Laws.

Section 3.12 Intellectual Property.

(a)Except as would not have a Material Adverse Effect, (i) all right, title and interest in (x) all the Company Intellectual Property is solely and exclusively owned by the Company or its Affiliates, free and clear of any Encumbrances other than Permitted Encumbrances and (y) the Company Intellectual Property and the Licensed Intellectual Property, to the Knowledge of the Company, are, as applicable, valid, subsisting and enforceable, and are not subject to any outstanding Order adversely affecting any of the Company's or its Subsidiaries' use thereof and

(ii)from the Spin-Off Date, there have been no written challenges received by the Company or its Affiliates to the validity, enforceability, registrability or ownership of any Company Intellectual Property or any Licensed Intellectual Property.

(b)Except as would not have a Material Adverse Effect, (i) the Company and its Subsidiaries own or have the valid and enforceable right to use all Intellectual Property, including the Company Intellectual Property, used in or necessary for their conduct of the Business as currently conducted, (ii) the Company's and its Subsidiaries' conduct of the

Business and their products and services do not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person and (iii) to the Knowledge of the Company, none of the Company Intellectual Property or any Licensed Intellectual Property is being infringed upon, misappropriated by or violated by any other Person.

(c)Except as would not have a Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable measures to protect (i) the secrecy and confidentiality of their respective trade secrets and other confidential information and (ii) the information that is subject to any applicable Privacy Requirements and the Company IT Assets, and, to the extent within the Company's and its Subsidiaries' reasonable control, the Licensed IT

Assets, against loss and unauthorized access, use, modification, disclosure or other misuse.

(d)Except as would not have a Material Adverse Effect, (i) the Company IT Assets and, to the Knowledge of the Company, the Licensed IT Assets operate and perform as required in connection with the Business, and (ii) there has been no loss or unauthorized access, use, modification, disclosure or other misuse of (x) the Company's and its Subsidiaries' trade secrets and other confidential information, (y) the Company's and its Subsidiaries' information that are subject to any Privacy Requirements, or (z) the Company IT Assets and, to the Knowledge of the Company, the Licensed IT Assets in a manner that has affected the Business or the information or systems held by the Company or its Subsidiaries.

(e)Since the Spin-Off Date, the Company and its Subsidiaries have complied with all applicable Privacy Requirements, and neither this Agreement nor the consummation of the Transaction will violate any such Privacy Requirements, in each case, except as would not have a Material Adverse Effect.

Section 3.13 Material Contracts. Section 3.13 of the Company Disclosure Schedule sets forth a complete and accurate list of all Material Contracts as of the Disclosure Date. Except as would not, or would not reasonably be likely to, be, individually or in the aggregate, material to the Business or the Company and its Subsidiaries, and except for the Honeywell Agreements,

(i)all Material Contracts are valid, legally binding and, to the Knowledge of the Company, in full force and effect and enforceable against each party thereto in accordance with the express terms thereof, (ii) there does not exist under any Material Contract any violation, breach or event of default, or alleged violation, breach or event of default, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or event of default, and (iii) there are no disputes pending or threatened under any Material Contract.

Section 3.14 Title to Property. The Company and its Subsidiaries have (i) fee simple title to, or a valid and binding leasehold interest in, the Owned Real Property and the Leased Real Property and (ii) good and valid title to the personal tangible property they own or lease, in each case free and clear of all Encumbrances (other than Permitted Encumbrances).

Section 3.15 Real Property.

(a)Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and correct list of all material Owned Real Property as of the Disclosure Date. Except for Permitted Encumbrances, the Owned Real Property is not subject to any lease, license or sublicense, nor has the Company or its Affiliates granted to any Person the right to use or occupy the Owned Real Property or any portion thereof.

(b)Section 3.15(b) of the Company Disclosure Schedule sets forth a complete and correct list of all material Leased Real Property as of the Disclosure Date. Except as would not reasonably be likely to be, individually or in the aggregate, material to the Business or the Company and its Subsidiaries, the Company's or its Affiliates' possession and quiet enjoyment of the Leased Real Property has not been disturbed and there are no disputes with respect to any of the Leased Real Property.

(c)Each facility (including, all buildings, structures, fixtures, building systems, equipment, improvements and all components thereof) included in the Company Assets (i) is in all material respects in good operating condition and repair and is structurally sound and free of defects, with no material alterations or repairs required thereto under applicable Law or insurance company requirements; and (ii) is suitable in all material respects for its current use, operation and occupancy.

(d)There are no pending or, to the Knowledge of the Company, threatened appropriation, condemnation, eminent domain or like proceedings relating to the Owned Real Property or, to the Knowledge of the Company, the Leased Real Property.

(e)As of the Execution Date, none of the Owned Real Property or the Leased Real Property has suffered any damage by fire or other casualty which has not heretofore been repaired and restored in all material respects, except for damage that would not be material, individually or in the aggregate, to the Business.

Section 3.16 Product Liability.

(a)Except as would not reasonably be likely to be, individually or in the aggregate, material to the Business or the Company and its Subsidiaries, (i) all Business Products have been in conformity in all material respects with all applicable contractual commitments, Law, all express and implied warranties and the specifications and standards in any applicable Governmental Authorization under which such products are sold and (ii) to the Knowledge of the Company, there exist no facts or circumstances that would reasonably be expected to result in or form the basis of any claim against the Company or its Subsidiaries for material Liability on account of any express or implied warranty to any third party in connection with the Business Products sold by the Business.

(b)Since the Spin-Off Date, neither the Company nor any of its Affiliates has received written notice from any customer that such customer has (i) received any written notice or allegation from a Government Entity, (ii) been a party or subject to any Litigation brought or initiated by a Government Entity or (iii) been threatened in writing by a Government Entity with any Litigation, in each case with respect to the failure or alleged failure of any product produced, sold or distributed by or on behalf of the Business to meet applicable manufacturing or quality standards established by Law, except for such failures or alleged failures that would not have a Material Adverse Effect.

(c)Since the Spin-Off Date, (i) there have been no recalls or post-sale warnings with respect to any Business Product and (ii) neither the Company nor any of its Affiliates has received any written notice from any Government Entity in connection with a claim or allegation against the Business related to any such recall, except in each of the foregoing clauses (i) and (ii) for any such recalls that would not have a Material Adverse Effect. As of the Execution Date, to the Knowledge of the Company, there exist no facts or circumstances that would reasonably be expected to result in or form the basis of any such recalls or post-sale warnings.

Section 3.17 Insurance.

(a)Section 3.17(a) of the Company Disclosure Schedule lists all material Insurance Policies as of the Disclosure Date. As of the Execution Date, except as would not reasonably be likely to be, individually or in the aggregate, material to the Business, (i) all of the material Insurance Policies or renewals thereof are in full force and effect and are held exclusively by one or more of the Company's Subsidiaries, and (ii) none of Company nor any of its Subsidiaries are in default with respect to their obligations under any such Insurance Policies. The Company and its Subsidiaries are insured against losses and risks and in such amounts as are customary in the business in which the Company and its Subsidiaries are engaged, and the Company's and its Subsidiaries' Insurance Policies are with reputable insurers in such amounts and covering such risks as the Company reasonably believes to be adequate for the operation of the Business, except as would not have a Material Adverse Effect.

(b)None of Company and its Subsidiaries has received any notification of cancellation or material modification of any of its Insurance Policies, except as would not reasonably be likely to be, individually or in the aggregate, material to the Business or the Company and its Subsidiaries. There are no claims by the Company or any of its Subsidiaries under any of their respective Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights, other than Ordinary Course reservations of rights, except as would not reasonably be likely to be, individually or in the aggregate, material to the Business or the Company and its Subsidiaries.

(c)Except as would not reasonably be likely to be, individually or in the aggregate, material to the Business, the Company has disclosed to the Backstop Parties all claims by the Company or its Subsidiaries in the last five (5) years, including in relation to longtail disease and product liability losses and, to the Knowledge of the Company, there are no occurrences, events or acts that may give rise to a material insurance claim, other than any such events or acts that have been reported to the insurance carrier in line with required insurer reporting procedures.

Section 3.18 Material Customers and Suppliers. Since the Audited Balance Sheet Date, none of the Company or any of its Subsidiaries has engaged in any material dispute with any of the ten largest customers and ten largest suppliers of the Business, as measured by dollar volume of purchases thereby or therefrom, respectively, for the twelve months ended December 31,

2019, or their respective Affiliates. No such customer or supplier or their respective Affiliates have notified any of the Company or any of its Subsidiaries that it intends to terminate or materially adversely alter its relationship with the Company or its Subsidiaries or stop or materially decrease either the rate of their purchase of Business Products or their provision of products or services or their supply of materials to the Business.

Section 3.19 Anti-Corruption; Sanctions.

(a)Except as would not reasonably be likely to be, individually or in the aggregate, material to the Business or the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, no Representative thereof (in each case acting for or on behalf of any such Person), has (i) made any unlawful bribe, rebate, payoff, influence payment, kickback or payment in violation of any applicable Anti-Corruption Law or

(ii)been the subject of any allegation or enforcement proceeding, or to the Knowledge of the Company, any inquiry or investigation, regarding any possible violation of Anti-Corruption Laws, Sanctions or Export Laws. The Company and its Subsidiaries have adopted, maintained, and, except as would not reasonably be likely to be, individually or in the aggregate, material to the Business or the Company and its Subsidiaries, adhered to compliance policies and procedures and a system of internal controls, and maintained, except as would not reasonably be likely to be, individually or in the aggregate, material to the Business or the Company and its Subsidiaries, accurate books and records, as and to the extent required by applicable Anti-Corruption Laws.

(b)Neither Company nor any its Subsidiaries nor any Representatives thereof (in each case acting for or on behalf of any such Person): (i) is or has been a Sanctioned Person, (ii) has transacted business with or for the benefit of any Sanctioned Person or otherwise violated Sanctions or (iii) except as would not reasonably be likely to be, individually or in the aggregate, material to the Business or the Company and its Subsidiaries, has violated any Export Law.

Section 3.20 Absence of Certain Changes or Events. From the Audited Balance Sheet Date to the Execution Date, the Company and its Subsidiaries have conducted the Business in the Ordinary Course, the Company and its Subsidiaries have not taken or permitted to be taken any actions that would require the consent of the Requisite Backstop Parties pursuant to

Section 6.2(b), if such actions were taken after the Execution Date but prior to the Closing or earlier termination of this Agreement and a Material Adverse Effect has not occurred.

Section 3.21 Joint Ventures.

(a)There is no Litigation pending or threatened against the Joint Ventures or their respective Subsidiaries, other than those that would not have a Material Adverse Effect.

(b)Since the Spin-Off Date, (i) the Joint Ventures have complied with, and their respective businesses have been conducted in compliance with, all applicable Laws and Governmental Authorizations, except for failures to comply that would not have a Material Adverse Effect, (ii) the Joint Ventures have not received any written notice alleging any violation under any applicable Law, except for violations that would not have a Material Adverse Effect, and (iii) the Joint Ventures have all Governmental Authorizations necessary for the conduct of their respective businesses as currently conducted, other than those the absence of which would not have a Material Adverse Effect.

(c)The audited consolidated financial statements of the Joint Ventures set forth in Section 3.21(c) of the Company Disclosure Schedule were prepared in accordance with applicable accounting principles and fairly presented, in all material respects, the consolidated financial position of the Joint Ventures and their respective consolidated Subsidiaries as of the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods set forth therein.

(d)Except as would not reasonably be likely to be, individually or in the aggregate, material to the Business, taken as a whole, neither the Joint Ventures nor any of their respective Representatives (in each case acting for or on behalf of any such Person), has (i) made any unlawful bribe, rebate, payoff, influence payment, kickback or payment in violation of any applicable Anti-Corruption Law or (ii) been the subject of any allegation or enforcement proceeding, or any inquiry or investigation, regarding any possible violation of Anti-Corruption Laws, Sanctions or Export Laws.

(e)Neither the Joint Ventures nor any of their respective Representatives (in each case acting for or on behalf of any such Person): (i) is or has been a Sanctioned Person, (ii) has transacted business with or for the benefit of any Sanctioned Person or otherwise violated Sanctions or (iii) except as would not reasonably be likely to be, individually or in the aggregate, material to the Business, taken as a whole, has violated any Export Law.

Section 3.22 Employee Benefits.

(a)All material Benefit Plans are listed on Section 3.22(a) of the Company Disclosure Schedule which specifies whether such Benefit Plan is a U.S. Benefit Plan or a Non-U.S. Benefit Plan.

(b)The Company has provided or made available to the Backstop Parties true and complete copies of all material written Benefit Plans and all amendments thereto and, as applicable as of the Disclosure Date: (i) the current prospectus or summary plan description for any such Benefit Plan and any summaries of material modifications to such current prospectus or summary plan description; (ii) the most recent favorable determination, advisory or opinion letter from the Internal Revenue Service for such U.S. Benefit Plans; (iii) the most recent annual return/report (Form 5500) and accompanying schedules and attachments thereto for such U.S. Benefit Plans; (iv) the most recently prepared actuarial reports and financial statements for such U.S. Benefit Plans; and (v) all material correspondence related thereto from the Spin-Off Date to the Disclosure Date with any Government Entity.

(c)All Benefit Plans have been maintained in material compliance with their terms and all applicable Laws, including ERISA, the Code and the Patient Protection and Affordable Care Act and have been administered in a manner to avoid any material penalty taxes thereunder. Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service or has applied to the Internal Revenue Service for such favorable determination or opinion letter, and to the Knowledge of the Company, there are no circumstances likely to result in the loss of the qualification of such plan under Section 401(a) of the Code. Each Benefit Plan, and any award agreement thereunder, that is, or is intended to be part of a "nonqualified deferred compensation plan" within the meaning of Section 409A of the Code has been operated and administered in accordance with all applicable requirements of Section 409A of the Code in all material respects. Neither the Company nor any of its Affiliates has engaged in a transaction with respect to any Benefit Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code that, assuming the taxable period of such transaction expired as of the Disclosure Date, would be reasonably likely to subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material. No Controlled Group Liability has been incurred by any of the Company, any of its Subsidiaries, or their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that would reasonably be expected to result in any of the Company, any of its Subsidiaries, or their respective ERISA Affiliates incurring any such liability in an amount that would be material, including under any "multiemployer plan" within the meaning of Section 3(37) of ERISA.

(d)As of the Execution Date, except as would not be material, (i) all contributions, premiums and payments that are due pursuant to the terms of any Benefit Plan have been made for each Benefit Plan within the time periods prescribed by the terms of such plan or applicable Law, and (ii) all contributions, premiums and payments for any period ending on or before the Execution Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles.

(e)No Litigation, including any proceedings by any Government Entity, are pending, or, to the Knowledge of the Company, threatened with respect to any Benefit Plan, except as would have a Material Adverse Effect.

(f)Neither the execution of this Agreement, nor the consummation of the Transaction (either alone or together with any other event) will (i) entitle any current or former Employees, Directors or Independent Contractor to any payment or benefit, including any bonus, retention, severance pay or benefits or any increase in the amount of any bonus, severance pay or benefits payable or provided under any Benefit Plan (other than severance pay required by any Law), (ii) accelerate the time of payment or vesting or materially increase the amount of compensation payable to any current or former Employees under any Benefit Plan or to any Directors or Independent Contractors, or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any Benefit Plan or to any Directors or Independent Contractors, or (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Benefit Plans.

(g)None of the Company or any of its Subsidiaries has any material obligation to gross-up, indemnify or otherwise reimburse any current or former Employee, Director or Independent Contractor for any Tax incurred by such Employee, Director or Independent Contractor.

(h)None of the Company or any of its Subsidiaries has any material current or projected liability for, and no Benefit Plan provides or promises, any post-employment medical, dental, disability, hospitalization, life or similar benefits (whether insured or self- insured) to any current or former Employee, Director or Independent Contractor (other than coverage mandated by applicable Law).

(i)All Employees are currently employed by Garrett Transportation I Inc. or a Subsidiary of the Company. Except to the extent disclosure would not be permitted under applicable Laws, including applicable data privacy Laws, Section 3.22(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of all current Employees employed in the Business as of the Disclosure Date (identified by employee identification number) and Independent Contractors retained in the Business as of the Disclosure Date, identifying as to each Employee a job title, years of service, amount or rate of compensation, most recent annual bonus received and current annual bonus opportunity, location of employment, whether full- or part-time, whether active or on furlough or leave (and, if on furlough or leave, the nature and start date of the furlough or leave and the expected return date) and whether exempt from the Fair Labor Standards Act.

(j)All Non-U.S. Benefit Plans (i) have been maintained in material compliance with their terms and all applicable Laws (including any local regulatory or tax approval requirements), (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment in all material respects, and (iii) if required, to any extent, to be funded, book-reserved or secured by an Insurance Policy, is fully funded, book- reserved or secured by an Insurance Policy, as applicable, in all material respects based on reasonable actuarial assumptions in accordance with applicable accounting principles. There is no pending or, to the Knowledge of the Company, threatened material Litigation relating to any of the Non-U.S. Benefit Plans.

(k)Section 3.22(k) of the Company Disclosure Schedule sets forth, for each Company Equity Award, the holder, type of award, grant date, number of shares, vesting schedule (including any acceleration provisions) and, if applicable, exercise price and expiration date.

Section 3.23 Labor Matters.

(a)Section 3.23(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Labor Contracts as of the Execution Date. Prior to the Execution Date, the Company has made available to the Backstop Parties true and complete copies of all written Labor Contracts (or a written description of material terms if a material Labor Contract is not written). None of the Company or any of its Subsidiaries is currently negotiating any Labor Contract. None of the Company or any of its Subsidiaries has failed to comply with the provisions of any Labor Contract in any material respect, and there are no material grievances outstanding against the Company or any of its Subsidiaries under any Labor Contract. There are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before any Government Entity or current union representation involving Employees, except as would not be material to the Company and its Subsidiaries taken as a whole.

(b)(i) The Company and its Subsidiaries are, and since the Spin-Off Date have been, in compliance with all Labor Laws applicable to the Business and its Employees, (ii) since the Spin-Off Date, there has been no strike, slowdown, walkout or other work stoppage and (iii) there is no pending or, in the Knowledge of the Company, threatened in writing, strike, slowdown, walkout or other work stoppage, except in each case as would not have a Material Adverse Effect. To the Knowledge of the Company, there are no union organizing efforts involving Employees.

(c)No facility closure or shutdown, reduction-in-force, furlough, layoff, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other material workforce changes affecting Employees of the Company or any of its Subsidiaries has occurred within the six (6) months prior to the Execution Date, whether voluntary or by virtue of COVID-19 Measures, in connection with or in response to COVID-19.

(d)The Company and its Subsidiaries are, and since the Spin-Off Date have been, in material compliance with WARN and have no material liabilities or other material obligations thereunder. None of the Company or any of its Subsidiaries has taken any action that would reasonably be expected to cause the Backstop Parties or any of their respective Affiliates to have any material liability or other material obligation following the Effective Date under WARN as a result of such action(s) by the Company or its Subsidiaries.

Section 3.24 Broker and Finders. Except for the Company Financial Advisors (whose fees and expenses shall be solely borne by the Company), neither the Company nor any of its Affiliates has employed or entered into any Contract with any agent, broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement or the Transaction. Except for amounts payable to the Company Financial Advisors, neither the Company nor its Affiliates are liable for any investment banking fee, finder's fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the Rights Offering that will be the obligation of the Company or any of its Subsidiaries, and neither the Company nor its Affiliates are party to any agreement which might give rise to any valid claim against any the Company or any of its Subsidiaries for any such fee commission or similar payment. There is no Contract between any of the Company's Subsidiaries, on the one hand, and any of the Company Financial Advisors, on the other hand.

Section 3.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any certificate delivered with respect to this Agreement, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company. For the avoidance of doubt, neither the Company nor any other Person gives or makes any warranty or representation as to the accuracy or reasonableness of any forecasts, estimates, projections, statements of intent or statements of opinion provided to the Backstop Parties or any of its Affiliates or any of their respective Representatives, including in any information memorandum, any management presentations and any other information made available to the Backstop Parties or any of its Affiliates or any of their respective Representatives. Except as provided in this Article III, the other Transaction Documents or in any certificate delivered with respect to this Agreement, no Person makes any representation or warranty to the Backstop Parties or any of its Affiliates or any of their respective Representatives regarding the probable success or profitability of the Business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BACKSTOP PARTIES

Each Backstop Party hereby represents and warrants to the Company, severally and not jointly, as of the Execution Date and as of the Effective Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be true and correct as of such date or period of time), as follows:

Section 4.1 Formation. Such Backstop Party has been duly organized or formed, as applicable, and is validly existing as a corporation or other entity in good standing under the applicable laws of its jurisdiction of organization or formation.

Section 4.2 Power and Authority. Such Backstop Party has the requisite power and authority to enter into, execute and deliver this Agreement and the Transaction and to perform its obligations hereunder and has taken all necessary action required for the due authorization, execution, delivery and performance by it of this Agreement.

Section 4.3 Execution and Delivery. This Agreement has been duly and validly executed and delivered by such Backstop Party and constitutes its valid and binding obligation, enforceable against such Backstop Party in accordance with its terms.

Section 4.4 Securities Laws Compliance. The Backstop Party Shares will not be offered for sale, sold or otherwise transferred by such Backstop Party except pursuant to an effective registration statement under the Securities Act or in a transaction exempt from or not subject to registration under the Securities Act and any applicable state securities laws.

Section 4.5 Purchase Intent. Such Backstop Party is acquiring the Backstop Party Shares for its own account or for the accounts for which it is acting as investment advisors or manager, and not with a view to distributing or reselling such Backstop Party Shares or any part thereof. Such Backstop Party understands that such Backstop Party must bear the economic risk of this investment indefinitely, unless the Backstop Party Shares are registered pursuant to the Securities Act and any applicable state securities or Blue Sky laws or an exemption from such registration is available, and further understands that it is not currently contemplated that any Backstop Party Shares will be registered at the time of issuance.

Section 4.6 Investor Status. Such Backstop Party is an institutional "accredited investor" as defined in Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act or a "qualified institutional buyer" as defined in Rule 144A under the Securities Act. Such Backstop Party understands that the Backstop Party Shares are being offered and sold to such Backstop Party in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and such Backstop Party's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Backstop Party set forth herein in order to determine the availability of such exemptions and the eligibility of such Backstop Party to acquire the Backstop Party Shares. Such Backstop Party has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Backstop Party Shares. Such Backstop Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding such shares for an indefinite period of time). Except for the representations and warranties expressly set forth in this Agreement, such Backstop Party has independently evaluated the merits and risks of its decision to enter into this Agreement and disclaims reliance on any representations or warranties, either express or implied, by or on behalf of the Company.

Section 4.7 No Conflict. Assuming the consents referred to in Section 4.8 are obtained, the execution and delivery by such Backstop Party of this Agreement, the compliance by such Backstop Party with all provisions hereof and the consummation of the transactions contemplated hereunder (a) will not conflict with or result in a material breach or material violation of, any of the terms or provisions of, or constitute a material default under (with or without notice or lapse of time, or both), or result, except to the extent expressly provided in or contemplated by the Plan, in the acceleration of, or the creation of any lien under, any material indenture, mortgage, deed of trust, loan agreement or other material agreement or instrument to which such Backstop Party is a party or by which such Backstop Party is bound or to which any of their properties or assets is subject; (b) will not result in any material violation of the provisions of the Organizational Documents of such Backstop Party; and (c) assuming the accuracy of the Company's representations and warranties in Article III, will not result in any material violation of, or any termination or material impairment of any rights under, any statute or any material license, authorization, injunction, judgment, order, decree, rule or regulation of any Government Entity having jurisdiction over such Backstop Party or any of their properties, except in any such case described in clause (a) or clause (c), as would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the ability of such Backstop Party to perform its obligations under this Agreement or the Plan.

Section 4.8 Consents and Approvals. Assuming the accuracy of the Company's representations and warranties in Article III, no consent, approval, authorization, order, registration or qualification of or with any Government Entity having jurisdiction over such Backstop Party or any of its properties is required for the acquisition of the Backstop Party Shares by such Backstop Party hereunder and the execution and delivery by such Backstop Party of this Agreement and performance of and compliance by it with all of the provisions hereof and thereof (and the consummation of the transactions contemplated hereby and thereby), except (a) the entry of the Confirmation Order, (b) filings, if any, pursuant to the HSR Act and the expiration or termination of all applicable waiting periods thereunder or any applicable notification, authorization, approval or consent under any other Antitrust Laws in connection with the transactions contemplated by this Agreement, (c) the filing of any other corporate documents in connection with the transactions contemplated by this Agreement with applicable state filing agencies, (d) such consents, approvals, authorizations, registrations or qualifications as may be required under foreign securities laws, federal securities laws or state securities or Blue Sky laws in connection with the offer and sale of the Backstop Party Shares, and (e) such consents, approvals, authorizations, registrations or qualifications the absence of which would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the ability of such Backstop Party to perform its obligations under this Agreement.

Section 4.9 Sufficiency of Funds. Such Backstop Party will have sufficient immediately available funds to perform all of its obligations under this Agreement, including the ability to make and complete the payment of the aggregate purchase price for such Backstop Party's Purchased Shares on the Funding Deadline.

Section 4.10 Debt Financing.

(a)As of the Execution Date, the Backstop Parties have delivered to the Company a true, correct and complete copy of the Debt Commitment Letter, dated as of the Execution Date, and executed by the Debt Financing Sources party thereto, confirming its or their respective commitments to provide Debtors with the Debt Financing.

(b)Upon execution of the Debt Commitment Letter by the Company and the approval of the fully executed Debt Commitment Letter by the Bankruptcy Court, the Debt Commitment Letter shall be in full force and effect and shall be a legal, valid and binding obligation of the Debt Financing Sources party thereto and enforceable against the Debt Financing Sources party thereto in accordance with its terms (subject to the Enforceability Exceptions). As of the Execution Date, the Debt Commitment Letter has not been amended, modified or terminated by the Debt Financing Sources party thereto in any respect, and the respective commitments of the Debt Financing Sources party thereto contained in the Debt Commitment Letter have not been withdrawn, rescinded or otherwise modified in any respect by the Debt Financing Sources party thereto. As of the Execution Date, to the knowledge of the Backstop Parties, no event has occurred that (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach or default by the Debt Financing Sources party thereto under the Debt Commitment Letter.

(c)There are no conditions precedent directly or indirectly related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter. As of the Execution Date, the Backstop Parties do not have any reason to believe that any of the conditions to the Debt Financing that are within the control of the Backstop Parties will not be satisfied on a timely basis or that the Debt Financing will not be available to the Debtors on the date on the Effective Date. Other than the Debt Commitment Letter, there are no other contracts, arrangements or understandings arranged by the Backstop Parties related to the funding or investing, as applicable, of the Debt Financing. As of the Execution Date, a true, correct and complete copy of each fee or fee credit letter related to the Debt Financing executed by the Debt Financing Sources party thereto on the Execution Date has been provided to the Company. There are no side letters or other agreements relating to the Debt Commitment Letter that would affect or impose any Prohibited Financing Modifications.

Section 4.11 No Brokers Fee. Such Backstop Party is not a party to any contract, agreement or understanding with any Person, other than Jefferies LLC as financial advisor to the Backstop Parties, that would give rise to a valid claim against the Company or any of its Subsidiaries for a brokerage commission, finder's fee or like payment in connection with the Rights Offering or the sale of the Backstop Party Shares.

Section 4.12 No Undisclosed Agreements. Such Backstop Party is not a party to any other contract or agreement with any other Backstop Party in respect of the Plan or distributions to be received pursuant to the Plan.

Section 4.13 Sanctions. Such Backstop Party is not (i) a person or entity named on the OFAC List, or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a non- U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Such Backstop Party agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that such Backstop Party is permitted to do so under applicable law. Such Backstop Party represents that if it is a financial institution subject to the BSA/PATRIOT Act, that such Backstop Party maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Such Backstop Party also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Such Backstop Party further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by such Backstop Party and used to purchase the Backstop Party Shares were legally derived.

Section 4.14 No Prohibited Transactions. Such Backstop Party represents and warrants that its acquisition and holding of the Backstop Party Shares will not constitute or result in a nonexempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Section 4975 of the Code, or any applicable similar Law.

Section 4.15 ERISA. If such Backstop Party is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each, an "ERISA Plan") subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, such Backstop Party represents and warrants that neither Company, nor any of its Affiliates has acted as the ERISA Plan's fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Backstop Party Shares and neither the Company nor any of its Affiliates shall at any time be relied upon as the ERISA Plan's fiduciary with respect to any decision to acquire, continue to hold or transfer the Backstop Party Shares.

Section 4.16 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV or in any certificate delivered with respect to this Agreement, neither such Backstop Party nor any other Person makes any other express or implied representation or warranty on behalf of the Backstop Parties.

ARTICLE V

BANKRUPTCY COURT MATTERS

Section 5.1	Milestones.

(a)The following milestones (the "Milestones") shall apply to this Agreement unless extended or waived in writing by the Company and the Requisite Backstop Parties (email being acknowledged as sufficient):

(i)On or prior to December 31, 2020, the Debtors shall file a motion with the Bankruptcy Court, in form and substance reasonably acceptable to the Requisite Backstop Parties, seeking entry of the First Commitment Order;

(ii)On or prior to December 31, 2020, the Debtors shall file with the Bankruptcy Court (x) the Plan, (y) the Disclosure Statement, and (z) a motion seeking approval of the Disclosure Statement and the solicitation of acceptances and rejections to the Plan, including solicitation of parties to participate in the Rights Offering, each in form and substance reasonably acceptable to the Requisite Backstop Parties;

(iii)On or prior to January 22, 2021, the Bankruptcy Court shall have entered the First Commitment Order, in form and substance acceptable to the Requisite Backstop Parties; provided, however, that if the matters to be approved in the First Commitment Order are being actively contested in the Bankruptcy Court as of January 22, 2021, the Milestone in this Section 5.1(a)(iii) shall be automatically extended to January 27, 2021;

(iv)Unless the Debtors have elected to proceed with an Alternative Financing pursuant to an Alternative Debt Commitment Letter prior to January 22, 2021, on or prior to January 22, 2021, the Bankruptcy Court shall have entered the First Funding Order, in form and substance acceptable to the Requisite Backstop Parties; provided, however, that if the matters to be approved in the First Funding Order are being actively contested in the Bankruptcy Court as of January 22, 2021, the Milestone in this Section 5.1(a)(iv) shall be automatically extended to January 27, 2021;

(v)On or prior to February 16, 2021, the Bankruptcy Court shall have entered

(A) the Disclosure Statement Order, and (B) the Second Commitment Order, each in form and substance acceptable to the Requisite Backstop Parties; and

(vi)On or prior to April 22, 2021, the Bankruptcy Court shall have entered the Confirmation Order.

(b)Notwithstanding anything to the contrary in this Agreement, if the Debtors obtain an Alternative Financing Commitment Letter prior to January 22, 2021, the First Commitment Order shall provide for the approval for the full amount of the Aggregate Commitment Premium.

Section 5.2 Commitments of the Parties.

(a)Company Commitments. The Company agrees that the Company shall, and shall cause each of its Subsidiaries included in the definition of "Debtors" to (i) use commercially reasonable efforts to comply with all Milestones, (ii) use commercially reasonable efforts to (x) obtain Bankruptcy Court approval of the Commitment Orders, the Disclosure Statement Order and the Confirmation Order as and when contemplated hereby, and (iii) provide advance initial draft copies of all definitive documents for the Restructuring Transactions to counsel to the Backstop Parties at least three (3) Business Days prior to the date when the Debtors intends to file the applicable definitive documents with the Bankruptcy Court.

(b)Backstop Parties' Commitments. Each Backstop Party shall: (i) support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions, including (A) vote all of its claims against and interests in the Debtors to accept the Plan (to the extent entitled to vote to accept or reject the Plan) by delivering its duly executed and completed ballot(s) accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its receipt of the materials soliciting votes on the Plan and the ballot, (B) support the releases and exculpation provisions contained in the Plan, (C) elect to opt in to the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) and/or election form(s) designating that it does not opt out of the releases, and (D) unless the Agreement is terminated, not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (A) through (C) above; (ii) use commercially reasonable efforts to cooperate with the Debtors to assist in obtaining the Bankruptcy Court's entry of the Commitment Orders, the Disclosure Statement Order, the

Confirmation Order, and any other order in respect of the Restructuring Transactions; and (iii) reasonably cooperate with the Debtors in connection with the Company's complying with the Milestones.

(c)Negotiation of Definitive Documents. The Parties shall negotiate in good faith and use commercially reasonable efforts to execute and implement the definitive documents with respect to the Restructuring Transactions that are not inconsistent with this Agreement to which it is required to be a party or to which it has consent rights hereunder, and negotiate in good faith any appropriate additional or alternative provisions or agreements to address any legal, financial, or structural impediment that may arise that would prevent, hinder, impede, delay, or are necessary to effectuate the consummation of the Restructuring Transactions.

Section 5.3 Fiduciary Duties. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent any Debtor from taking or refraining to take any action (including terminating this Agreement pursuant to the terms set forth in Article VIII) to the extent the Board of Directors of such Debtor determines in good faith, based upon the advice of outside counsel, that taking or refraining to take such action, as applicable, is required under applicable Law or required in connection with the discharge of its fiduciary duties under applicable Law.

ARTICLE VI

COVENANTS

Section 6.1 Access and Information. From the Execution Date until the Closing, subject to any limitations imposed by the Bankruptcy Code or the Bankruptcy Court and any applicable Laws (including COVID-19 Measures), the Company shall (i) afford the Backstop Parties and their Representatives (including the Debt Financing Sources and their respective Representatives) reasonable access, during regular business hours and upon reasonable advance notice, to the premises, assets, management-level and other key Employees, facilities, properties, Contracts and books and records of the Business, (ii) furnish, or cause to be furnished, to the Backstop Parties any financial and operating data and other information that is available with respect to the Business as the Backstop Parties from time to time reasonably requests and (iii) instruct the Employees, and their counsel and financial advisors to cooperate with the Backstop Parties in its investigation of the Business, including instructing their accountants to give the Backstop Parties reasonable access to the accountants' work papers; provided, however, that in no event shall the Backstop Parties have access to any information that, based on advice of the Company's outside counsel, would be reasonably likely to create any Liability under applicable Laws, including antitrust, competition and merger control Laws, or would destroy any legal privilege or result in the disclosure of any trade secrets of third parties in violation of Law. Notwithstanding the foregoing, the Company shall use commercially reasonable efforts from and after the Execution Date until the Effective Date or the termination of this Agreement in accordance with its terms to make appropriate substitute arrangements to permit disclosure not in violation of such privilege or applicable Law (including COVID-19 Measures). All requests for information made pursuant to this Section 6.1 shall be directed to an executive officer of the Company or such Person or Persons as may be designated by the Company. All information received pursuant to this Section 6.1 shall be governed by the terms of the Confidentiality Agreements.

Section 6.2 Conduct of Business.

(a)From and after the Execution Date up to and including the Effective Date, except

(i)as set forth in Section 6.2 of the Company Disclosure Schedule, (ii) as expressly contemplated or permitted by the Plan or the terms of this Agreement, (iii) as required by applicable Law (including the COVID-19 Measures) or any Order of the Bankruptcy Court which Order is consistent with this Agreement, (iv) as a result of the commencement of the Bankruptcy Cases or any limitations on operations imposed by the Bankruptcy Code or the Bankruptcy Court, (v) as reasonably undertaken, consistent with actions taken by similarly situated industry participants and, except where not reasonably practicable in light of an imminent threat to health and safety, in prior consultation with the Requisite Backstop Parties, to respond to the actual or anticipated effects on the Business or the Company and its Subsidiaries of COVID-19 or COVID-19 Measures, (vi) as may be necessary or advisable to file and prosecute the Bankruptcy Cases in accordance with the terms of this Agreement or (vii) as the Requisite Backstop Parties may approve in writing (such approval not to be unreasonably conditioned, withheld, or delayed), the Company shall, and shall cause its Subsidiaries to, (A) conduct the Business in the Ordinary Course and (B) use commercially reasonable efforts to (1) preserve intact the Business and their relationships with customers, suppliers, creditors, employees and other material commercial counterparties and (2) maintain in force all Governmental Authorizations.

(b)From the Execution Date to the Effective Date, except (i) as set forth in Section 6.2(b) of the Company Disclosure Schedule, (ii) as expressly permitted by the terms of this Agreement, (iii) as required by applicable Law or required by any Order of the Bankruptcy Court which Order is consistent with this Agreement, or (iv) as a result of the commencement of the Bankruptcy Cases or any limitations on operations imposed by the Bankruptcy Code or the Bankruptcy Court, (v) as the Requisite Backstop Parties may approve in writing (such approval not to be unreasonably conditioned, withheld, or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(i)adopt or propose any change in the Organizational Documents of the Company or any of its Subsidiaries (whether by merger or otherwise);

(ii)declare, pay or set aside any non-cash dividends or distributions;

(iii)issue or authorize the issuance of any Equity Security (other than the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company) or sell, pledge, dispose of, grant, transfer, encumber, or authorize the sale, pledge, disposition, grant, transfer or encumbrance of, or amend or modify the terms of, the Equity Securities of the Company or any of its Subsidiaries, excluding, for the avoidance of doubt, the issuance of shares by the Company in respect of the Company equity awards outstanding as of the Execution Date in accordance with their terms and the applicable stock incentive plan as in effect on the Execution Date;

(iv)reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any Equity Securities of the Company or any of its Subsidiaries, excluding, for the avoidance of doubt, the withholding of shares of the Company to satisfy withholding Tax obligations in respect of the Company equity awards outstanding as of the Execution Date in accordance with their terms and the applicable stock incentive plan as in effect on the Execution Date;

(v)merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among the Company and its wholly owned Subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on their respective assets, operations or businesses;

(vi)other than commencement of the Bankruptcy Cases, take any action to initiate any insolvency proceeding of any character, including bankruptcy, receivership, reorganization, composition, administration or an arrangement with creditors, voluntary or involuntary, of the Company, any of its Subsidiaries or any of their respective assets or properties (except, following prior consultation with the Backstop Parties, for any proceedings relating to the recognition of judgments of the Bankruptcy Court in the Bankruptcy Cases);

(vii)acquire, directly or indirectly, any assets or properties with a purchase price, individually or in the aggregate, in excess of ten million Dollars ($10,000,000), other than raw materials, supplies, or capital expenditures in the Ordinary Course;

(viii)sell, transfer or otherwise dispose of any assets or properties (including any Company Assets) with a value, individually or in the aggregate, in excess of two million five hundred thousand Dollars ($2,500,000), other than in the Ordinary Course;

(ix)acquire or dispose of (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any corporation, partnership, limited liability company or other business organization, business or division or any related securities or interests in any business organization, or make any investment in any Person or enter into any joint venture, partnership or other similar arrangement;

(x)sell, assign, license, sublicense, abandon, allow to lapse, transfer or otherwise dispose of, or create or incur any Encumbrance on or otherwise fail to take any commercially reasonable action necessary to maintain, enforce or protect, any material Intellectual Property, other than in the Ordinary Course (A) pursuant to non-exclusive licenses or (B) for the purpose of disposing of immaterial assets the Company reasonably believe to be obsolete, unused or worthless;

(xi)create or incur any material Encumbrance on any material asset, other than a Permitted Encumbrance;

(xii)make any loans, advances, guarantees or capital contributions to or investments in any Person (other than a wholly owned Subsidiary of the Company);

(xiii)incur any Indebtedness or assume, grant, endorse, guarantee or otherwise become responsible for such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (A) short-term Indebtedness for borrowed money incurred in the Ordinary Course, (B) Indebtedness in replacement of (i.e., in the same quantum as) existing Indebtedness for borrowed money on terms substantially consistent with or more beneficial to the Company than the Indebtedness being replaced, (C) any intercompany Indebtedness solely among the Company and any of its wholly owned Subsidiaries, or (D) any Indebtedness incurred in the Ordinary Course which will be repaid at or before the Effective Date (including for the avoidance of doubt, any debtor-in-possession financing), or (E) any Indebtedness which the Company or its Subsidiaries would be permitted to incur pursuant to Section 6.01(a) of the Debtor-in-Possession Facility as in effect on the Execution Date;

(xiv)make any changes with respect to accounting policies, practice, or procedures except as required by applicable Law or U.S. GAAP;

(xv)except as required pursuant to the terms of any Benefit Plan in effect as of the Execution Date, or as otherwise required by applicable Law: (A) become a party to, establish, adopt, amend or terminate any Benefit Plan (or any arrangement that would have been a Benefit Plan had it been entered into prior to the Execution Date) or any Labor Contract, including granting, or amending or modifying, any severance, retention or termination pay, or amending or modifying any employment, change in control or severance agreement, (B) increase or decrease the wages, salaries, bonus or other compensation of any

Employee except for increases or decreases in base salary or wages in the Ordinary Course for Employees with base compensation of less than the Base Compensation Threshold, (C) grant any new awards, including equity or equity- based awards, or amend or modify the terms of any outstanding awards, under any Benefit Plans, (D) accelerate the timing of vesting or payment of any compensation or awards due to any Employee, (E) hire any Employee other than Employees with base compensation of less than the Base Compensation Threshold; provided, however, that the Company and its Subsidiaries may hire an Employee to replace a terminated Employee on terms and conditions substantially comparable to those that applied to such terminated Employee, (F) terminate the employment of any Employees with base compensation of the Base Compensation Threshold or more other than for cause and without the payment of severance, or (G) fail to fund any Benefit Plans in the Ordinary Course or in accordance with applicable funding requirements, including in respect of timing and amounts;

(xvi)(A) enter into (including by assignment or acquisition), amend or modify in any material respect, fail to renew, waive compliance with any material obligation under, settle any material claim with respect to, or terminate any Material Contract, or otherwise waive, release or assign any material rights, claims or benefits under any such Material Contract, in each case other than with respect to a Material Contract solely relating to Indebtedness for borrowed money which is permitted by Section 6.2(b)(xiii) or entry in the Ordinary Course into a Contract with a customer or supplier that is a Material Contract solely as a result of clauses (viii) or (ix) of the definition of "Material Contracts" or (B) reject any Material Contract or seek Bankruptcy Court approval to do so;

(xvii)take any action in breach of the Bidding Procedures Order or the Confirmation Order;

(xviii)with respect to any material asset of the Company or its Subsidiaries, (A) agree to allow any form of relief from the automatic stay in the Bankruptcy Cases or (B) fail to use commercially reasonable efforts to oppose any action by a third party to obtain relief from the automatic stay in the Bankruptcy Cases;

(xix)voluntarily pursue or seek, or fail to use commercially reasonable efforts to oppose any third party in pursuing or seeking, a conversion of any of the Bankruptcy Cases to a case under chapter 7 of the Bankruptcy Code, the appointment of a trustee under chapter 11 or chapter 7 of the Bankruptcy Code and/or the appointment of an examiner with expanded powers;

(xx)(A) fail to prepare and timely file all Tax Returns required to be filed, (B) make, change or revoke any material Tax election, (C) change an annual Tax accounting period or any material Tax accounting method, (D) enter into any closing agreement with a tax authority, (E) settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes in excess of one hundred thousand Dollars ($100,000) individually or four hundred thousand Dollars ($400,000) in the aggregate, (F) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or (G) except as required by applicable Law, take or fail to take any action with respect to Taxes that would reasonably be expected to have the effect of increasing the Tax liability of any of the Backstop Parties, its Affiliates, the Company or its Subsidiaries by a non-de minimis amount, in each case, (x) with respect to the Company and its Subsidiaries or (y) with respect to the Company Assets or the Business;

(xxi)incur any capital expenditures in excess of two million five hundred thousand Dollars ($2,500,000) individually or ten million Dollars ($10,000,000) in the aggregate, other than in the Ordinary Course;

(xxii)enter into any material new line of business; or

(xxiii)agree, authorize or commit to do any of the foregoing. Section 6.3 Reasonable Best Efforts.

(a)The Company and the Backstop Parties shall cooperate and use their respective reasonable best efforts (i) to fulfill as promptly as practicable the conditions precedent to the other Party's obligations hereunder in accordance with the Plan, including in connection with securing as promptly as practicable all consents, approvals, waivers and authorizations required in connection with the Transaction and (ii) to make, or cause to be made, the registrations, declarations and filings (or draft filings where customary) required under the HSR Act and Non- U.S Antitrust Laws with respect to the Transaction as promptly as practicable after the Execution Date (and in any event, no later than ten (10) Business Days after the Execution Date with respect to filings required under the HSR Act); provided that, notwithstanding anything to the contrary in this Agreement (x) none of the Company or any of its Affiliates may, and the Backstop Parties and their Affiliates shall not be required to, commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent and (y) without limiting the Backstop Parties' obligations under this Section 6.3(a), without the Backstop Parties' prior written consent, the

Company shall not, and shall cause its respective Affiliates not to, sell, divest, license or otherwise dispose of any capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses (or commit to do any of the foregoing) in order to obtain any consent from, or enter into any consent decrees with, a Government Entity or third party to the transactions contemplated hereby (but if the Backstop Parties so requests, the Company and its Subsidiaries shall be required to take any of the foregoing actions to the extent such actions are conditioned on the Closing); provided further, however, that, without limiting the foregoing proviso and solely with respect to the jurisdictions set forth on Section 6.3(a) of the Company Disclosure Schedule, the Backstop Parties and the Company will make all filings and submissions required by any antitrust, competition and merger control Laws and any other Laws in connection with the Transaction and use their respective reasonable best efforts to promptly file any additional information reasonably requested as soon as practicable after receipt of such request therefor.

(b)The Company, on the one hand, and the Backstop Parties, on the other hand shall cooperate with each other and use their respective reasonable best efforts to furnish to each other all information necessary or desirable in connection with making any filing under the HSR Act and for any application or other filing to be made pursuant to any antitrust, competition or merger control Law, and in connection with resolving any investigation or other inquiry by any Government Entity under any antitrust, competition or merger control Laws with respect to the Transaction. Each Party shall promptly inform the other Parties of any communication with, and any proposed understanding, undertaking or agreement with, any Government Entity regarding any such filings or any such transaction. Neither the Company, on the one hand nor the Backstop Parties, on the other hand shall participate in any meeting with any Government Entity in respect of any such filings, investigation or other inquiry without giving the each other prior notice of the meeting. The Parties shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings under or relating to the HSR Act or other antitrust, competition or merger control Laws with respect to the Transaction (including, with respect to making a particular filing, by providing copies of all such documents to the non-filing Party and their advisors prior to filing and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith).

Section 6.4 Tax Matters.

(a)Tax Return Preparation and Filing. The Company and its Subsidiaries shall prepare in the Ordinary Course (except as otherwise required by applicable Law) and timely file all Applicable Tax Returns. Except with respect to Pending Income Tax Returns, the Company shall deliver drafts of all Applicable Tax Returns to the Backstop Parties no later than thirty (30) days prior to the date (including extensions) on which such Tax Returns are required to be filed (or as promptly as reasonably practicable, in the case of non-income Tax Returns) for Backstop

Parties' review and comment, and the Company shall not unreasonably fail to reflect any comments requested by the Backstop Parties at least ten (10) days prior to the date (including extensions) on which such Tax Returns are required to be filed (in the case of income Tax Returns) or reasonably promptly in advance of the date (including extensions) on which such Tax Returns are required to be filed (in the case of non-income Tax Returns). With respect to Pending Income Tax Returns: (w) the Company shall use its reasonable best efforts to deliver preliminary drafts of any Pending Income Tax Returns that are U.S. federal income Tax Returns to the Backstop Parties for review and approval in as complete a form as possible no later than ten (10) days following the Execution Date, (x) the Company shall use its reasonable best efforts to deliver final drafts of Pending Income Tax Returns no later than five (5) days prior to the date (including extensions) on which such Tax Returns are required to be filed, (y) the Company shall not unreasonably fail to reflect any comments requested by the Backstop Parties reasonably promptly in advance of the date (including extensions) on which such Tax Returns are required to be filed and (z) in advance of the delivery of final drafts of Pending Income Tax Returns, the Parties shall reasonably cooperate in timely providing information related thereto as reasonably necessary in connection with the Backstop Parties' review and comment on such Tax Returns.

(b)Transfer Taxes. All Transfer Taxes shall (to the extent not subject to an exemption under the Bankruptcy Code) be borne 50% by the Company (for the avoidance of doubt, such portion to be not borne indirectly by any of the Backstop Parties with respect to the Acquired Shares) and 50% by the Backstop Parties. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared by the Backstop Parties, and the Company shall join in the execution of any applicable Tax Returns.

Section 6.5 Debt Financing.

(a)The Parties shall use their respective reasonable best efforts to cooperate with each other to arrange and obtain the Debt Financing on terms and conditions not less favorable to the Company than those described in the Debt Commitment Letter as promptly as practicable after the Execution Date and no later than the Effective Date.

The Parties shall use (but subject in all respects to this Section 6.5) their respective reasonable best efforts to (i) maintain in effect the Debt Commitment Letters, unless replaced in a manner consistent with this Section 6.5, (ii) negotiate and have the Debtors enter into definitive agreements with respect to the Debt Commitment Letter on the terms and subject to the conditions contained in the Debt Commitment Letter or on other terms and conditions no less favorable to the Backstop Parties and the Debtors and which do not adversely impact in any material respect the conditionality of the Debt Financing, (iii) satisfy, or obtain a waiver thereof, on a timely basis all conditions applicable to the Backstop Parties and the Debtors in the Debt Commitment Letters, (iv) assuming that all conditions contained in the applicable Debt Commitment Letters have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions), consummate the Debt Financing at the Closing, (v) enforce the Company's rights under the Debt Commitment Letters, and (vi) have the Company comply in all material respects with its obligations under the Debt Commitment Letters and any related definitive agreements.

Each Party shall, following the reasonable request of the other Party from time to time, keep such other Party informed on a reasonably current basis and in reasonable detail of its efforts to obtain the Debt Financing. The Company will fully pay, or cause to be paid, all Debt Commitment Fees as and when they become due and payable.

(b)Without limiting the generality of the foregoing, prior to the Closing, each Party shall give the other Party prompt written notice: (i) of any material breach or material default by any party to the Debt Commitment Letter, or any definitive agreements related to the Debt Financing, in each case of which such Party becomes aware; (ii) of the receipt by such Party of any written notice or other written communication, in each case received from any Debt Financing Sources Related Party, with respect to any (1) (I) actual or potential material breach of any party's obligations under the Debt Commitment Letter or definitive agreements related to the Debt Financing, (II) actual or potential breach material default, termination or repudiation by any party to the Debt Commitment Letter or definitive agreements related to the Debt Financing, or

(III)portion of the Debt Financing not being reasonably expected to be available to the Debtors on the Effective Date, or (2) material dispute between or among any parties to the Debt Commitment Letter or definitive agreements related to the Debt Financing or any provisions of the Debt Commitment Letter; and (iii) if prior to the Effective Date, the Debt Commitment Letter or definitive agreements related to the Debt Financing expire or are terminated. Promptly following delivery by a Party of a written request therefore, the recipient Party shall provide any information reasonably requested the requesting Party relating to any circumstance referred to in the immediately preceding sentence. Notwithstanding the foregoing, in no event shall any Party be under any obligation to disclose any information pursuant to clause (1) or (2) above that would (x) breach any binding obligation of confidentiality or (y) waive the protection of attorney client or similar privilege if such party shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege.

(c)The Company shall furnish to the Backstop Parties a copy of any executed written amendment, supplement, modification, waiver or consent relating to the Debt Commitment Letter or the definitive agreements related to the Debt Financing. For purposes of this Agreement (other than with respect to representations in this Agreement made by the Backstop

Parties that speak as of the Execution Date), references to the "Debt Commitment Letter" shall include such document as permitted or required by this Section 6.5 to be amended, supplemented or otherwise modified or waived, in each case from and after such amendment, supplement or other modification or waiver.

(d)If any portion of the Debt Financing becomes, or would reasonably be expected to become, unavailable on the terms and conditions contemplated by the Debt Commitment Letter (including the flex provisions) (other than as a direct result of the Company's breach of any provision of this Agreement), the Parties shall each use their respective reasonable best efforts to cooperate with each other to arrange and obtain any such portion from an Alternative Financing, as promptly as practicable following the occurrence of such event; provided, however, that the terms of such Alternative Financing shall (i) not, unless reasonably agreed between the Company and the Requisite Backstop Parties, effect any Prohibited Financing Modifications, and (ii) be otherwise reasonably acceptable to the Company. Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Party be required to pay any fees or agree to any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letter as in effect on the Execution Date (including market flex provisions), or agree to any term (including any market flex term) less favorable to the Backstop Parties or the Debtors in any material respect than such term contained in the Debt Commitment Letter as in effect on the Execution Date. As applicable, references in this Agreement (other than with respect to representations in this Agreement made by the Backstop Parties that speak as of the Execution Date) to (A) the Debt Financing shall include any Alternative Financing, and (B) to any Debt Commitment Letter shall include any Alternative Financing Commitment Letter.

(e)Notwithstanding anything to the contrary in this Agreement, the Company may at any time seek to obtain Alternative Financing in an aggregate principal amount (excluding, for the avoidance of doubt, any commitments under revolving credit facilities) equal to one billion two hundred million Dollars ($1,200,000,000) and to replace an existing Debt Commitment Letter with an Alternative Financing Commitment Letter or Alternative Financing Commitment Letters relating to such Alternative Financing in an aggregate principal amount (excluding, for the avoidance of doubt, any commitments under revolving credit facilities) equal to one billion two hundred million Dollars ($1,200,000,000); provided, however, that the terms of such Alternative Financing shall not, unless reasonably agreed between the Company and the Requisite Backstop Parties, effect any Prohibited Financing Modifications. If the Debtors determine not to proceed with the Debt Financing pursuant to the Debt Commitment Letter and elect to proceed with an Alternative Financing prior to January 22, 2021, no Party shall be deemed to be in breach of this Agreement as a result thereof (including for any failure to seek an Order of the Bankruptcy Court to approve the First Funding Order).

(f)Prior to the Effective Date, the Backstop Parties shall use their reasonable best efforts to, and shall use their reasonable best efforts to cause their respective Representatives to use their reasonable best efforts to, provide cooperation in connection with the arrangement of the Debt Financing as may be customary and reasonably requested by the Company, including using reasonable best efforts to cooperate with the Company and the Debt Financing Sources Related Parties, in each case in connection with the Debt Financing, including by participating in a reasonable number of meetings, drafting sessions, presentations, "road shows" and sessions with prospective financing sources, investors and ratings agencies, upon reasonable prior notice at mutually agreed times and places.

(g)Notwithstanding anything to the contrary herein, a breach by any Party of its respective obligations under this Section 6.5 shall not constitute a breach of this Agreement or a breach for purposes of Article VII or a breach of the conditions precedent set forth in

Section 7.2(b) or Section 7.3(b), as applicable, by such Party, unless such breach is a material breach and directly results in the Debt Financing not being available at the Closing.

Section 6.6 Other Transaction Documents. As promptly as reasonably practicable following the date of this Agreement, the Parties shall meet, confer and negotiate in good faith to prepare: (a) a form of the Registration Rights Agreement giving effect, inter alia, to the terms and conditions set forth on Annex E hereto; (b) forms of the Other Governance Agreements giving effect, inter alia, to the terms and conditions set forth on Annex F hereto; and (c) forms of the Certificates of Designation giving effect, inter alia, to the applicable terms and conditions set forth on Annex C hereto. Each of the foregoing forms shall be reasonably acceptable to each of the Company and the Requisite Backstop Parties and approved by the Bankruptcy Court.

Section 6.7 Listing. The Company shall use its commercially reasonable efforts to list the Series A Preferred Stock and the Common Stock on the New York Stock Exchange (or such other national securities exchange as may be reasonably requested by the Requisite Backstop Parties) on the Effective Date or as promptly as practicable thereafter.

Section 6.8 Series B Preferred Stock; Warrants.

(a)Promptly following the Execution Date and consistent with all the provisions of the Restructuring Term Sheet (including the limitations contained therein), the Parties will negotiate in good faith and use their reasonable best efforts to agree on the terms of the Series B Preferred Stock that are not expressly reflected in the Restructuring Term Sheet, including the amortization thereof. Without limiting the foregoing, the Company agrees that the Series B Preferred Stock shall not be transferable without the prior written consent of the Company.

(b)Following the Execution Date, the Parties will negotiate in good faith and use their reasonable best efforts to agree on the form and terms (including exercise price and number of shares of Common Stock issuable upon exercise) of warrants exercisable for the issuance of

Common Stock to be issued to Existing Stockholders pursuant to the Plan (the "Warrants").

Section 6.9 Further Assurances. From time to time after the Effective Date, each Party shall, and shall cause its respective Affiliates to, promptly execute, acknowledge and deliver any other assurances or documents or instruments reasonably requested by another Party and necessary for the requesting Party to satisfy its obligations hereunder or to obtain the benefits of the Transaction.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to the Obligations of the Backstop Parties and the Company. The obligations of the Parties to effect the Closing are subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

(a)HSR. The waiting periods applicable to the consummation of the Transaction under the HSR Act shall have expired or been terminated.

(b)Non-U.S. Antitrust Clearances. All of the Non-U.S. Antitrust Clearances shall have been obtained.

(c)No Prohibition. No court or other Government Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Prohibition.

(d)Bankruptcy Court Orders. The Bankruptcy Court shall have entered the Commitment Orders and the Confirmation Order (each of which shall be in full force and effect), and no order staying, reversing, modifying or amending any Commitment Order or the Confirmation Order shall be in effect on the Effective Date.

(e)Plan Terms.

(i)The Parties have reached an agreement pursuant to Section 6.8(a) by the date that is seven (7) days prior to the commencement of the Confirmation Hearing, including as to the finalization of the amortization schedule for the Series B Preferred Stock; and

(ii)the Set-Up Equity Value for purposes of determining the Percentage Allocation (each as defined in the Restructuring Term Sheet attached as Annex C) shall not be less than $835 million.

(f)Debt Financing.

(i)The Debtors shall have received, as of the Effective Date, the Debt Financing on the terms described in the Debt Commitment Letter, or shall otherwise have obtained debt financing in an aggregate principal amount equal to one billion two hundred million Dollars ($1,200,000,000); and

(ii)the Company and its Subsidiaries, collectively, shall not have immediately following the Closing:

(A)Indebtedness for borrowed money outstanding (on a pro forma basis, after giving effect to any prepayments or repayments that are substantially concurrent with Closing, including the application of proceeds of the Rights Offering or any equity investments) in excess of (1) one billion two hundred million Dollars ($1,200,000,000) in aggregate principal amount, plus (2) an additional amount not to exceed fifty million Dollars ($50,000,000) for local working capital, letter of credit and cash management facilities (for clarity, excluding (x) any amounts under the UniCredit SCF Facility, (y) bank acceptance draft issuances in China and (z) Discounted Promissory Notes; it being understood and agreed by the Parties that all the foregoing items in clauses (x),

(y)and (z) above shall have been incurred or issued by the Company and its Subsidiaries only in in the Ordinary Course (taking into account the operations of the Company and its Subsidiaries during the pendency of the Bankruptcy Cases)), plus (3) any amounts drawn under revolving credit facilities, which facilities shall not exceed an aggregate principal amount of three hundred and fifty million Dollars ($350,000,000); and/or

(B)other Indebtedness outstanding in excess of four hundred million Dollars ($400,000,000); provided, that all such other Indebtedness outstanding shall have been incurred by the Company and its Subsidiaries only in the Ordinary Course (taking into account the operations of the Company and its Subsidiaries during the pendency of the Bankruptcy Cases) and shall be consistent with Section 7.1(f) of the Company Disclosure Schedule.

(g)Rights Offering. The Company shall have commenced the Rights Offering on the Subscription Commencement Date, the Rights Offering shall have been conducted in all material respects in accordance with this Agreement and the Rights Offering Procedures, and the Subscription Expiration Time shall have occurred.

Section 7.2 Conditions to the Obligations of the Backstop Parties. The obligation of the Backstop Parties to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

(a)Representations and Warranties. (i) Each of the representations and warranties of the Company contained in Article III (other than the Company Fundamental Representations) shall be true and correct as of the Execution Date and as of the Effective Date (except for such representations and warranties that are made as of a specific date which shall speak only as of such date), except where the failure to be true and correct would not have a Material Adverse

Effect (for the avoidance of doubt, giving effect to the provisos in the definition of "Material Adverse Effect" in determining whether and to what extent any representation and warranty is true and correct); (ii) the Company Fundamental Representations (except for Section 3.2(a) and Section 3.2(b)) shall be true and correct in all material respects as of the Execution Date and as of the Effective Date as if made on and as of the Effective Date (except for such representations and warranties that are made as of a specific date which shall speak only as of such date); and

(iii)the representations and warranties of the Company contained in Section 3.2(a) and

Section 3.2(b) shall be true and correct, subject only to de minimis exceptions, as of the Execution Date and as of the Closing as if made on and as of the Effective Date (except for such representations and warranties that are made as of a specific date which shall speak only as of such date) (in the case of each of (i), (ii) and (iii), disregarding all materiality and "Material Adverse Effect" or similar qualifiers contained therein but giving effect to the lead in to Article III).

(b)Covenants. Each of the covenants and agreements of the Company to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c)Material Adverse Effect. From the Execution Date, there shall not have occurred and be continuing as of the Effective Date any Material Adverse Effect.

(d)Certificate. The Backstop Parties shall have received a certificate, signed by a duly authorized officer of the Company and dated as of the Effective Date, to the effect that the conditions set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(c) have been satisfied.

(e)Deliverables. The Backstop Parties shall have received all items required to be delivered or caused to be delivered by the Company pursuant to the terms of this Agreement at or prior to the Closing.

Section 7.3 Conditions to the Obligations of the Company. The obligation of the Company to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

(a)Representations and Warranties. Each of the representations and warranties of the Backstop Parties contained in Article IV shall be true and correct as of the Execution Date and as of the Effective Date (except for such representations and warranties that are made as of a specific date which shall speak only as of such date), disregarding all materiality or similar qualifiers contained therein but giving effect to the lead in to Article IV, except where any failures of any such representations and warranties to be true and correct would not prevent or materially impair the ability of the Backstop Parties to consummate the Transaction.

(b)Covenants. Each of the covenants and agreements of the Backstop Parties to be performed on or prior to the Closing shall have been duly performed in all material respects; provided, however, that any funding default by a Defaulting Backstop Party shall not constitute a breach for purposes of this Section 7.3(b) to the extent that such Defaulting Backstop Party's

Funding Amount has been assumed and funded by one or more Non-Defaulting Backstop Parties prior to Closing in accordance with Section 2.6(a).

(c)Certificate. The Company shall have received a certificate, signed by a duly authorized officer of each of the Backstop Parties and dated as of the Effective Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)Deliverables. The Company shall have received all items required to be delivered or caused to be delivered by the Backstop Parties pursuant to the terms of this Agreement at or prior to the Closing.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)by written agreement of the Requisite Backstop Parties and the Company;

(b)by either the Requisite Backstop Parties or the Company, by giving written notice of such termination to the other Party, if any Prohibition permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction has become final and non-appealable so long as the reason for the Prohibition permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction is not due to the terminating Party's material breach of its representations, warranties, covenants or agreements under this Agreement;

(c)by either the Requisite Backstop Parties or the Company, by giving written notice of such termination to the other Party, if the Closing shall not have occurred on or prior to the Outside Date; provided, however, that if one or more of the conditions to Closing set forth in Section 7.1(a) (HSR), Section 7.1(b) (Non-U.S. Antitrust Clearances) or Section 7.1(c) (No Prohibition) (as the result only of a Prohibition imposed by a Government Entity with jurisdiction over enforcement of any applicable Antitrust Laws) have not been satisfied or waived on or prior to such date but all other conditions to Closing set forth in Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, provided that such conditions would then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall, at the option of the Company in its sole discretion, be extended to June 10, 2021, and such date, as so extended, shall be the "Outside Date"; and provided further, that (x) the Requisite Backstop Parties shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if any Backstop Party is then in breach of any representation, warranty, covenant or agreement under this Agreement, such that Section 7.3(a) and/or Section 7.3(b) (as applicable) would not be satisfied and (y) the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if the Company is then in breach of any representation, warranty, covenant or agreement under this Agreement, such that Section 7.2(a) and/or Section 7.2(b) (as applicable) would not be satisfied;

(d)subject to the right of the Non-Defaulting Backstop Parties to arrange a replacement of a Defaulted Commitment in accordance with Section 2.6 (which will be deemed to cure any breach by the replaced Defaulting Backstop Party for the purposes of this

Section 8.1(d)), by the Company, by giving written notice of such termination to the Backstop Parties, if there has been a breach by any Backstop Party of any representation, warranty, covenant or agreement made by such Backstop Party in this Agreement, such that Section 7.3(a) and/or Section 7.3(b) (as applicable) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by the Company to the Backstop Parties and (ii) the Outside Date; provided, however, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Company is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that Section 7.2(a) and/or Section 7.2(b) (as applicable) would not be satisfied (for this purpose, disregarding any cure periods contained therein);

(e)by the Requisite Backstop Parties, by giving written notice of such termination to the Company, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, such that Section 7.2(a) and/or Section 7.2(b) (as applicable) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by the Requisite Backstop Parties to the Company and (ii) the Outside Date; provided, however, that the Requisite Backstop Parties shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if any Backstop Party is then in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that Section 7.3(a) and/or Section 7.3(b) (as applicable) would not be satisfied (for this purpose, disregarding any cure periods contained therein);

(f)by the Requisite Backstop Parties, by giving written notice of such termination to the Company, if (i) any Milestone has not been satisfied, unless such Milestone has been waived or extended in accordance with the terms of this Agreement, (ii) the Bankruptcy Cases are dismissed or converted to a case or cases under chapter 7 of the Bankruptcy Code, and neither such dismissal nor conversion expressly contemplates the Transaction, (iii) the Company enters into a definitive agreement to implement an Alternative Transaction or the Bankruptcy Court approves an Alternative Transaction, in each case subject to the provisions of Section 8.3, or (iv) for any reason, (A) the Plan as proposed by the Debtors provides for a Set-Up Equity Value for purposes of determining the Percentage Allocation (each as defined in the Restructuring Term Sheet attached as Annex C) of less than $835 million, or (B) the Plan approved by the Bankruptcy Court provides for a Set-Up Equity Value for purposes of determining the Percentage Allocation (each as defined in the Restructuring Term Sheet attached as Annex C) of less than $835 million; or

(g)by the Company, by giving written notice of such termination to the Backstop Parties, if the Company enters into a definitive agreement to implement an Alternative Transaction, or the Bankruptcy Court approves an Alternative Transaction, in each case subject to the provisions of Section 8.3.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall thereafter become void and have no effect, and no Party shall have any Liability to any other Party or their respective Affiliates, or their respective directors, officers or employees, except for the obligations of the Parties in this Section 8.2, Section 8.3 and Article X (and any related definitional provisions set forth in Article I), including the payment of the Commitment Premium and any and all Professional Expenses. Notwithstanding the foregoing, if this Agreement is terminated as a result of a breach of this Agreement by a party hereto, such party shall not be released and shall remain liable for any damages resulting from such breach, subject to the limitations contained in Section 8.4.

Section 8.3 Payments upon Termination.

(a)Subject to the Bankruptcy Court's entry of each applicable Commitment Order, in the event of the termination of this Agreement pursuant to Section 8.1(b) , Section 8.1(c), Section 8.1(e), Section 8.1(f)(i) (but only if any of the Milestones set forth in Section 5.1(a)(i), Section 5.1(a)(iii), Section 5.1(a)(iv), and/or Section 5.1(a)(v) has not been satisfied),

Section 8.1(f)(ii), Section 8.1(f)(iii), Section 8.1(f)(iv) or Section 8.1(g), the Debtors shall pay to each Backstop Party its Commitment Premium plus any Professional Expenses not previously reimbursed (or, if the First Commitment Order has been entered, but not the Second Commitment Order, such Backstop Party's pro rata portion of the amounts of the Aggregate Commitment Premium and the Professional Expenses that were approved by the Bankruptcy Court in the First Commitment Order); provided, however, that the Debtors shall not be obligated to pay such Commitment Premium and Professional Expenses until (i) in the event of termination pursuant to Section 8.1(c), Section 8.1(f)(iii) or Section 8.1(g), the earlier of (A) the date of consummation of an applicable Alternative Transaction and (B) May 10, 2020, or (ii) in the event of termination pursuant to Section 8.1(b), Section 8.1(e), Section 8.1(f)(ii), or Section 8.1(f)(iv), the later of (A) February 21, 2021 and (B) three (3) Business Days following the date of such termination; provided further, however, that no Backstop Party shall be paid its Commitment Premium if such Backstop Party is a Defaulting Backstop Party at the time of termination of this Agreement, and such Defaulting Backstop Party's respective Commitment Premium shall be forfeited and retained by the Company.

As of the Execution Date, the Aggregate Commitment Premium shall be deemed earned by the Backstop Parties, and to the extent payable in accordance with this Section 8.3, the Aggregate Commitment Premium and Professional Expenses shall constitute an allowed administrative expense of the Debtors' estate under Sections 503(b) and 507 of the Bankruptcy Code, which, for the avoidance of doubt, shall be otherwise deemed to be on a pari passu basis with all other administrative expenses of the Debtors' estate.

(b)Notwithstanding anything to the contrary herein (including Section 2.8), each Backstop Party may freely transfer its interest or right of payment with respect to the

Commitment Premium (a "Commitment Premium Transfer") to any Person without the consent of the Company. For the avoidance of doubt, a Commitment Premium Transfer shall not release any obligation of a Backstop Party except to the extent provided in Section 2.8 in connection with the transfer by such Backstop Party of a Transferred Interest to a Permitted Transferee in accordance with the terms of Section 2.8.

(c)In the event of termination of this Agreement pursuant to Section 8.1(d), each Backstop Party shall, on the second (2nd) Business Day following the date of such termination, pay the Company an amount equal to such Backstop Party's pro rata allocation, based on the then-current Commitment Percentages, of the Reverse Termination Payment.

Section 8.4 Limitation on Liability.

(a)The Parties acknowledge and agree that the Backstop Parties' entitlement to the Commitment Premiums under Section 8.3 plus their Professional Expenses will constitute liquidated damages (and not a penalty), and, other than their rights to specific performance under Section 10.12 , the Commitment Premium and Professional Expenses shall be the sole and exclusive remedy available to the Backstop Parties and any other Person against the Debtor Related Parties in connection with this Agreement or the Transaction (including as a result of the failure to consummate the Closing or for a breach or failure to perform hereunder or otherwise), and none of the Debtor Related Parties shall have any further Liability relating to or arising out of this Agreement or the Transaction. The Parties acknowledge and agree that the maximum aggregate liability of the Debtor Related Parties in connection with this Agreement or the Transaction (including as a result of the failure to consummate the Closing or for a breach or failure to perform hereunder or otherwise) shall be an amount equal to the Aggregate Commitment Premium plus the Professional Expenses. For the avoidance of doubt, (i) under no circumstances shall the Backstop Parties or any of their Affiliates be entitled to monetary damages other than payment of the Commitment Premiums and the Professional Expenses, (ii) while the Backstop Parties may pursue both a grant of specific performance in accordance with this Agreement and the payment of the Commitment Premiums and the Professional Expenses pursuant to Section 8.3, under no circumstance shall the Backstop Parties or any of their Affiliates be permitted or entitled to receive both a grant of specific performance and any monetary damages, including a payment of all or any portion of the Commitment Premiums and the Professional Expenses, and (iii) under no circumstances shall the Backstop Parties or any of their Affiliates be entitled to collect the Commitment Premiums on more than one occasion (or, after the receipt of the Commitment Premiums, as applicable, any further funds or amounts other than Professional Expenses).

(b)The Parties acknowledge and agree that the Company's entitlement to the Reverse

Termination Payment under Section 8.3(b) will constitute liquidated damages (and not a penalty), and, other than the Company's right to specific performance under Section 10.12, the Reverse Termination Payment under Section 8.3(b) shall be the sole and exclusive remedy available to the Company and any other Person against the Backstop Party Related Parties in connection with this Agreement or the Transaction (including as a result of the failure to consummate the Closing or for a breach or failure to perform hereunder or otherwise) following termination of this Agreement, and none of the Backstop Party Related Parties shall have any further Liability relating to or arising out of this Agreement or the Transaction following termination of this Agreement. The Parties acknowledge and agree that in no event shall the maximum aggregate liability of the Backstop Party Related Parties following termination of this Agreement exceed an amount equal to the Reverse Termination Payment.

For the avoidance of doubt, (i) under no circumstances shall the Debtors or any of their Affiliates be entitled to monetary damages other than payment of the Reverse Termination Payment following termination of this Agreement, (ii) while the Company may pursue both a grant of specific performance in accordance with this Agreement and the payment of the Reverse Termination Payment pursuant to Section 8.3(b), under no circumstance shall the Debtors or any of their Affiliates be permitted or entitled to receive both a grant of specific performance and the Reverse Termination Payment under Section 8.3(b), and (iii) under no circumstances shall the Debtors or any of their Affiliates be entitled to collect the Reverse Termination Payment on more than one occasion (or, after the receipt of the Reverse Termination Payment, any further funds or amounts).

Notwithstanding the foregoing or anything else herein that may be to the contrary,

(A)each Backstop Party only shall be required to pay pursuant to Section 8.3(c) its pro rata portion of the Reverse Termination Payment based on such Backstop Party's then-current Commitment Percentage, (B) each Backstop Party shall not be responsible for, or be obligated to pay, any portion of the Reverse Termination Payment owed by any other Backstop Party, and

(C)the maximum aggregate liability of any Backstop Party in connection with this Agreement or the Transaction (including as a result of the failure to consummate the Closing or for a breach or failure to perform hereunder or otherwise), whether or not this Agreement is terminated or the Closing occurs shall not exceed an amount equal to (1) the amount of the Reverse Termination Payment multiplied by (2) such Backstop Party's then-current Commitment Percentage.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Company Indemnity. Subject to entry of the Commitment Order, the Company (the "Indemnifying Party") shall indemnify and hold harmless each Backstop Party and its Affiliates, equity holders, members, partners, general partners, managers and its and their respective representatives and controlling Persons (each, an "Indemnified Person") from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Backstop Parties, except to the extent otherwise provided for in this Agreement) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement, the Plan and the transactions contemplated hereby and thereby (collectively, "Losses") (but not including any fees and expenses that would be reimbursable by the Company pursuant to Section 2.10 if the Professional Expenses Cap were disregarded, other than fees and expenses incurred by an Indemnified Person in connection with a Third Party Claim), including the Backstop Commitments, the Rights Offering, the payment of the Commitment Premium or the use of the proceeds of the Rights Offering, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Company or its equity holders, Affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable documented (with such documentation subject to redaction to preserve attorney client and work product privileges) legal or other third party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided, however, that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (a) as to any Defaulting Backstop Party or any Indemnified Person related thereto, caused by such default by such Backstop Party, (b) to the extent they are found by a final, non- appealable judgment of a court of competent jurisdiction to arise from the bad faith or willful misconduct of such Indemnified Person, or (c) that would constitute allowed administrative expenses of the Debtors' estate under sections 503(b) and 507 of the Bankruptcy Code.

Section 9.2 Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an "Indemnified Claim"), such Indemnified Person will, if a claim is to be made hereunder against the Indemnified Person in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, that the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person's counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable costs of investigation) unless (a) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)), (b) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (c) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination, and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (d) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person. Notwithstanding anything herein to the contrary, the Company shall have sole control over any Tax audit and shall be permitted to settle any liability for Taxes of the Company.

Section 9.3 Settlement of Indemnified Claims. The Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party. If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Article IX. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person's sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (b) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 9.4 Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this Article IX shall, to the extent permitted by applicable Law, be treated for all Tax purposes as adjustments to the purchase price for the Offered Shares subscribed for by the Backstop Parties in the Rights Offering and the Purchased Shares purchased by such Indemnified Person. The provisions of this Article IX are an integral part of the transactions contemplated by this Agreement and without these provisions the Backstop Parties would not have entered into this Agreement, and the obligations of the Company under this Article IX shall constitute allowed administrative expenses of the Debtors' estate under sections 503(b) and 507 of the Bankruptcy Code, which, for the avoidance of doubt, shall be deemed to be on a pari passu basis with all other administrative expenses of the Debtors' estate, and are payable without further order of the Bankruptcy Court, and the Company may comply with the requirements of this Article IX without further order of the Bankruptcy Court.

ARTICLE X

MISCELLANEOUS

Section 10.1 Effectiveness. The obligations of the Parties hereunder shall be effective immediately upon execution of this Agreement by the Parties; provided, however, that (a) the Purchase Commitment obligations of the Backstop Parties shall not be effective prior to entry of the Second Commitment Order, (b) the obligations of the Company under Section 2.10 and Section

8.3with respect to matters covered by the Commitment Orders shall be effective upon entry of the respective Commitment Orders, and (c) the obligation of the Company to issue the Series A Preferred Stock and Series B Preferred Stock (if any) shall be effective upon entry of the Confirmation Order. Notwithstanding the foregoing, any delay in effectiveness of any obligation of the Company shall not affect the rights of the Backstop Parties to terminate their obligations hereunder as and when contemplated in this Agreement.

Section 10.2 Non-Survival of Representation, Warranties and Covenants. The respective representations, warranties and covenants of the Company and the Backstop Parties contained in this Agreement shall terminate at, and not survive, the Closing, except to the extent that any covenant, by its terms, is to be performed following the Closing (which covenants shall survive the Closing in accordance with their terms).

Section 10.3 Notices. All notices and communications hereunder shall be deemed to have been duly given and received (a) upon receipt, if served by personal delivery upon the Party for whom it is intended, (b) three Business Days after deposit in the mail, if sent by registered or certified mail, return receipt requested or (c) upon confirmation of receipt, if sent by email; provided, however, that the notice or communication is sent to the address or email address set forth below (or such other address as may be designated in writing hereafter, in the same manner, by such Person):

If to Backstop Parties, to each of the undersigned Backstop Parties at the addresses listed on the signatures pages hereto, with a copy to (which shall not constitute notice):

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Attention: Brian S. Rosen James P. Gerkis

Telephone: +1 (212) 969-3380

Email: brosen@proskauer.com jgerkis@proskauer.com

To the Company:

Garrett Motion Inc.

La Pièce 16

1180 Rolle, Switzerland

Attention: Sean Deason

Jerome P. Maironi

Email: Sean.Deason@garrettmotion.com

jerome.maironi@garrettmotion.com

With copies to (which shall not constitute notice):

Sullivan & Cromwell LLP 125 Broad Street

New York, New York 10004 United States

Attention: Scott Miller Andrew Dietderich

Telephone: +1 (212) 558-3830

Email: millersc@sullcrom.com dietdericha@sullcrom.com

Sullivan & Cromwell LLP 1 New Fetter Lane London EC4A 1AN United Kingdom

Attention: Evan S. Simpson

Telephone: +44 (0) 20 7959 8426

Email: simpsone@sullcrom.com

Section 10.4 Amendment; Waiver.

(a)This Agreement or the Restructuring Term Sheet may only be amended, modified or supplemented by a written instrument signed by the Company and the Requisite Backstop Parties; provided, however, that any modification of, or amendment or supplement to, this Agreement or the Restructuring Term Sheet that would have the effect of (i) increasing any

Backstop Party's aggregate purchase price to be paid in respect of its Purchased Shares, (ii)

modifying any Backstop Party's pro rata share of the Backstop Percentage, Subscription Percentage, Commitment Premium or the Reverse Termination Payment, relative to the other Backstop Parties' pro rata share of the same, (iii) otherwise disproportionately and materially adversely affect any Backstop Party, or (v) modifying Section 8.4(b) or this Section 10.4, shall require the prior written consent of each affected Backstop Party.

(b)No failure or delay on the part of any Party hereto in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party hereto of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any Party hereto otherwise may have at law or in equity.

Section 10.5 No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as otherwise provided herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned (a) by any of the Backstop Parties without the prior written consent of the Company, or (b) by the Company without the prior written consent of the Requisite Backstop Parties. Notwithstanding the foregoing, and without limitation of any other rights of assignment set forth in this Agreement, the Backstop Parties may assign any and all rights under this Agreement to any Permitted Transferee in accordance with Section 2.8. Any purported assignment in violation of this Section 10.5 shall be void ab initio and of no force or effect. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement, except for Article IX, which is intended to be for the benefit of the Indemnified Persons.

Section 10.6 Entire Agreement. This Agreement (including all Annexes, Schedules and Exhibits hereto), the other Transaction Documents and the Confidentiality Agreements contain the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. For the avoidance of doubt, all agreements, covenants, representations, and warranties of the Backstop Parties made in this Agreement are made severally and not jointly. Without limiting the immediately preceding sentence, no Backstop Party shall be responsible or liable for (a) any other Backstop Party's pro rata allocation, based on the then-current Commitment Percentages, of the Reverse Termination Payment, or (b) any damages that may be payable by any other Backstop Party.

Section 10.7 Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 10.8 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. EXCEPT TO THE EXTENT OF THE MANDATORY PROVISIONS OF

THE BANKRUPTCY CODE, THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT (EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN SUCH DOCUMENT) AND ANY CLAIM OR CONTROVERSY HEREUNDER OR THEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the Transaction exclusively in the Bankruptcy Court, provided, however, that, if the Bankruptcy Cases have not yet been commenced, the Bankruptcy Cases are closed pursuant to section 350 of the Bankruptcy Code or the Bankruptcy Court does not have subject-matter jurisdiction over such action, each of the Parties irrevocably agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the Transaction exclusively in the United States District Court for the Southern District of New York or any New York State court, in each case sitting in the City and County of New York (the Bankruptcy Court or such other court, as applicable, the "Chosen Courts"), and solely in connection with claims arising out of or related to this Agreement or the Transaction (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with

Section 10.3. Each Party irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the Transaction.

Section 10.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 10.10 Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 10.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.12 Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the Parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties' obligation to consummate the Transaction), in addition to any other remedy to which they are entitled at law or in equity Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 10.13 Currency. Unless otherwise specified in this Agreement, all references to currency and monetary values set forth herein shall mean U.S. Dollars and all payments hereunder shall be made in U.S. Dollars.

Section 10.14 Release. Effective as of the Effective Date, the Company shall (and shall cause the other Debtors to) waive, release, remise and discharge each of the Backstop Parties, and each of their respective predecessors, successors and Affiliates and, in their capacities as such, the stockholders, directors, officers, employees, consultants, attorneys, agents, and assigns of the foregoing, as set forth in Exhibit A to Annex C hereof, which Exhibit A is incorporated in this Section 10.14 by reference, mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

GARRETT MOTION INC.

By:

Name:

Title:

OWL CREEK ASSET MANAGEMENT, L.P.

By: /s/ Reuben Kopel

Name: Reuben Kopel

Title: General Counsel

Notice Information: Reuben Kopel General Counsel

Owl Creek Asset Management, L.P. 640 5th Avenue, 20th Floor

New York, NY 10019

Tel: (646) 825-7623

WARLANDER ASSET MANAGEMENT, L.P.

By: /s/ Raph A Posner

Name: Raph A Posner

Title: Chief Operating Officer and

General Counsel

Notice Information:

Warlander Asset Management, LP 250 West 55th Street, 33rd fl. New York, NY 10019

Attn: Raph A. Posner

E-mail: rposner@warlander.com

Telephone: (646) 779-6201

JEFFERIES LLC.

By: /s/ William McLoughlin

Name: William McLoughlin

Title: SVP

Notice Information: Jefferies, LLC

520 Madison Avenue NY, NY 10022 Attn.: General Counsel

E-mail: bmcloughlin@jefferies.com

Telephone: (203) 363-8245

Facsimile: (203) 724-4156

BARDIN HILL OPPORTUNISTIC CREDIT

MASTER FUND LP

By: /s/ John Freese /s/ Suzanne McDermott

Name: John Freese and Suzanne McDermott

Title: Authorized Signatories

Notice Information:

E-mail: compliance@bardinhill.com

Telephone: (212) 303-9400

Facsimile: (212) 486-9581

MARATHON ASSET MANAGEMENT, L.P.

By: /s/ Jeff Jacob

Name: Jeff Jacob

Title: Senior Portfolio Manager

Notice Information:

Jeff Jacob

Telephone: (212) 500-3005

E-mail: jjacob@marathonfund.com

With a copy, which shall not constitute notice, to:

Nate Johnson

Telephone: (212) 500-3117

E-mail: njohnson@marathonfund.com

CETUS CAPITAL VI, L.P.

By: /s/ Robert E. Davis

Name: Robert E. Davis

Title: Managing Director

Notice Information:

Cetus Capital, LLC

8 Sound Shore Drive

Suite 303

Greenwich, CT 06830

Telephone: (203) 552-3586

Facsimile: (203) 552-3595

Annex A

Debtors

Garrett Motion Inc.

BRH LLC

Calvari Limited

Friction Materials LLC.

Garrett ASASCO Inc.

Garrett Borrowing LLC

Garrett Holding Company Sàrl

Garrett LX I S.à r.l.

Garrett LX II S.à r.l.

Garrett LX III S.à r.l.

Garrett Motion Automotive Research Mexico S. de R.L. de C.V

Garrett Motion Australia Pty Limited

Garrett Motion Holdings Inc.

Garrett Motion Holdings II Inc.

Garrett Motion International Services S.r.l.

Garrett Motion Ireland A Limited

Garrett Motion Ireland B Limited

Garrett Motion Ireland C Limited

Garrett Motion Ireland Limited

Garrett Motion Italia S.r.l.

Garrett Motion Japan Inc.

Garrett Motion LLC

Garrett Motion Mexico S.A. de C.V

Garrett Motion Romania S.r.l.

Garrett Motion Sàrl

Garrett Motion Slovakia s.r.o.

Garrett Motion Switzerland Holdings Sàrl

Garrett Motion UK A Limited

Garrett Motion UK B Limited

Garrett Motion UK C Limited

Garrett Motion UK D Limited

Garrett Motion UK Limited

Garrett Transportation I Inc.

Garrett Transportation Systems Ltd

Garrett Transportation Systems UK II Ltd

Garrett TS Ltd

Garrett Turbo Ltd.

Annex B

Backstop Parties

Backstop Party	Subscription	Backstop	Commitment
	Percentage	Percentage	Percentage
Owl Creek Asset	36.21%	36.21%	36.21%
Management, L.P.
Jefferies LLC	31.64%	31.64%	31.64%
Warlander Asset	11.43%	11.43%	11.43%
Management, L.P.
Marathon Asset	10.00%	10.00%	10.00%
Management, L.P.
Bardin Hill Opportunistic	9.29%	9.29%	9.29%
Credit Master Fund LP
Cetus Capital VI, L.P.	1.43%	1.43%	1.43%
Total	100.0%	100.0%	100.0%

Annex C

Restructuring Term Sheet

This term sheet (this "Term Sheet")1 sets forth certain material terms of a proposed going concern financial restructuring (the "Restructuring") of Garrett Motion Inc. ("GMI") and its Subsidiaries (collectively, the "Company"). Terms used and not defined herein have the meanings given in the Backstop Commitment Agreement (the "Agreement"). This Term Sheet summarizes certain key terms of a joint plan of reorganization to implement a restructuring under Chapter 11 of the Bankruptcy Code (the "Plan") in the Bankruptcy Cases pending in the Bankruptcy Court.

OVERVIEW

Overview	The Plan shall provide for, among other things:
∙ the reorganization of the Debtors (the "Reorganized Debtors");
∙ the recapitalization of GMI (as reorganized, "New GMI"), as described below;
∙ the incurrence of indebtedness for borrowed money of the
Reorganized Debtors on and after the date of the closing of the contemplated transactions (the "Effective Date"), as may be
arranged by the Backstop Parties as provided in the Agreement, in an aggregate funded amount on the Effective Date not to exceed
$1.2 billion (plus any funded portion of any working capital facility) (the "Debt Financing");
∙ the issuance of $735 million of Series A Preferred Stock in a fully backstopped rights offering (the "Rights Offering"), consisting of
$700 million of Series A Preferred Stock issued to eligible holders of Existing Shares for a cash purchase price and $35 million issued as compensation to the Backstop Parties;
∙ the payment in full in cash of (i) allowed DIP Claims,2 (ii) allowed
Prepetition Credit Agreement Claims (as defined below) and (iii)
allowed Senior Subordinated Noteholder Claims (as defined
below);
∙ the reinstatement, payment in full and/or assumption by the
Reorganized Debtors in the ordinary course of business of all allowed General Unsecured Claims (as defined below) of the
Debtors, including all ordinary course trade liabilities; and

1"Claim" shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

2"DIP Claims" means any Claim against any of the Debtors arising out of or related to the senior secured superpriority debtor-in-possession credit facility governed by that certain Senior Secured Super-Priority Debtor- in-Possession Credit Agreement, dated as of October 9, 2020, as amended, supplemented or otherwise modified from time to time, including all exhibits and annexes thereto and the other loan documents, instruments, mortgages and other agreements related thereto.

∙ the treatment of Honeywell Spin-Off Claims (as defined below),
Existing Shares and other Claims and interests as provided in the
Plan.

New GMI and Its Equity	The capital stock of New GMI on the Effective Date shall consist only of
Securities	the following:
∙ reinstated Existing Shares (as reinstated, "Common Stock");
∙ $735 million in initial liquidation preference of Series A Preferred
Stock issued to holders of Existing Shares pursuant to the Rights
Offering, consisting of $700 million of Series A Preferred Stock issued to eligible holders of Existing Shares for a cash purchase price and $35 million issued as compensation to the Backstop
Parties pursuant to the terms of the Agreement;
∙ if applicable, Series B Preferred Stock (as defined below) or shares of Common Stock issued to holders of Honeywell Spin-Off
Claims; and
∙ the Warrants (as defined below).

Set-Up Equity Value	The Plan will determine the percentage allocation between Common Stock
(including any Common Stock issued to holders of Honeywell Spin-Off
Claims) and $735 million of Series A Preferred Stock, on a fully diluted basis, based on the following calculation (the "Percentage Allocation"):
the percentage of fully diluted shares attributable to the Series A Preferred
Stock shall equal (i) $735 million, divided by (ii) the Set-Up Equity Value
(or, if applicable, the Revised Set-Up Equity Value (as defined below)).
"Set-Up Equity Value" is equal to: (i) $2.7 billion, plus (ii) unrestricted cash on hand of the Debtors as of the Effective Date not to exceed $120 million, plus (iii) the actual amount of restricted cash collateral of the
Debtors as of the Effective Date, not to exceed $105 million (the
"Estimated Cash Collateral"), minus (iv) the sum of (A) the principal amount of the Debt Financing (including any funded portion of any working capital facility) and (B) the Initial Junior Liquidation Preference
(as defined below). The Set-Up Equity Value shall be subject to recalculation as set forth in the following paragraph.
Notwithstanding the foregoing, in no event shall the Set-Up Equity Value for the purposes of determining the Percentage Allocation be deemed to be less than $835 million. For the avoidance of doubt, as necessary to preserve the minimum Set-Up Equity Value, the Debtors may issue
Common Stock to holders of Honeywell Spin-Off Claims in lieu of
Series B Preferred Stock, in which case such Common Stock shall dilute only Existing Shares and shall not dilute the Percentage Allocation of the
Series A Preferred Stock.
On or prior to the date that is 100 days following the Effective Date, New
GMI shall deliver to the Backstop Parties a statement from New GMI's
Chief Financial Officer certifying as to the actual amount of restricted cash collateral of the Debtors as of the date that is 90 days following the

Effective Date (the "Final Cash Collateral"). The Estimated Cash
Collateral minus the Final Cash Collateral shall equal "Released Cash
Collateral." The Set-Up Equity Value shall be recalculated using
Released Cash Collateral in lieu of Estimated Cash Collateral in clause
(iii) of the definition of Set-Up Equity Value (the Set-Up Equity Value, as so recalculated, being herein called the "Revised Set-Up Equity
Value"). After the Revised Set-Up Equity Value has been determined,
(A) the Percentage Allocation shall be recalculated using the Revised
Set-Up Equity Value, (B) the persons entitled to receive Series A
Preferred Stock on the Effective Date shall be entitled to receive additional shares of Series A Preferred Stock in accordance with the recalculated Percentage Allocation, and (C) New GMI promptly shall issue such additional such additional shares of Series A Preferred Stock to such persons.
The Set-Up Equity Value is intended only as a contractual term for the limited purpose of determining the Percentage Allocation and is not a valuation. No party shall be required to take a position with respect to valuation except as necessary to fulfill any relevant obligation under the
Plan and to consummate the Plan.

Series A Preferred Stock	The "Series A Preferred Stock" will have terms and conditions consistent
(Senior; Common	with the following and otherwise reasonably acceptable to Requisite
Equivalent)	Backstop Parties:
∙ Except for the Senior Liquidation Preference (as defined below), each share of Series A Preferred Stock shall be the economic and voting equivalent of one share of Common Stock;
∙ Each share of Series A Preferred Stock shall be convertible into
Common Stock on a 1:1 basis at any time at the option of the holder;
∙ Each share of Series A Preferred Stock shall receive ratable dividends with Common Stock and shall vote on an as-converted basis on all matters;
∙ Each share of Series A Preferred Stock also shall have a
cumulative liquidation preference (the "Senior Liquidation
Preference"), which shall initially be an aggregate amount equal to $735 million, over all other equity securities of the Debtors
(including the Common Stock and the Series B Preferred Stock),
equal to (i) its pro rata share of the initial liquidation preference of the Series A Preferred Stock of $735 million, minus (ii) all dividends and distributions made since the date of issuance, plus
(iii) the aggregate amounts of additional liquidation preference which shall accrue in respect of each share of Series A Preferred
Stock quarterly in arrears at the annual rate of 8.00% of the Senior
Liquidation Preference at the time of such accrual;
∙ The Senior Liquidation Preference shall become due and payable upon the occurrence of a Liquidation Event.

"Liquidation Event" means (i) any voluntary or involuntary liquidation, dissolution or winding-up of New GMI, or (ii) reorganization or recapitalization of New GMI;

∙Each holder of Series A Preferred Stock shall have the right to put the Series A Preferred Stock to New GMI for a price equal to the then-outstanding Senior Liquidation Preference following the occurrence of a Change of Control and certain other enumerated events to be agreed.

"Change of Control" means: (i) a person or group becoming the beneficial owner of more than fifty percent (50%) of the combined voting power of all of New GMI's then-outstanding voting securities; (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition or otherwise) all of New GMI's capital stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property (other than any such transaction which would not result in a change of ownership of more than 50%); or (iii) the sale, exchange, lease, or transfer of all or substantially all of New

GMI's assets (other than a sale, exchange, lease, or transfer to one or more entities where the stockholders of New GMI's immediately before such sale, exchange or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the entities to which the assets were transferred).

∙All outstanding Series A Preferred Stock shall automatically convert to Common Stock following the time when the volume weighted average price for the Common Stock exceeds 175% of the per share Senior Liquidation Preference of the Series A Preferred Stock for a period of 60 consecutive trading days; provided, however, that the closing price per share of Common Stock must exceed such threshold on both the first and last trading day of such 60-trading day period.

∙Subject in each case to applicable listing standards, GMI shall use commercially reasonable efforts to obtain a listing of the Series A Preferred Stock on either the NYSE or another national securities exchange reasonably requested by the Requisite Backstop Parties (including the NYSE American or NASDAQ or any tier thereof).

∙Freely transferable, provided that Series A Preferred Stock is transferred subject to registration under the Securities Act or an applicable exemption therefrom.

∙Approval of 85% of the then-outstanding Series A Preferred Stock will be required for any amendments to the Certificate of Designations or Certificate of Incorporation which change the terms of the Series A Preferred Stock; provided, however, that approval of 100% of the then-outstanding Series A Preferred Stock will be required for changes to the terms of, or which otherwise adversely affect, the Senior Liquidation Preference, or any of the terms relating thereto;

∙New GMI will not be able to: (i) incur debt, except for drawdowns on New GMI's revolving credit facility for working capital needs up to a maximum of $350 million, if such incurrence would result in leverage greater than 2.5x of New GMI's annual adjusted

EBITDA on a consolidated basis; or (ii) call, retire, redeem or otherwise acquire any Series B Preferred Stock, or make an amortization payment on the Series B Preferred Stock, if any such incurrence would result in leverage greater than 2.5x of New

GMI's annual adjusted EBITDA on a consolidated basis; in the case of either (i) or (ii) above without the approval of holders of a majority of the then-outstanding shares of Series A Preferred Stock;

∙Conversion ratio for conversion of Series A Preferred Stock into Common Stock will be subject to structural anti-dilution (as opposed to price anti-dilution) adjustments for reclassifications, stock splits, dividends, combinations, etc.;

∙Promptly following the signing of the Agreement, the Backstop Parties and New GMI will negotiate in good faith and use their reasonable best efforts to agree on the scheduled term and amortization of the Series B Preferred Stock (and the principles for modifying the same to adjust for the value ultimately determined to be distributable with respect to the Honeywell Spin-Off Claims under the Plan); provided, however, that any agreement involving a scheduled term of less than 20 years or quarterly scheduled payments in excess of $11.25 million in any quarter shall require the approval of Backstop Parties holding at least 75% in aggregate amount of the Backstop Commitments of all Backstop Parties;

∙Unless waived prior to the Confirmation Date by Backstop Parties holding at least 75% in aggregate amount of the Backstop Commitments or, after the Effective Date, by holders of Series A Preferred Stock holding at least 75% of Series A Preferred Stock, if New GMI's annual adjusted EBITDA on a consolidated basis falls below $475 million in any year, the annual amortization payments on Series B Preferred Stock for that year shall be deferred (without interest). Upon reaching such EBITDA threshold, such deferred amortization payments shall be paid in equal installments over the subsequent two years following the payment year in which such deferred amortization payments were to have occurred, in addition to any amortization payments arising during such following years; and

∙The Company will not, by amending any of its constitutional or other organizational documents or through any transaction or other action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Preferred Stock or otherwise adversely affect the holders thereof, but will in good faith assist in the carrying out of all the terms of the Series A Preferred Stock and take all reasonable actions to protect the rights of the holders thereof against dilution or other impairment, consistent with the tenor and purpose of the terms of the Series A Preferred Stock.

Series B Preferred Stock	The "Series B Preferred Stock" will have terms and conditions consistent
(Junior; Amortizing)	with the following and otherwise reasonably acceptable to Requisite
Backstop Parties:
∙ An initial liquidation preference in an amount equal to the Initial
Junior Liquidation Preference;
∙ Ranking in liquidation junior to the Senior Liquidation Preference of the Series A Preferred Stock but senior to Common Stock;
∙ Mortgage-style amortization of the Initial Junior Liquidation
Preference in installments of a frequency and over a period of time to be mutually determined by the Debtors and the Backstop
Parties, but not less than 20 years. The term "Junior Liquidation
Preference" means the principal amount from time to time, equal to the Initial Junior Liquidation Preference minus previous
amortization payments;
∙ A dividend rate on the Junior Liquidation Preference of 7.00% per annum or such other rate as the Debtors and 100% of the Backstop
Parties may agree (the "Dividend Rate"), payable quarterly from issuance;
∙ Deferral of amortization and dividends at the option of New GMI, with deferred amounts accumulating at the Dividend Rate;
∙ Series B Preferred Stock shall have no voting rights except as required for preferred stock pursuant to Section 313.00(C) of the
NYSE Listed Company Manual;
∙ No payment of dividends on Common Stock at any time when any amortization payment or dividend payment on the Series B
Preferred Stock is accrued and unpaid;
∙ Callable at any time at 100% of the then-outstanding Junior
Liquidation Preference (including any unpaid amortization and dividends);
∙ Mandatorily redeemable upon Change of Control (defined as
above, but without giving effect to clause (i) of such definition), unless assumed by successor; and
∙ Not listed and non-transferrable without the prior consent of New
GMI.

Rights Offering	New GMI will distribute rights to purchase Series A Preferred Stock for cash to holders of Existing Shares pursuant to the Plan ("Subscription
Rights"). The Subscription Rights will allow the eligible holders thereof, on a record date to be determined, to purchase Series A Preferred Stock based on the Set-Up Equity Value.
The Rights Offering will be sized to raise $560 million of gross cash proceeds to be funded on the Effective Date. The proceeds of the Rights

C-6

Offering shall be applied by the Debtors to pay administrative Claims and to make cash distributions under the Plan.

Warrants	New GMI shall also issue warrants to holders of the existing Common
Stock of GMI (the "Warrants"), the terms of which are to be determined and finalized in the definitive documentation.

TREATMENT OF CLAIMS AND INTERESTS

Holders of Claims against and equity interests in the Debtors will receive the following treatment in full and final satisfaction of such Claims and interests, which shall be released and discharged under the Plan.

DIP Claims	Paid in full on the Effective Date.

Administrative and Priority	Each holder of an allowed administrative, priority, and tax Claim shall
Claims	have such Claim paid in full as provided in the Plan or, in the case of trade
Claims, in the ordinary course of business in accordance with the terms and conditions of any applicable transaction documentation.

Prepetition Credit	Claims under the Debtors' prepetition credit agreement (each such claim,
Agreement Claims	a "Prepetition Credit Agreement Claim") shall be allowed in the aggregate principal amount of $1.447 billion, plus accrued and unpaid interest at the non-default contractual rate up to and including the Effective Date, plus all unpaid costs, fees and expenses outstanding under the Prepetition Credit
Agreement as of the Effective Date.
Each holder of an allowed Prepetition Credit Agreement Claim shall receive on the Effective Date its pro rata share of payment in cash in an amount equal to such holder's allowed Prepetition Credit Agreement
Claims.
Holders of Prepetition Credit Agreement Claims are impaired. Each holder of an allowed Prepetition Credit Agreement Claim is entitled to vote to accept or to reject the Plan.

Senior Subordinated	If the class of Claims of holders of notes issued pursuant to the Debtors'
Noteholder Claims	notes indenture (each such claim, a "Senior Subordinated Noteholder
Claim ") votes to accept the Plan, Senior Subordinated Noteholder Claims shall be allowed in the aggregate principal amount of $413 million, plus accrued and unpaid interest to and including the Effective Date at the non-
default contract rate (but not including any purported make-whole or other redemption premium), plus all unpaid costs, fees and expenses outstanding under the Senior Subordinated Notes Indenture as of the Effective Date.
If the class of Senior Subordinated Noteholder Claims does not vote to accept the Plan, the Senior Subordinated Noteholder Claims shall be allowed in the amount stipulated by the Debtors and the trustee under the
Senior Subordinated Notes Indenture or as determined by the Court.

Each holder of an allowed Senior Subordinated Noteholder Claim shall receive payment in cash in an amount equal to such holder's Senior Subordinated Notes Claims on or promptly after the later of (i) the Effective Date and (ii) the date on which such Senior Subordinated Noteholder Claim becomes allowed.

Holders of Senior Subordinated Noteholder Claims are impaired or unimpaired, and each holder of an allowed Senior Subordinated Noteholder Claim is entitled to vote to accept or to reject the Plan.

General Unsecured Claims Each holder of an allowed general unsecured claim (a "General Unsecured Claim") shall have its Claim reinstated, paid in full and/or assumed by one or more Reorganized Debtors in the ordinary course of business.

Holders of General Unsecured Claims are unimpaired and are deemed to accept the Plan.

Honeywell Spin-Off Claims Each holder of a Honeywell Spin-Off Claim3 shall receive, at the option of the Debtors in consultation with the Backstop Parties: (a) Series B Preferred Stock; (b) cash; (c) shares of Common Stock of New GMI (subject to the terms of the "Set-Up Equity Value" section above); or (d) such other treatment permitted under the Bankruptcy Code (subject in the case of either clause (b) or clause (d) above to the consent of those Backstop Parties holding at least 75% percent in aggregate amount of the Backstop Commitments of all Backstop Parties).

The amount of the Honeywell Spin-Off Claims shall be the least of the following: (i) the allowed Honeywell Spin-Off Claims, (ii) the ASASCO Residual Value (as defined below), and (iii) a stipulated amount agreed by such holders and the Debtors.

The aggregate liquidation preference of the shares of Series B Preferred

Stock issued on account of the Honeywell Spin-Off Claims shall be "Initial

Junior Liquidation Preference".

The "ASASCO Residual Value" shall mean the amount determined by the Debtors and included in the plan supplement to be equal to the value of the assets of ASASCO (including its equity interests in subsidiaries) for Plan purposes net of Claims against ASASCO other than the Honeywell Spin- Off Claims.

3"Honeywell Spin-Off Claim" includes only claims arising under or relating to (i) the Indemnification and Reimbursement Agreement, dated September 12, 2018, by and among Honeywell ASASCO Inc., Honeywell ASASCO 2 Inc. and Honeywell International Inc., (ii) the Contribution and Assignment Agreement, dated

September 14, 2018, by and between Honeywell ASASCO Inc. and Garrett ASASCO Inc. ("ASASCO"), (iii) the Indemnification Guarantee Agreement, dated September 27, 2018, by and among Honeywell ASASCO 2 Inc., ASASCO and the other guarantors party thereto, and (iv) the Tax Matters Agreement, dated September 12, 2018, by and among Honeywell International Inc., GMI, Honeywell ASASCO Inc. and Honeywell ASASCO 2 Inc. Litigation claims relating to the Bankruptcy Cases will be addressed by customary exculpation and releases.

Holders of Honeywell Spin-Off Claims are impaired or unimpaired, and each holder of an allowed Honeywell Spin-Off Claim is entitled to vote to accept or to reject the Plan.

Common Stock	The existing shares of Common Stock of GMI (the "Existing Shares") shall be reinstated, subject to dilution by the issuance of any Common Stock to holders of Honeywell Spin-Off Claims (subject to the terms of the "Set-
Up Equity Value" section above). In addition, each holder of Existing
Shares shall be entitled to receive its pro rata share of (i) the Subscription
Rights for the Series A Preferred Stock, and (ii) the Warrants.
The Debtors reserve the right to consider holders of Existing Shares as impaired or unimpaired. Holders of Existing Shares will be entitled to vote to accept or to reject the Plan.

Existing Share Rights	Each holder of a vested equity award issued pursuant to the GMI stock incentive plan that is convertible as of right into an Existing Share in connection with the Transaction ("Existing Share Rights") shall be entitled to retain such rights; provided, however, that the commencement of the
Bankruptcy Cases and the confirmation and consummation of the Plan shall not be deemed an event giving rise to payments associated with such
Existing Share Rights. Holders of Existing Share Rights shall not receive
Subscription Rights or Warrants.
Holders of Existing Share Rights are impaired. Each holder of Existing
Share Rights is deemed to have rejected the Plan and will not be solicited to vote.

Existing Share 510(b)	Each holder of an allowed Claim arising from rescission of a purchase or
Claims	sale of Existing Shares, for damages arising from the purchase or sale of
Existing Shares, or for reimbursement or contribution allowed under
Section 502 of the Bankruptcy Code on account of such a Claim (each such claim, an "Existing Share 510(b) Claim") shall be entitled to receive a number of shares of Existing Shares with a value equal to such holder's
510(b) Claim Share Recovery.4
Holders of Existing Share 510(b) Claims are impaired. Each holder of an
Existing Share 510(b) Claim is deemed to have rejected the Plan and will not be solicited to vote.

MIP	[TBD]

OTHER TERMS OF THE PLAN

Settlement of Honeywell The Backstop Parties agree that, to the extent consistent with the

Spin-Off Claimsprovisions of this Term Sheet, the Debtors may continue to pursue settlement discussions with respect to the Honeywell Spin-Off Claims, including (a) cash paid on or promptly after the Effective Date, Series B

4"510(b) Claim Share Recovery" means [TBD].

Preferred Stock or Common Stock, each as consistent with this Term
Sheet, (b) cash reimbursement of reasonable and documented
professional expenses, and (c) claims releases and customary related matters; provided, however, that to the extent inconsistent with the provisions of this Term Sheet, any such settlement shall require the consent of those Backstop Parties holding at least 75% percent in aggregate amount of the Backstop Commitments of all Backstop Parties.
The foregoing is not in limitation of any other provision of this Term
Sheet.

Intercompany Claims and	Claims and interests among the Company will be adjusted, continued,
Interests	settled, reinstated, discharged or eliminated as determined by the Debtors.

Executory Contracts	All executory contracts and unexpired leases of the Debtors shall be assumed by the Reorganized Debtors.

Conditions Precedent to the	The occurrence of the Effective Date will be subject to the satisfaction of
Effective Date	certain conditions precedent customary in transactions of the type described herein, including, without limitation, the following:
∙ All definitive documentation for the Restructuring (including the
Agreement and the Restructuring Support Agreement5) shall have been executed and remain in full force and effect; and
∙ The Court has entered a confirmation order and it is not subject to stay.
Customary rights for the parties to waive certain of the foregoing conditions precedent shall be set forth in the Plan.

Restructuring Transactions	The Confirmation Order shall be deemed to authorize, among other things, all actions as may be necessary or appropriate to effectuate any transaction described in, approved by, contemplated by or necessary to consummate the Plan and the Restructuring. On the Effective Date, New GMI, as
applicable, shall issue all securities, notes, instruments, certificates and other documents required to be issued pursuant to the Restructuring.

Releases and Exculpation	The Plan will include customary mutual releases (including third-party releases) and exculpation provisions, in each case, to the fullest extent permitted by law, substantially in the form attached hereto as Exhibit A.

Other Customary Plan	The Plan will provide for other standard and customary provisions,
Provisions	including in respect of the cancellation of existing Claims and interests, a channeling injunction with respect to Claims discharged by the Plan, the vesting of assets and the compromise and settlement of Claims.

5"Restructuring Support Agreement" means that certain Restructuring Support Agreement dated as of

September 20, 2020, by and among GMI, the Debtors party thereto and the consenting lenders party thereto, as amended, supplemented or otherwise modified from time to time, including all exhibits and annexes thereto."

Cancellation of Notes,	On the Effective Date, except to the extent otherwise provided in this Term
Instruments, Certificates	Sheet or the Plan, all notes, instruments, certificates, and other documents
and Other Documents	evidencing Claims or interests, including credit agreements and indentures, shall be canceled, and the Debtors' obligations thereunder or in any way related thereto shall be deemed satisfied in full and discharged.

Post-Effectiveness Matters	The Plan will provide that the Court will retain jurisdiction until all distributions contemplated by the Plan have been made, including without limitation jurisdiction to resolve any dispute concerning the resolution of disputed Claims.

Exhibit A to Annex C

Form of Releases

Definitions

"Exculpated Parties" means (a) the Debtors; (b) the Reorganized Debtors; (c) the Official Committee of Unsecured Creditors (the "Creditors Committee") and its members, in their capacities as such; (d) the Official Committee of Equity Holders (the "Equity Committee") and its members, in their capacities as such; (e) the Backstop Parties and (f) with respect to each entity named in (a) through (e), such entity's managers, members, partners, investors, other equity holders, whether direct or indirect, and directors, officers, employees, consultants, agents, predecessors, successors, heirs, executors and assigns, attorneys, financial advisors, restructuring advisors, investment bankers, accountants and other professionals or representatives solely when acting in any such capacities.

"Released Parties" means (a) the Exculpated Parties, (b) the DIP agent and lenders, (c) the prepetition credit agreement agent and lenders in their capacities as such, (d) the indenture trustee, and (e) each of their respective current and former directors, officers, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, employees, consultants, agents, affiliates, parents, subsidiaries, members, managers, predecessors, successors, heirs, executors and assigns, participants, subsidiaries, managed accounts or funds, partners, limited partners, general partners, principals, fund advisors, attorneys, financial advisors, restructuring advisors, investment bankers, accountants and other professionals or representatives solely when acting in any such capacities.

"Releasing Parties" means (a) the Creditors Committee, (b) the Equity Committee, (c) the DIP agent and lenders, (d) the prepetition credit agreement agent and lenders, (e) the indenture trustee,

(f)the Backstop Parties, (g) all holders of Claims or interests that vote to accept the Plan, (h) all holders of Claims or interests that vote to reject the Plan but elect on their ballot to opt into the voluntary release by holders of Claims and interests, and (i) all holders of Claims and interests not described in the foregoing clauses (a) through (h) who elect to opt into the voluntary release by holders of Claims and interests.

Debtor Release

For good and valuable consideration, including the service of the Released Parties to facilitate the administration of the Bankruptcy Cases and the implementation of the transactions contemplated by the Plan, on and after the Effective Date, the Released Parties shall be released and discharged by the Debtors, the Reorganized Debtors and their estates, including any successor and assign to the Debtors, Reorganized Debtors or any estate representative, from all claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, including any derivative claims asserted or assertable on behalf of a Debtor or Reorganized Debtor, and its successors, assigns, and representatives, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity or otherwise, whether for indemnification, tort, contract, violations of federal or state securities laws or otherwise, including those that any of the Debtors, the Reorganized Debtors or their estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or interest or any other person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, the estates, the conduct of the businesses of the Debtors, these Bankruptcy Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or Reorganized Debtors, the release or discharge of any mortgage, lien or security interest, the distribution of proceeds, the subject matter of, or the transactions or events giving rise to, any Claim or interest that is treated in the Plan, the administration of Claims and interests prior to or during these Bankruptcy Cases, the negotiation, formulation or preparation of the Plan, any plan supplement, the disclosure statement or, in each case, related agreements, instruments or other documents, any action or omission with respect to intercompany claims, any action or omission as an officer, director, agent, representative, fiduciary, controlling person, member, manager, affiliate or responsible party, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan, other than claims or liabilities arising out of or relating to any act or omission of a Released Party to the extent such act or omission is determined by a final order to have constituted gross negligence, willful misconduct, fraud, or a criminal act.

Voluntary Release by Holders of Claims and Interests

For good and valuable consideration, including the service of the Released Parties to facilitate the administration of the Bankruptcy Cases, the implementation of the orderly liquidation contemplated by the Plan and the release of mortgages, liens and security interests on property of the estates, the distribution of proceeds, on and after the Effective Date, to the fullest extent permitted by applicable law, the Releasing Parties (regardless of whether a Releasing Party is a Released Party) shall be deemed to conclusively, absolutely, unconditionally, irrevocably and forever release, waive and discharge the Released Parties of any and all claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, including any derivative claims asserted or assertable on behalf of a Debtor or Reorganized Debtor, and its successors, assigns, and representatives, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or fixed, existing or hereafter arising, in law, at equity or otherwise, whether for indemnification, tort, contract, violations of federal or state securities laws or otherwise, including, those that any of the Debtors, the Reorganized Debtors or their estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or interest or any other person, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Reorganized Debtors, the estates, the conduct of the businesses of the Debtors, these Bankruptcy Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or interest that is treated in the Plan, the administration of Claims and interests prior to or during these Bankruptcy Cases, the negotiation, formulation or preparation of the Plan, the plan supplement, the disclosure statement or, in each case, related agreements, instruments or other documents, any action or omission with respect to intercompany claims, any action or omission as an officer, director, agent, representative, fiduciary, controlling person, member, manager, affiliate or responsible party, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan, other than claims or liabilities arising out of or relating to any act or omission of a Released Party to the extent such act or omission is determined by a final order to have constituted gross negligence, willful misconduct, fraud, or a criminal act.

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Scope of Releases

Each person providing releases under the Plan, including the Debtors, the Reorganized Debtors, their estates and the Releasing Parties, shall be deemed to have granted the releases set forth in the Plan notwithstanding that such person may hereafter discover facts in addition to, or different from, those which it now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and such person expressly waives any and all rights that it may have under any statute or common law principle which would limit the effect of such releases to those claims or causes of action actually known or suspected to exist at the time of execution of such release.

Exculpation

Notwithstanding anything herein to the contrary, as of the Effective Date, the Debtors and their directors, officers, employees, attorneys, investment bankers, financial advisors, restructuring advisors and other professional advisors, representatives and agents will be deemed to have solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including section 1125(e) of the Bankruptcy Code and any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with the solicitation.

The Exculpated Parties shall neither have nor incur any liability arising on or after the petition date to any entity for any act or omission in connection with these Bankruptcy Cases, including (a) the operation of the Debtors' businesses during the pendency of these Bankruptcy Cases; (b) the administration of Claims and interests during these Bankruptcy Cases; (c) formulating, negotiating, preparing, disseminating, implementing, administering, confirming and/or effecting the disclosure statement, the Plan, the plan supplement, and any related contract, instrument, release or other agreement or document created or entered into in connection therewith (including the solicitation of votes for the Plan and other actions taken in furtherance of confirmation and consummation of the Plan); (d) the offer and issuance of any securities under or in connection with the Plan or (e) the administration and adjudication of Claims, other than liability resulting from any act or omission that is determined by final order to have constituted gross negligence, willful misconduct, fraud or a criminal act.

B-3

Annex D
Rights Offering Term Sheet
Rights Offering:		The Company shall commence the Rights Offering whereby the
current holders (the "Existing Stockholders") of shares of the Common
Stock (the "Existing Shares") shall be granted rights (the "Subscription
Rights") to purchase, subject to eligibility, the Offered Shares on a pro rata basis in proportion to their respective holdings of Existing Shares, for an aggregate cash purchase price of $560,000,000.
Record Date:		The record date which will be used to determine the persons who will receive the Subscription Rights pursuant to the Rights Offering shall be the record date used to determine which Existing Stockholders are eligible to vote for the Plan.
Offering Period:		The Rights Offering shall commence on the date on which the
solicitation of votes to approve the Plan is commenced (the
"Subscription Commencement Date") and shall expire at the time and date (the "Subscription Expiration Time") that is the earliest to occur of:
∙ 5:00 P.M. (New York City time) on the date by which votes to approve or reject the Plan must be submitted to the Debtors;
∙ 5:00 P.M. (New York City time) on the date that is twenty (20)
Business Days after the Subscription Commencement Date;
and
	∙	Such other time and date as may be established by the
Bankruptcy Court.
The period beginning on the Subscription Commencement Date and
	ending	at the Subscription Expiration Time is referred to as the
"Offering Period ".
Transfer Restriction:		Each Subscription Right may only be exercised by the person who, on the Record Date, is the holder of the Existing Share in respect of which such Subscription Right was distributed. From and after the Record
Date, interests in the Subscription Rights may not be transferred in any manner and, if not exercised, the Subscription Rights will lapse.
Funding		The purchase price for the Offered Shares shall be paid by
Requirements:		participating Existing Stockholders to an escrow account no later than the Subscription Expiration Time. Funds deposited into the escrow account will be held pending release upon the Effective Date.

Annex E
Registration Rights Term Sheet

Parties:	On the Effective Date, the Company will enter into a Registration Rights
Agreement in form and substance consistent with the terms set out in this Term
Sheet and otherwise reasonably satisfactory to the Company and the Requisite
Backstop Parties with (1) each of the Backstop Parties (excluding any Defaulting
Backstop Parties) and (2) any holder of Existing Shares purchasing shares of
Series A Preferred Stock equal to five percent (5%) or more of the outstanding shares of Common Stock on a fully diluted basis (after giving effect to conversion of Series A Preferred Stock into Common Stock) as of the Effective
Date desiring to enter into the Registration Rights Agreement (collectively, the
"Initial Holders"). As used herein, "Holder" shall mean any Initial Holder or any
Permitted Transferee (as defined below) who from time to time holds Registrable
Securities.

Registrable	"Registrable Securities" shall mean any shares of Common Stock (i) issued
Securities:	pursuant to the Plan or upon the conversion, exercise or exchange, as applicable, of any other securities and/or interests issued pursuant to the Plan (including
Covered Series A Securities) and held by any Initial Holder as of the Effective
Date or (ii) issued by way of dividend, distribution, split or combination of securities or any recapitalization, merger, consolidation or other reorganization with respect to any Registrable Securities or Covered Series A Securities.
"Covered Series A Securities" shall mean any shares of Series A Preferred Stock convertible into Registrable Securities.
Notwithstanding the foregoing, as to any Registrable Securities, such securities shall in each case irrevocably cease to constitute Registrable Securities upon the earliest to occur of: (A) the date on which such securities (or the Covered Series
A Securities convertible into such securities) have been disposed of pursuant to an effective registration statement under the Securities Act or Rule 144; (B) the date on which such securities (or the Covered Series A Securities convertible into such securities) would be freely disposable pursuant to Rule 144 without regard to volume or manner of sale restrictions and such Holder and its Affiliates beneficially own less than 5% of the outstanding shares of such securities ; (C)
the date on which such Holder and its Affiliates own less than 2% of the outstanding shares of Common Stock on a fully diluted basis (after giving effect to conversion of Series A Preferred Stock into Common Stock) and (D) the date on which such securities (or the Covered Series A Securities convertible into such securities) cease to be outstanding.

Shelf	The Company shall prepare and file a shelf registration statement within ten (10)
Registration:	Business Days of the Effective Date (the "Initial Shelf Registration Statement"),
and shall include in the Initial Shelf Registration Statement the Registrable
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Securities of each Initial Holder that so requests by written notice to the Company no later than five (5) Business Days after the Effective Date, subject to the applicable rules and regulations of the Securities and Exchange Commission. The Company shall amend the Initial Shelf Registration Statement and any subsequent shelf registration statement once per fiscal quarter to include the Registrable Securities of additional Holders upon their request. The Initial Shelf Registration Statement shall be on Form S-1; provided, however, that, if the Company becomes eligible to register the Registrable Securities for resale by the Holders on Form S-3, then the Company shall be entitled to amend the Initial Shelf Registration Statement to a shelf registration statement on Form S-3 or file a shelf registration statement on Form S-3 in substitution of the Initial Shelf Registration Statement as initially filed.

The Company shall use its reasonable best efforts to remain eligible to file registration statements on Form S-3 and to meet the requirements of General Instruction VII of Form S-1. After the expiration of the Initial Registration Statement or of any subsequent shelf registration statement and for as long as any Registrable Securities remain outstanding, if there is not an effective registration statement which includes Registrable Securities which is outstanding, the Company shall file a new shelf registration statement.

Subject to the blackouts referred to below, the Company shall use its reasonable best efforts to cause the Initial Shelf Registration Statement to be declared effective as promptly as practicable, and shall use its reasonable best efforts to maintain the effectiveness of the Initial Shelf Registration Statement and any subsequent shelf registration statement continuously until the earliest to occur of

(i)three years after each such shelf registration statement was declared effective and (ii) the day after the date on which all of the Registrable Securities covered by such shelf registration statement have been sold pursuant thereto and (iii) the first date on which there shall cease to be any Registrable Securities covered by such shelf registration statement outstanding.

Demand	At any time and from time to time following the date which is six (6) months
Registrations:	from the Effective Date, any Holder or Holders representing at least ten percent
(10%) of the total number of outstanding shares of Common Stock (after giving effect to conversion of Series A Preferred Stock into Common Stock) as of such date may request that the Company effectuate a registered underwritten public offering of some or all of such Holders' Registrable Securities as may be specified in the request (which Registrable Securities must either (i) have an aggregate market value of at least fifty million dollars ($50,000,000) or (ii)
represent at least ten percent (10%) of the total number of outstanding shares of
Common Stock (after giving effect to conversion of Series A Preferred Stock into
Common Stock) as of such date) (a "Demand Registration").
The Company will use commercially reasonable efforts to effectuate any such
Demand Registration requested within forty five (45) calendar days and in
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accordance with customary terms to be reflected in the definitive Registration
Rights Agreement (subject to the blackouts described below). the Company shall not be required to effect more than three (3) Demand Registrations in any 12-
month period.
The Company shall not be required to effect any Demand Registration during the period from sixty (60) calendar days prior to and sixty (60) calendar days after the effectiveness of any registration made by the Company, provided that the
Company has provided the Holders reasonable prior notice of such registration.
If the Demand Registration is an underwritten offering and the managing underwriters for such Demand Registration advise that in their reasonable opinion the full amount of Registrable Securities requested to be sold pursuant to such Demand Registration exceeds the number which can be sold without adversely affecting marketability, timing, method of distribution, and a proposed offering price range acceptable to the Holders beneficially owning a majority of the Registrable Securities initially requested to be included in such underwritten offering, the Company shall include in such underwritten offering the number of
Registrable Securities which can be sold, and all Holders shall be entitled to participate in any such Demand Registration on a pro rata basis and shall have priority over any shares sought to be sold by the Company or any other person in any such Demand Registration.
Demand Registrations shall be effected on Form S-3, if available, unless the underwriters, in their reasonable discretion, determine that the use of a registration statement filed on Form S-1 is necessary in order for the successful offering of such Registrable Securities.

Piggyback	Holders of Registrable Securities shall be entitled to customary piggyback
Rights:	registration rights with respect to registration by the Company of the sale of
Common Stock for its own account or for the account of any other holders. The
Company shall have priority in any registration it has initiated for its own account, and the Holders of Registrable Securities collectively shall have priority in any registration initiated for the account of any Holder.

Selection of	If the offering made pursuant to a Demand Registration is to be underwritten, (i)
Underwriters:	if a majority of the Registrable Securities sold in such offering are being sold by the Company for its own account, the Company shall have the right to select the underwriter(s) and (ii) otherwise, the Holders of a majority of the Registrable
Securities requested to be included in such offering shall have the right to select the lead underwriter with the consent of the Company, not to be unreasonably withheld, and the Company shall have the right to select an additional co-
managing underwriter.

Blackouts:	The Company shall have a customary right to suspend, at any time (but not more than once in any twelve-month period) filing or effectiveness of a registration statement for a Demand Registration if the Company determines in good faith,
E-3

after consultation with its advisors or legal counsel, that the offer or sale of Registrable Securities would reasonably be expected to (i) have a material adverse effect on any proposal or plan by the Company or any of its Subsidiaries to engage in any material acquisition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization or other transaction involving the Company or any of its Subsidiaries or (ii) require premature disclosure of material non-public information that the Company has a bona fide business purpose for preserving as confidential.

The filing of a registration statement (or amendment or supplement thereto) by the Company cannot be deferred, and the Holder's rights to make sales cannot be suspended, pursuant to the provisions of the immediately preceding paragraph, as follows: (x) in the case of clause (i) above, for more than ten days after the abandonment or consummation of any of the proposals or transactions set forth in such clause (i); (y) in the case of clause (ii) above, until the earlier to occur of the filing by the Company of its next succeeding Form 10-K or Form 10-Q or the date upon which such information otherwise has been publicly disclosed by the Company; or (z) in any event, in the case of either clause (i) or clause (ii) above, for more than ninety (90) days after the date of the Board's determination to suspend the registration; provided, however, that the Company may not suspend any Holder's ability to use a prospectus for more than an aggregate of ninety (90) days in any 365-day period. In addition, the Company shall have the right to suspend the any Holder's ability to use a prospectus in connection with non- underwritten sales off of the shelf during each of its regular quarterly blackout periods applicable to directors and senior officers under the Company's policies in existence from time to time if the Company reasonably determines that such Holder is or may be privy to material, non-public information. the Company shall not be required to effectuate an underwritten offering (during such a regular blackout period or otherwise) to the extent the Company reasonably concludes, after consultation in good faith with the relevant Holders of Registrable Securities, that the Company cannot provide adequate, timely disclosure or satisfy other underwriting conditions in connection with such offering without undue burden.

Lock-Ups: In connection with an underwritten offering, any Holder of Registrable Securities participating in such offering (or given an opportunity to participate in such offering) shall be subject to a lock-up period agreed to (i) by the Company, if a majority of the securities being sold in such offering are being sold for its own account, or (ii) by the holders of Registrable Securities holding a majority of the Registrable Securities being sold by such holders, if a majority of the securities being sold in such offering are being sold by holder of Registrable Securities.

Expenses:The Company shall pay all costs and expenses associated with any registration incurred by the Company. Holders of Registrable Securities will pay underwriting discounts and commissions (and any applicable Taxes) on any

E-4

Registrable Securities sold by them pro rata based upon the number of
Registrable Securities sold by them and shall pay the expenses of their own counsel and any other advisors.

Securities	The Company will (a) file any reports required to be filed by it under the
Filings; Rules	Securities Act, the Exchange Act or the rules and regulations adopted by the SEC
144 & 144A	thereunder, (b) use its reasonable best efforts to cooperate with each Holder to supply such information concerning the Company as may be necessary for such
Holder to complete and file any information reporting forms currently or hereafter required by the SEC as a condition to the availability of an exemption from the Securities Act for the sale of Series A Preferred Stock and Common
Stock, (c) take such further action as any Holder may reasonably request to the extent required from time to time to enable any of them to sell Series A Preferred
Stock or Common Stock without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 or 144A under the Securities
Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC, and (d) upon the request of any Holder, deliver to such person a written statement as to whether it has complied with such reporting requirements.

Transfers of	Any Holder from time to time may transfer its rights as a Holder on a pro rata
Registration	basis in connection with the transfer, assignment or other conveyance of
Rights:	Registrable Securities or Covered Series A Securities to (i) an Affiliate or Related
Fund or (ii) any other Person, provided that the transfer is for not less than the lesser of (A) Registrable Securities and Covered Series A Securities representing at least five percent (5%) of the outstanding shares of Common Stock on a fully diluted basis (after giving effect to conversion of Series A Preferred Stock into
Common Stock) and (B) all Registrable Securities and Covered Series A
Securities held by such Holder, provided that any such transfer, assignment or conveyance is effected in accordance with applicable securities Laws and, if applicable, the Company's organizational documents then in effect; (c) such transferee or assignee agrees in writing to become subject to the terms of the
Registration Rights Agreement by executing and delivering to the Company a joinder; and (d) the Company is given written notice by such Initial Holder within fifteen (15) Business Days of such transfer or assignment, stating the name and address of the transferee or assignee, identifying the Registrable
Securities with respect to which such rights are being transferred or assigned and the total number of Registrable Securities and other capital stock of the Company beneficially owned by such transferee or assignee. Any rights assigned under the
Registration Rights Agreement shall apply only in respect of Registrable
Securities that are transferred, assigned or conveyed and not in respect of any other securities that the transferee or assignee may hold, and any Registrable
Securities that are transferred, assigned or conveyed may cease to constitute
Registrable Securities following such transfer, assignment or conveyance in accordance with the terms of the Registration Rights Agreement.
E-5

Annex F

Governance Term Sheet

Definitions

∙"Backstop Party Affiliates" means the Backstop Parties and any of their respective

Affiliates (including funds managed or advised by the Backstop Parties).

∙"Backstop Party Contracts" means any Contracts, arrangements, understandings or other transactions between the Company and its Subsidiaries, on the one hand, and any Backstop Party Affiliates, on the other hand, including any issuances of securities of the Company or any of its Subsidiaries to any Backstop Party Affiliates.

∙"Backstop Party Stockholders" means any Backstop Party Affiliates who are stockholders of the Company, from time to time.

∙"Independent Director" means any director who is "independent" with respect to the

Company and with respect to the Backstop Party Affiliates under the objective rules applicable to companies the shares of which are listed on the NYSE.

∙"Public Stockholders" means any stockholder of the Company who are not Backstop

Party Affiliates, from time to time.

∙"Unaffiliated Committee" means a committee of the Board of Directors of the Company (the "Board") comprised of no less than three Independent Directors.

∙"Unaffiliated Committee Approval" means a majority of the votes of the Independent

Directors at a meeting of the Unaffiliated Committee; provided that at least three Independent Directors are present and voting and at least two Independent Directors vote in favor.

∙"Voting Stock" means, collectively, the Series A Preferred Stock and the Common Stock.

Board Structure

∙On the Effective Date the Board shall consist of nine directors: (i) the Chief Executive Officer; (ii) three Independent Directors nominated by the Company; (iii) three Independent Directors, one each nominated by Owl Creek Asset Management, L.P.,

Warlander Asset Management, L.P. and Jefferies LLC (each, an "Initial OWJ Director"); (iv) one Independent Director with relevant industry experience nominated by the Official Committee of Equity Holders and approved by the Company and by the Requisite Backstop Parties; and (v) one director nominated by the Company and approved by the Requisite Backstop Parties, each of whom shall hold his or her office until the expiration of his or her term.

∙Following the Effective Date, each of Owl Creek Asset Management, L.P., Warlander

Asset Management, L.P. and Jefferies LLC (each, an "OWJ Party"), or any other Backstop Party to whom an OWJ Party assigns this right, that, together with its Affiliates, holds 10% or more of the outstanding Voting Stock, shall be entitled to nominate an Independent Director for election to the Board, in each case following the expiration of the term of office of the Initial OWJ Director appointed by such OWJ Party or its assignee, as the case may be.

∙Following the Effective Date, any Backstop Party that, together with its Affiliates, holds 5% or more of the outstanding Voting Stock shall be entitled to appoint an observer to the Board; provided, however, that, solely with respect to any Backstop Party entitled to nominate an Independent Director pursuant to the foregoing paragraph, such Backstop Party shall be entitled to appoint an observer only during the period of time in which such Backstop Party has declined to exercise its nomination right.

∙The Board shall at all times maintain the Unaffiliated Committee (subject to temporary vacancies or resignations).

∙The Board shall at all times maintain a compensation committee and nominating and governance committee that meet the rules applicable to companies the shares of which are listed on the NYSE (whether or not such rules apply to the Company), except that each must include a majority of Independent Directors rather than all Independent Directors if at any time the NYSE rules do not apply to the Company.

∙All organizational documents and corporate governance documentation (including governance guidelines, committee charters, etc.) will be made publicly available through an investor relations page on the Company website.

Specified Restrictions

∙Following the Effective Date, any amendments to Backstop Party Contracts (including changes in pricing or other terms) in effect as of the Effective Date or entry into new

Backstop Party Contracts shall be negotiated and agreed on an arm's length basis and subject to Unaffiliated Committee Approval.

∙The Company shall not enter into any going private transaction (including a squeeze-out) without Unaffiliated Committee Approval and the affirmative vote of a majority of the outstanding voting securities held by Public Stockholders at a meeting of the Company's stockholders.

∙The Company shall not agree to any change of control transaction unless Public Stockholders are entitled to at least the same per share consideration and otherwise receive the same terms and conditions as applicable to the Backstop Party Stockholders (except, for the avoidance of doubt, the Senior Liquidation Preference (as defined in the Restructuring Term Sheet)).

F-2

∙The Company shall comply with the shareholder approval requirements applicable to companies the shares of which are listed on the NYSE (whether or not applicable to the Company), including with respect to employee compensation plans and arrangements.

Other Provisions

∙The Certificate of Incorporation of the Company will not waive the Interested Stockholder provisions of DGCL Section 203.

∙If the Company ceases to be an Exchange Act reporting company, the Company shall furnish the holders of Series A Preferred Stock with reasonably equivalent information, including financial statements.

∙In the event (i) of the new issuance of any equity securities by the Company in which any Backstop Party Affiliate is entitled to purchase or otherwise receive such equity securities, the Public Stockholders shall be entitled to pro rata participation rights in proportion to their respective holdings of Voting Stock, or (ii) of the new issuance of any equity securities by the Company in which any Public Stockholder is entitled to purchase or otherwise receives such equity securities, the Backstop Party Affiliates shall be entitled to pro rata participation rights in proportion to their respective holdings of Voting Stock; provided, however, that the foregoing participation rights shall not apply to (i) any conversion, redemption, or liquidation of, or any dividend in respect of, any shares of Series A Preferred Stock, (ii) issuances of any equity securities in underwritten public offerings, (iii) issuances of equity securities registered on Form S-4, or (iv) issuances of equity securities registered on Form S-8.

∙Pursuant to a separate agreement with each Backstop Party Stockholder, each Backstop Party Stockholder shall at all times (a) vote their capital stock of the Company in a manner that is substantially consistent with, and reasonably necessary to implement, the foregoing, and (b) reasonably cooperate with the Company if it takes any other lawful actions that are reasonably necessary to implement the foregoing provisions of this Annex F.

∙The Company will not, by amending any of its constitutional or other organizational documents or through any transaction or other action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Preferred Stock or otherwise adversely affect the holders thereof, but will in good faith assist in the carrying out of all the terms of the Series A Preferred Stock and take all reasonable actions to protect the rights of the holders thereof against dilution or other impairment, consistent with the tenor and purpose of the terms of the Series A Preferred Stock.

∙The Company shall take all lawful actions that are reasonably necessary to implement the foregoing provisions of this Annex F.

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